As filed with the Securities and Exchange Commission on November 8, 2023.

Registration No. 333-271402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JP Outfitters, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5600	92-1684639
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

JP Outfitters, Inc.
5345 Creek Rd.

Cincinnati, Ohio, 45242

(888) 383-8510

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arnold Cohen
Principal Executive Officer
JP Outfitters, Inc.

5345 Creek Rd

Cincinnati, Ohio, 45242
(888) 383-8510

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony W. Basch, Esq. J. Britton Williston, Esq. Chenxi Lu, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 (804) 771-5700	Gregory Sichenzia, Esq. Darrin Ocasio, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

JP Outfitters, Inc., the registrant whose name appears on the cover of this registration statement, is a Delaware corporation converted from a Delaware limited liability company on December 31, 2022. The financial statements filed herewith for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and December 31, 2021 were retrospectively adjusted to reflect this transaction for the periods presented.

This registration statement contains two prospectuses, as set forth below.

Public Offering Prospectus: A prospectus to be used for the public offering of common stock through the underwriter named on the cover page of this prospectus, which we refer to as the Public Offering Prospectus.

The Resale Prospectus: A prospectus to be used for the potential resale by selling stockholders of shares of our common stock, which we refer to as the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers and back covers;

●	they contain different “Offering” sections in the Prospectus Summary;

●	all references in the Public Offering Prospectus to “this offering” or “this initial public offering” will be changed to “our initial public offering” and/or “the IPO,” defined as the underwritten initial public offering of our common stock, in the Resale Prospectus;

●	all references in the Public Offering Prospectus to “underwriters” will be changed to “underwriters of the IPO” in the Resale Prospectus;

●	they contain different “Use of Proceeds” sections;

●	the “Capitalization” and “Dilution” sections are deleted from the Resale Prospectus;

●	a “Selling Stockholders” section is included in the Resale Prospectus;

●	the section “Shares Eligible For Future Sale—Selling Stockholder Resale Prospectus” from the Public Offering Prospectus is deleted from the Resale Prospectus;

●	the “Underwriting” section from the Public Offering Prospectus is deleted from the Resale Prospectus and a “Plan of Distribution” section is inserted in its place; and

●	the “Legal Matters” section in the Resale Prospectus deletes the reference to counsel for the underwriter.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	November 8, 2023

Up to 2,400,000 Shares of Common Stock

This is the initial public offering of 2,400,000 shares of common stock, $0.0001 par value per share of JP Outfitters, Inc., a Delaware corporation (the “Company”).

We are offering 2,400,000 shares of common stock. Prior to this offering, there has been no public market for our common stock. We currently estimate that the initial public offering price per share of common stock will be $4.00. We intend to list our shares of common stock for trading on the Nasdaq Capital Market, under the symbol “JPO”. Completion of this offering is contingent on the approval of our listing application for trading of our common stock on the Nasdaq Capital Market.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

In addition, we have registered an aggregate of 1,750,000 shares of common stock for resale by certain shareholders, or the Selling Stockholders, by means of a separate prospectus. The Selling Stockholders are not subject to any lock-up or leakage agreements and have the right to sell the shares being registered hereby at any time. We will pay the expenses associated with the sale of the shares of common stock by the Selling Stockholders pursuant to this prospectus. Our registration of the shares of common stock by the Selling Stockholders covered by this prospectus does not mean that the Selling Stockholders will issue, offer or sell, as applicable, any of the shares of common stock. The Selling Stockholders may offer and sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution” in the Resale Prospectus. The Company will not receive any proceeds from the sale of shares of common stock by Selling Stockholders.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock	Total
Public offering price	$4.00	$9,600,000
Underwriting discounts and commissions (8%)(1)	$0.32	$768,000
Proceeds to us, before expenses	$3.68	$8,832,000

(1)	Does not include a non-accountable expense allowance equal to 1% of the public offering price. See “Underwriting” for a description of compensation payable to the underwriter.

We have granted the underwriter a 45-day option to purchase up to 360,000 additional shares of common stock sold in the offering, solely to cover over-allotments, if any. The purchase price to be paid per additional share will be equal to the public offering price per share of common stock, less the underwriting discount.

We will issue to Aegis or its designees warrants to purchase up to a total of 5.0% of the shares of common stock sold in this offering, including the exercise of the over-allotment option, if any. Such warrants and underlying shares of common stock are included in this prospectus.

The underwriter expects to deliver the shares of common stock to purchasers in the offering on or about               , 2023.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is                , 2023

You should rely only on the information contained in this prospectus or in any free writing prospectuses or amendments thereto that we may provide to you in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give to you. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted.

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GENERAL MATTERS

Unless otherwise indicated, all references to “dollars,” “US$,” or “$” in this prospectus are to United States dollars.

This prospectus contains various company names, product names, trade names, trademarks and service marks, all of which are the properties of their respective owners.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes no exercise of the over-allotment option.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Information contained on our websites, including jpeterman.com and territoryahead.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

Through and including                , 2023 all dealers effecting transactions in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter with respect to an unsold allotment or subscription.

For investors outside the United States, neither we nor any of our agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in those industries. Although our management believes such information to be reliable, neither we nor our management have independently verified any of the data from third party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus.

TRADEMARKS

We own or have rights to various trademarks, service marks and/or trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “the Company,” “JP Outfitters,” ‘JPO,” “we,” “us” and “our” in this prospectus refer to JP Outfitters, Inc.

Company Overview

We are a proprietary branded apparel, footwear, and accessory company that designs, sources, markets, and distributes products bearing the trademarks of The J. Peterman Company and The Territory Ahead lifestyle brands. Versus applying the “fast-fashion” approach of many in the apparel industry, our business strategy is to develop and market compelling lifestyle brands and curated timeless products that evoke a strong emotional response from our target consumers, which we believe translates into greater customer loyalty and provides permission for higher price points.

We operate a Direct to Consumer (DTC) model in which we distribute our products directly to our customers via print catalogs (our main marketing tool), web, supplemented with social media and regular email communication. We receive orders through our websites and via telephone through our customer service centers. We have built an integrated scalable operating infrastructure focused on flexible and cost-effective sale and distribution of our products. Within the platform, we have aggregated most aspects of our operations across our brands. Under our “shared-service” concept, the front end remains brand consistent, but the back end is uniform across the brands, thus ensuring newly acquired brands can be integrated into this platform seamlessly. With no physical locations, we require lower inventory levels and capital expenditures compared to traditional brick-and-mortar retailers. Since we have no set “floor plan” and can closely manage inventory levels at our centralized warehouses, we have the flexibility to analyze and react quickly to changing trends and demand by shifting programming time and product mix. Our cost structure is highly variable, which we believe allows us to achieve attractive margins relative to the fixed costs commonly associated with brick-and-mortar retailers.

As of September 29, 2023, our shareholder Santai Global Asset Management Limited (“Santai”) currently owns 88.33% of the voting power of the Company and controls the Company. If we complete the initial public offering of our shares of common stock, excluding any shares issuable upon the exercise of the over-allotment option granted to the underwriter, Santai will have the right to vote approximately % of the outstanding shares of common stock, and will thus still control the Company. Through Santai’s ownership of the Company, it will have the ability to control the outcome of matters submitted to stockholders for approval, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Risk Factors–Because our controlling shareholder will own at least 50% of our voting power following the initial public offering, it will have the ability to control the outcome of matters submitted to shareholders for approval, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions”

Due to Santai’s voting power in the Company, we are considered a “controlled company” as defined under Nasdaq Listing Rules, and we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules; as a result, a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors, and as a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Risk Factor–We are a controlled company as defined under Nasdaq Listing Rules, and we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules; as a result, a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors”.

Our Industry and Market Opportunity

The DTC model we use makes up approximately 14.0% of the total eCommerce sales per estimates and generated approximately $112 billion in 2020, a 45.5% pandemic-fueled growth—during the pandemic, many people spent more money shopping online than ever.1 It is expected that Direct to Consumer eCommerce sales will see a relatively steady growth each year through 2023, reaching approximately $175 billion at that time.2

While the industry and customer trends are ever changing, we believe that the core aspects of a successful DTC lifestyle brand are:

●	Effectively communicating the lifestyle brand message. We consider lifestyle brands to be those brands that have a clearly defined and targeted point of view inspired by an appealing lifestyle or attitude. For one person, a perfect life might be associated with a successful career, being financially independent, and golfing on the weekends, and for another person a perfect life might be a nomadic life living in many countries with minimal working hours and emotional independence. We believe that to be a successful lifestyle brand we need to attempt to know who our audience is and what they might want from their lives, and we try to reflect the image of those lives by creating product options that will appeal to them and meet their needs and desires.

●	Building an engaged community of people. When lifestyle brands successfully build an engaged community of people, the brand can establish a sense of camaraderie that intensifies the feelings, beliefs, and passions of that desired lifestyle cohort. Successful brands focus on ensuring their customers feel connected with the brand. Many emphasize curated customer experience-based events to interact with their customers and solidify the community. Personalized interaction and engagement fuel the experience. As seamless, integrated technology drives the consumer products industry, we believe brands that can understand each customer, connect with them meaningfully, and deliver on their product and service promises will be the ones that convert anonymous visitors into loyal fans. People repeatedly engage and purchases when they are exposed to positive marketing experiences. We believe brands that focus on creating personalized, seamless experiences—where privacy, security, and trust are assumed and assured—will have an easier time standing out against their competitors.

●

Modernizing distribution channel. We believe a digitally-led vertical retail distribution strategy enables a lifestyle brand to own the customer experience, deliver deeper brand engagement and loyalty, and results in a more effectively managed inventory married to stronger margin performance. Vertical retail not only allows lifestyle brands to better understand the customers and react immediately to their needs but also allows us to eliminate the layers of costs and customer disconnect associated with a traditional wholesale model.

1 Insider Intelligence, D2C Marketing Trends Roundup: https://on.emarketer.com/rs/867-SLG-901/images/eMarketer%20D2C%20Marketing%20Trends%20Roundup%20August%202021.pdf

2 Insider Intelligence, D2C Marketing Trends Roundup: https://on.emarketer.com/rs/867-SLG-901/images/eMarketer%20D2C%20Marketing%20Trends%20Roundup%20August%202021.pdf

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Our Approach

Below are the core aspects that we believe our business embodies:

“Not Fast Fashion”—solid, curated, proprietary products with tremendous attention to detail

We believe that regardless of the efforts one spends on marketing and branding, the ability to produce solid, curated and desired products within its customers’ price range is the foundation and polestar of a lifestyle brand. We are opposed to “fast fashion”, which has a business model that relies on trendy “in the moment”, lower priced, and speedy production of low-quality clothing, and which also produces an outsized negative impact on the environment. We build our product offering with the express intent of allowing our customers to invest in a piece knowing that that they can keep and wear it as long as they wish. To achieve this goal, we consider every element of the design, every piece of fabric, and every single button we use, regardless of the lifestyle for which the brand is intended. See “BUSINESS—Our Products” for detailed discussion of our products. Instead of following fashion trends, we protect revenue by focusing on sustainable sales trends and offering potential high selling items selected according to our data analysis tools.

Tailored but careful lifestyle branding

Our branding is achieved by adopting purpose-driven customer and marketing strategies. Our brands have been cultivated to appeal to different customer groups. By recreating and interpreting historical clothing and accessories, The J. Peterman Company brand has helped its customers to “live their lives in an aspirational manner - the way they wish they were.” For those adventurous and maverick spirits, The Territory Ahead brand created “Exceptional Clothing for Life’s Adventures”: simultaneously bold, functional, and rooted in a desire for adventure without compromising quality and craftsmanship.

With our customer acquisition and retention strategy, we have established a loyal and longstanding database of customers. For the years ended December 31, 2022 and 2021, approximately 75% and 60% of our net sales came from repeat customers, respectively, which we define as customers who have made a prior purchase with us in designated periods (for The J. Peterman Company brand, during the period of January 1, 2015 to December 31, 2022; for The Territory Ahead Brand, during the period of April 23, 2020 to December 31, 2022, and for The Guideboat brand (exited), the period of November 13, 2018 to December 31, 2022). See “BUSINESS—Customer Strategy” for detailed discussion of our approach toward customers.

Our products are presented within curated brand-specific seasonal catalogs and on our websites. Catalogs are delivered one to two times per month to customers (based on profile and spending history) who register through our website as prospective customers or have made previous purchases. They are specifically designed to match the brand character. For example, for The J. Peterman Company brand, we publish the “Owner’s Manual” catalog, which often features one item per page represented through an artist painting of these items (as opposed to photographs of models), accompanied by romantic and story-like descriptions. Websites serve as additional “storefronts” for products featured in related print catalogs and provide customers with additional content and product assortments that support and enhance their shopping experience. An important aspect of our branding is that instead of ascribing to aggressive sales tactics, we hope to do just enough to make our products and services accessible to the audience. We do not want the audience to feel pressured to buy, and prefer they feel respected for the convenience offered by our brands in helping them to achieve their lifestyle goals. With that in mind, our management team carefully examines and discusses any new marketing strategy before it is applied. We currently utilize search engine optimization and maintain Instagram and Facebook accounts for The J. Peterman Company brand and The Territory Ahead brand where we post content related to our products. See “BUSINESS—Marketing Strategy” for detailed discussion of our marketing strategies.

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Streamlined and efficient operation and management

Our success heavily depends on the efficiency of our overall operation and management. We enlist a dynamic supply chain and sourcing approach in which we keep numerous alternatives and options available to ensure that no single product is so critical that it cannot be resourced or replaced if cost or availability issue arises. We maintain an integrated infrastructure platform within which we have integrated most aspects of our operations across our brands including sourcing, inventory planning and control, warehousing, ordering, distribution and shipping, website management, finance, printing, photography, database maintenance and optimization, and information systems. This back-end also ensures that as new brands are acquired, they can be seamlessly adopted and participate in the benefits of lower margins, increased capacity, and shared expertise. We are also able to eliminate layers of costs associated with traditional distribution methods by interacting directly with the customer (versus a wholesale model and infrastructure) and not operating any physical stores. Finally, we have an inspired and experienced management team that believes in a flat corporate structure and the empowerment of employees, which nurtures agile decision-making and project management. See “BUSINESS—Operations” for detailed discussion of different components of our operations.

Our Brands and Products

The J. Peterman Company

The J. Peterman brand was founded in 1987 by John Peterman and his partner, Don Staley, with an initial investment of $500, a horseman’s duster, and a one-sixth page advertisement in The New Yorker. From there, it grew into a distinctive lifestyle and apparel company for men and women of curated and uniquely presented products that are displayed in color artist renderings, rather than photographs, along with elaborate, literary descriptions of the offerings. Many of the products are recreations of, or modern interpretations of, historical (vintage) clothing and accessories from the past.

As a brand, J. Peterman embodies wanderlust—the strong desire to travel and explore the world. The clothes we sell, paired with engaging, distinctive and vivid imagery, helps paint a unique backstory for each piece, enabling our customers to travel the world through the comfort of our catalogs. Utilizing catalogs, we have the ability to showcase our products through artist renditions paired with a literary aspect, transporting our customers to journey beyond their everyday lives and share memories and experiences that allow them to live a life they have always dreamed of: an aspirational lifestyle.

The Territory Ahead

Territory Ahead is a men’s leisure lifestyle clothing and accessories brand that provides products that are casual and that appeal to customers who identify themselves as “adventurous”. This is the largest and fastest growing brand in the JPO portfolio. We occupy a space that most do not. We aim to bring something new to the table for men’s fashion and to achieve a balance between high quality and price. We focus on the exploration and excitement of travel through unique patterns and fabric, encouraging our customers to explore new designs and expression. We provide exciting products for those seeking exciting adventures, whether one is conservative, hippie, bold, or cowboy. Comfort and reliability are at the core of everything we produce, but it’s our attention to clever features and details, inside and out of each garment, that sets us apart from the competition. Fast-fashion is not our aim, rather we strive to create limited quantities of pieces that allow our customers to break-free of the confines of modern fashion for a more creative, durable, and expressive clothing that encourages a range of fun, comfortable pieces all in one place.

See “Business—Our Product” for more information regarding the products we offer.

Catalog

Catalogs are our primary marketing tool and a key driver of sales to our digital storefronts. We mail the catalogs to both existing customers and prospective customers who are likely to have a propensity towards our products according to our data analytics tools.

For The J Peterman Company brand, we offer artist renderings of each product (versus photography) married to an intensive romantic narrative prose, in which way we not only present the customers clothing, shoes, and accessories, but also put them in the scene we create. For The Territory Ahead brand, instead of paintings, we often overlay product photography over adventure scenes and architecture utilizing our in-house photography studio.

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We believe catalogs are an integral part of our marketing strategy because:

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Catalogs influence purchase decisions. We believe catalogs have a stronger influence on purchase decisions than websites or TV ads. Direct mailings are proactive and tactile - lingering longer in the home (longer shelf life), enticing the recipient do something with it (i.e., browse when they have free time). Catalogs increase the vitality of a product by enhancing a consumer’s ability to visualize and imagine product usage experiences. Vividness is highly influential in consumer behavior as it can increase consumer involvement and joy in the purchasing process, ultimately influencing preferences and sales. Vividness is especially important for hedonic products and services (vs. utilitarian) that are purchased for fun, enjoyment, and pleasure and contain richer experiential aspects (such as apparels and accessories). We use catalogs to engage customers and spark them to start the buyer’s journey.

●	People engage with catalogs on a deeper level. Due to the tactile nature of print, catalogs can better connect and engage with the customer because it moves people beyond a transaction to an emotional connection. Through timeless stories and images, catalogs take people on a journey or even an adventure. By providing imagery blended with literature that embodies higher-level values and narrating experiences, we evoke the emotions of consumers who can almost live vicariously through the catalogs, which is more likely to inspire an eventual purchase.

●	Catalogs are a launch pad for omni channel purchasing journeys. Catalogs create awareness and inspire consumers to buy through other channels. Our data analytics show that our catalogs are successful in driving customers to our eCommerce sites to optimize purchases. In order to smooth the experience, we have extended our brand identity by using the same tone and imagery through all of our media channels, including online, social media, and catalogs. Catalogs are also a way for us to connect with customers who prefer to do things the “old fashioned way”—locating the product numbers on the catalog and placing orders by making phone calls and speaking to an actual human being. Approximately 15% of our sales are derived via phone orders.

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Catalogs enable attribution and measurable results. Armed with the knowledge of which lead came from where, we can better assess the effectiveness and efficiencies of our catalogs and measure if they are meeting our goals and track to the Return on Investment (ROI) metric requirements. Depending on performance, we will adjust our inventory, copy, visuals, offers, and digital drivers as needed. With definitive mail dates and customer and source codes, catalogs are easy to track. Telephone and online orders can be tracked with codes, so we attribute a sale to a specific catalog.

An Integrated “Plug and Play” Infrastructure Platform

We maintain an integrated scalable operating infrastructure focused on flexible and cost-effective sale and distribution of our products. Within the platform, we have aggregated most aspects of our operations across our brands. Under our “shared-service” concept, the front end remains brand consistent, but the back end is uniform across the brands, thus ensuring newly acquired brands can be integrated into this platform seamlessly.

By integrating our warehousing, inventory, shipping and distribution in one location, we removed the unnecessary transport of goods and reduced maintenance, staffing, and overhead costs. In addition, we operate with fewer managers, each with a great degree of experience and expertise, which drives greater efficiency and quicker action. Tracking is also easier; instead of having to examine multiple warehouse reports we focus on one, minimizing the chance for error. Lastly, we implement new inventory policies in our centralized warehouse without the burdensome communication and coordination required with multiple locations. This optimizes our fulfillment and turnaround time. On average (analyzing our most recent 100,000 orders), we are able to ship an average order within 2.4 days. Average initial fill rate (which we define as shipments made within 5 days of order in all circumstances) over the twelve-month period ended December 31, 2022 was 91% compared to 87% for the twelve-month period ended December 31, 2021. Quarterly initial fill rates were 88%, 96%, 93% and 89% for the three-month periods ended March 31, 2022, June 31, 2022, September 30, 2022, and December 31, 2022, respectively, compared to initial fill rates of 84%, 91%, 80% and 91% for the three-month periods ended March 31, 2021, June 31, 2021, September 30, 2021, and December 31, 2021, respectively. These year over year improving trends reflected our ability to meet customer demand and the overall effectiveness of our eCommerce operations. We will continuously look to improve our warehouse fulfillment operations, including periodic assessments of external third party solutions, in order to deliver efficient and cost-effective fulfillment services.

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By integrating our sourcing and ordering across brands, we optimize the factory and fabric relationships associated with increased volume. For example, our knit vendor requires a Minimum Order Quantity, or MOQ, of 1,200 per item and 600 per color. Previously, we would have needed to “overbuy” for The J. Peterman Company Brand to meet the MOQ and be restricted to buying two (2) colors to reach the 600 per color MOQ. Leveraging the product needs for The Territory Ahead brand, we are able to combine styles across both brands (“A List T” for Territory Ahead and the “Vintage T” for J Peterman) and as a result expand the J Peterman offering to at least four (4) colors. In the future, with larger combined buy quantities adding efficiencies for the factories, we are likely to negotiate more favorable prices and other purchase terms.

Any newly acquired brand will be “plugged” into the integrated platform and participate in all the benefits of “shared services expertise” including our customer database which will result in eliminating duplicated operations and related expenses and translate into a more cost efficient operation and savings.

Direct to Consumer Model

Under our DTC model, we distribute 100% vertically (versus wholesale) with no physical stores. All of our sales and orders are driven by eCommerce and catalogs. In 2022 and 2021, approximately 85% and 70% of the orders were placed directly through the website and 15% and 30% were placed through phone calls and other methods, respectively. We believe the below advantages of our model help us increase competitiveness and profitability:

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Better understanding of the customers and control of the process. We gain deep insight into what our customers want, from design and development to purchase, by dealing directly with the customers. More information is available to us when real-time information is not filtered by third parties such as resellers (in wholesale channel of distribution). As a result, we are able to offer a distinct experience—personalized to an individual shopper’s needs, effectively showcasing our brand values, and offering consistent quality. By being in complete control of the distribution process, we can adapt quickly to changes instead of waiting for the third-party service providers to take action so that we can achieve the most efficient result. For example, by working with the customers directly, we were able to effectively collect data and analyze our customer shopping preferences resulting in us quickly revamping our sizing, expanding our product offering, and eliminating low-selling items.

●

Efficient cost structure and higher gross margin. By distributing vertically, we are able to eliminate the layers of costs associated with the traditional wholesaler model. By focusing on a DTC model with no retail stores, all our inventory is in one location driving efficiency in purchasing, transportation costs, and inventory management (eliminating markdowns and costs associated with stranded inventory sitting in physical stores). As a catalog and digital only business, we do not have the fixed operating costs associated with rent and supporting sales and operations staff. Our cost structure allows us to deliver better products and a better experience to customers at a cost structure many omni channel competitors have difficulty matching.

●	Agility in advertising, marketing, and price adjustment. Instead of arranging seasonal displays at physical locations (which includes buying a presentation quantity of inventory to support display fixtures in stores) or coordinating and participating in specific promotions with department stores, we create tailored brand-specific strategies and apply those more cost-effectively in our catalogs, social media posts, organic search engine traffic, and targeted emails, which we can adjust at any time without delays. For example, a photo in a future catalog or image on the website can be easily altered or adjusted to influence selling in case we are beating or missing our sale plan at a color level. Price adjustments are also simpler and more cost effective. We can simply enter price changes into our systems or print them in the catalogs. A physical store needs to create and distribute signage that carries multiple costs (payroll, printing, and shipping of signage, re-ticketing, etc.), which also causes a delay in reaction time to business trends.

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Growth Strategy

Acquisition of New Brands

The major tenet in our business model is the roll-up strategy; in other words, growth by acquisition of orphan brands with their established customer base and integrating them into our operating platform. Similar to our existing brands, we hope to acquire brands with gross margins of approximately 46% - 48% or above. Utilizing our existing overheads in management and operations, we expect that these brands will bring significant profit contribution after incurring direct marketing costs in catalogs and eCommerce.

Our vision involves leveraging an existing operating platform for efficiency, sharing a database to drive additional revenue, and optimizing factory and fabric relationships with increased volume, all culminating in driving more profits. Under our “shared services” system, the front-end (customer facing touchpoints and products) always remains brand consistent with the back-end uniform across all brands. With regard to brand selection, we primarily target brands with excellent overall concept and brand image, but that require systematic leadership restructuring. We are excited about the idea of giving new life to these brands, reinventing their structure, and setting achievable goals for steady, long-term success. As we continue to acquire new brands, we expect we will be able to grow and expand the volume of our company, promote our belief in lifestyle brands at a broader scale, and take advantage of our existing scalable operating platform.

Warehouse automation

We plan to adopt an automation system in our warehouse provided we have received adequate funding from this offering. The estimated cost is approximately $400,000 to $500,000. Automation is the process of using technology, such as hand held-scanners, to make processes more efficient with minimal assistance from human workers. Warehouse automation can be performed by using bar codes and hand-held scanners to assist human workers in picking, placing, and sorting objects; these tools are critical to order fulfillment in eCommerce. They often operate more accurately and consistently than human operators, making them less prone to errors and accidents. Adopting an automation system will reduce the numbers of workers needed for the picking process. We are taking this action to ensure we can operate under any challenging employment conditions, have the ability to expand our business (e.g., acquire new brands) without adding to our overhead, and reduce human error and control costs. If implemented, the automation system will integrate into our current eCommerce platforms.

Segmenting Catalogs and Email Lists

We manage and aggregate our own databases across all brands, which allows us to segment customers by type and purchasing behavior. Identifying niches and verticals helps target only high-quality leads so that we get the right catalogs and emails to the right people. For example, we may showcase a distinct group of products to a target audience (e.g., women who buy dresses)—which ultimately leads to more efficient marketing expense, stronger predictive purchasing and increased ROI. Segmenting also helps offset catalog production costs as catalogs will be delivered to customers who have shown interest in a particular product category or buying through the catalog. Utilizing this approach we can anticipate a customer’s needs, drive brand loyalty and send fewer catalogs to those with lower purchase intent and more to those with greater intent.

Pop-ups

We seek to expand our audience, build brand awareness through thoughtfully planned pop-up events where the press and the public can see our products and experience brand ethos in an enriched environment. A physical space gives us the opportunity for customers to see, feel, and experience our brands. We can use our pop-up shop to provide a unique, immersive environment. We plan to deploy interactive displays or other unexpected physical elements that add a unique factor. Core fields of interest that align with our brands can be used as themes of the events include but are not limited to vintage aesthetics, travel, creative literature, art, and graphic design.

Risk Factors Summary

Investing in our common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as more fully described in the section titled “Risk Factors” included elsewhere in this prospectus. You should carefully consider these risks before making an investment. These risks include, but are not limited to, the following:

●	Natural disasters or other unexpected events may adversely affect our operations, particularly our merchandise supply chain and shipping efforts.
●	The COVID-19 pandemic has had, and may continue to have, a material adverse impact on our business.
●	Our business and financial condition are heavily influenced by general economic and market conditions which are outside of our control.
●	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenue and profitability.

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●	Any inability on our part to properly manage the competitive challenges in our industry and effectively adapt to the evolving consumer shopping behavioral trends may result in lost sales, increased costs, and/or adverse impacts to our results of operations, reputation, and credibility.
●	One factor in our success is the strength of our brands; if we are unable to maintain and enhance the value and reputation of our brand and/or counter any negative publicity, we may be unable to sell our products, which would harm our business and could materially adversely affect our financial condition and results of operations.
●	Our ability to adapt appropriately to consumer preference and to introduce new products in light of shifts in consumer shopping behavior subjects us to risks that could adversely affect our financial results and operations.
●	If we fail to attract new customers, retain existing customers, or maintain or increase sales to customers, our business, financial condition, results of operations, and growth prospects will be harmed.
●	We utilize a range of marketing, advertising, and other initiatives to increase existing customers’ spend and to acquire new customers; if the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to profitably grow the business.
●	Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.
●	Our financial results may be adversely affected if substantial investments in businesses and operations fail to produce expected returns.
●	We may require additional capital to support business growth, and this capital might be unavailable or might be available only by diluting existing stockholders.
●	The acquisition of new businesses and the divestiture or discontinuation of businesses and product lines have certain inherent risks, including, for example, strains on our management team, unexpected costs, and other charges resulting from the transaction.
●	If we expand our marketing initiatives and acquire new brands, we may be unable to effectively manage our growth and the increased complexity of our business and, as a result, our brand, business, and financial performance may suffer.
●	We have incurred significant net losses since inception and anticipate that we will continue to incur losses for the foreseeable future.
●	We have a limited operating history, which makes it difficult to predict our future results of operations, particularly in newer geographies.
●	Our future success is substantially dependent on the continued service of our senior management and key personnel, and our ability to attract and retain talent.
●	Certain of our key operating metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in such metrics or the underlying data may cause a loss of investor confidence in such metrics, and the market price of our common stock may decline.
●	Merchandise returns could harm our business.
●	Our business is affected by seasonality.
●	We may not be able to raise capital as needed to develop our products or maintain our operations.
●	Our reliance on suppliers and manufacturers to provide materials for and to produce our products could cause problems in our supply chain.
●	Failure of our suppliers or manufacturers to consistently provide high-quality materials and products could adversely affect our brand and reputation and cause our business and results of operations to suffer.
●	The fluctuating cost of raw materials could increase our cost of revenue and cause our results of operations and financial condition to suffer.
●	The operations of our suppliers, most of which are located outside of the United States, are subject to additional risks that are beyond our control and that could harm our business, financial condition, and results of operations.
●	Shipping and delivery are critical parts of our business and any changes in, or disruptions to, our shipping and delivery arrangements could adversely affect our business, financial condition, and results of operations.

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●	If we do not successfully optimize, operate, and manage our distribution and logistics, our business, financial condition, and results of operations could be harmed.
●	Our failure or inability to protect or enforce our intellectual property rights could diminish the value of our brand and weaken our competitive position.
●	Our trademarks and other proprietary rights could potentially conflict with the rights of others, and we may be prevented from selling some of our products.
●	Any material disruption of our information technology systems or unexpected network interruption could disrupt our business and reduce our sales.
●	If the technology-based systems that give our customers the ability to shop with us online do not function effectively, our results of operations, as well as our ability to grow our eCommerce business globally, could be materially adversely affected.
●	We are subject to risks related to online payment methods.
●	We must continue to expand and scale our information technology systems, and our failure to do so could adversely affect our business, financial condition, and results of operations.
●	If sensitive information about our customers is disclosed, or if we or our third-party providers are subject to real or perceived cyberattacks or misuse, our customers may curtail use of our website, we may be exposed to liability, and our reputation could suffer.
●	Failure to comply with federal, state, or foreign laws and regulations or our contractual obligations or industry requirements relating to privacy, data protection, and customer protection, or the expansion of current or the enactment of new laws and regulations relating to the foregoing, could adversely affect our business and our financial condition.
●	Uses of social media, emails, push notifications, and text messages that do not comply with applicable laws and regulations, lead to the loss or infringement of intellectual property, or result in unintended disclosure may harm our reputation or subject us to fines or other penalties.
●	No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.
●	The offering price for the shares of common stock may not be indicative of their fair market value.
●	Our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.
●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
●	As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.
●	Future sales of our common stock in the public market could cause the market price of our common stock to decline.
●	Our stock price may be volatile, and the value of our common stock may decline.
●	If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.
●	Our executive officers, directors, and principal stockholders, if they choose to act together, have the ability and will continue to have the ability to control or significantly influence all matters submitted to stockholders for approval.
●	Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.
●	We do not intend to pay dividends on our common stock for the foreseeable future.
●	Our Certificate of Incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.
●	Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.
●	You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

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●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
●	Government regulation of the internet and eCommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition, and results of operations.
●	We may face exposure to foreign currency exchange rate fluctuations.
●	Existing and potential tariffs imposed by the United States or other governments or a global trade war could increase the cost of our products, which could have an adverse effect on our business, financial condition, and results of operations; new trade restrictions could prevent us from importing or selling our products profitably.
●	Our ability to source and distribute our merchandise profitably or at all could be harmed if new trade restrictions are imposed or existing trade restrictions become more burdensome.
●	Changes in tax laws may impact our future financial position and results of operation.
●	Our international sourcing may subject us to greater-than-anticipated tax liabilities.
●	We could be required to collect additional sales taxes that may increase the costs our customers would have to pay for our products and adversely affect our results of operations.
●	Our ability to use our net operating loss carryforwards may be limited.

Intellectual Property

We rely on a combination of trademarks, domain names, and license agreements to establish and protect our proprietary rights. We own the intellectual property of The Territory Ahead brand and possess licenses with regard to The J. Peterman Company. Under The J. Peterman Company license agreement, we pay royalty payments to the licensor in exchange for the license to use The J. Peterman Company brand within North America, Central America, South America, the Caribbean and worldwide online. The license has an initial term of 20 years with automatic renewal for successive 10-year periods. With regard to the Guideboat brand, the license expired in December 2022 and was not renewed thereafter. Per the Guideboat license agreement, we had an additional 90 days to sell off our inventory after the expiration of license, and if needed, the 90 days could also be extended. As of March 31, 2023, we have completed our exit from the Guideboat brand. See Business—Growth Strategy—“Discontinuance of underperforming segment”.

Corporate information

Our principal executive offices are located at 5345 Creek Rd Cincinnati, Ohio, 45242. Our telephone number is (888) 383-8510. Our U.S. website addresses are jpeterman.com and territoryahead.com. Information contained on, or that can be accessed through, our websites is not incorporated by reference in this prospectus, and you should not consider information on our websites to be part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. An emerging growth company may take advantage of certain exemptions from various public company reporting requirements. These provisions include, but are not limited to:

●	not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and
●	exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock in this offering. However, if certain events occur prior to the end of such five-year period, including if (1) we become a “large accelerated filer” with at least $700 million of equity securities held by non-affiliates, (2) our annual gross revenue exceeds $1.235 billion, or (3) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

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THE OFFERING

Common shares offered by us:	2,400,000 shares of common stock.

Assumed public offering price	$4.00 per share of common stock.

Over-allotment option(1)	We have granted the underwriters a 45-day option to purchase up to 360,000 additional shares of common stock, representing 15% of the shares sold in the offering. The purchase price to be paid per additional share will be equal to the public offering price per share of common stock.

Common stock outstanding before the offering(2)	15,000,000 shares of common stock.

Common stock to be outstanding after the offering(3)	17,400,000 shares of common stock. If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 17,760,000.

Use of proceeds	We intend to use the net proceeds of this offering for repayment of outstanding debt, as cash collateral to help secure traditional bank credit facilities at a lower cost, to support strategic acquisitions, and for general working capital. See “Use of Proceeds.”

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14 before deciding to invest in our securities.

Proposed Nasdaq trading symbol	We intend to list our common stock on the Nasdaq Capital Market under the symbol “JPO”. This offering will not be consummated until we have received Nasdaq Capital Market approval of our application.

Lock-ups	Our directors and executive officers and holders of 10% or more of our outstanding common stock, will agree with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. The Company will agree not to issue any shares of common stock or securities convertible into common stock, subject to certain exceptions, for a period of 18 months after the date of this prospectus without the consent of the underwriter. See “Underwriting.”

Underwriter’s Warrants	The Company has agreed to issue to Aegis or its designees warrants to purchase up to a total of 5.0% of the shares of common stock sold in this offering, including the exercise of the over-allotment option, if any. Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $5.00 per share (125% of the public offering price per share of Common Stock) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110.

(1)	Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriter of its option to purchase up to 360,000 additional shares of common stock to cover over-allotments, if any.

(2)	Based on shares of common stock outstanding on November 8, 2023 and excludes 120,000 shares (or 138,000 shares if the Underwriter exercise its over-allotment in full) underlying the warrants we will issue to the Underwriter under this offering.

(3)	Based on assumed public offering price of $4.00 per share of common stock (the price listed on the cover page of this prospectus).

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Emerging Growth Company under the JOBS Act

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2028 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

In the tables below, we provide you with our summary consolidated financial data for the periods indicated. We have derived the following summary of our consolidated statement of operations data for the years ended December 31, 2022 and 2021, and the balance sheet data as of December 31, 2022, from our audited consolidated financial statements appearing elsewhere in this prospectus, as well as our interim unaudited condensed consolidated statement of operations data for the six months ended June 30, 2023 and 2022, and the balance sheet data as of June 30, 2023. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Balance Sheet Data

	June 30,	December 31,
	2023	2022	2021
Assets	(Unaudited)	(Audited)	(Audited)
Total current assets	$5,219,980	$6,596,238	$7,429,848
Total Other non-current assets	$7,467,344	$7,742,512	$6,909,223
Total Assets	$12,687,324	$14,338,750	$14,339,071

Liabilities and Stockholder’s deficit
Total Liabilities	$13,376,298	$21,139,891	$28,015,850
Total Stockholder’s deficit	$(688,974)	$(6,801,141)	$(13,676,779)
Total Liabilities and Stockholder’s deficit	$12,687,324	$14,338,750	$14,339,071

Statements of Operations Data

	June 30,		December 31,
	2023	2022	2022	2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net Revenue	$11,373,084	$12,493,561	$26,137,340	$28,696,713
Gross Profit	$5,711,354	$7,144,674	$12,727,337	$13,281,647
Total operating expenses	$13,192,116	$9,251,888	$17,841,694	$17,433,160
Loss from operations	$(7,480,762)	$(2,107,214)	$(5,114,357)	$(4,151,513)
Net loss	$(7,732,833)	$(2,310,234)	$(5,674,362)	$(3,647,013)

Unaudited Pro Forma Income Tax Computation for Assumed Conversion to a Corporation
Pro forma historical net loss (1)	$(7,732,833)	$(2,310,234)	$(5,674,362)	$(3,647,013)
Pro forma net loss per share of common stock
Basic and diluted	$(0.52)	$(0.15)	$(0.38)	$(0.24)
Shares used in computing pro forma net loss per share (1)(2)	15,000,000	15,000,000	15,000,000	15,000,000

(1) Unaudited pro forma basic and diluted net loss per share is computed by dividing net loss for each period by the shares of common stock issued following our conversion from a limited liability company to a corporation on December 31, 2022. Such shares are assumed to be outstanding for all periods presented. There will be no potentially dilutive securities. There is no other impact to the financial statements as a result of reorganizing from a limited liability company to a corporation, because we have experienced net loss for the periods presented with no income taxes incurred.

(2) In conjunction with the conversion from a limited liability company to a corporation on December 31, 2022, 15,000,000 shares of common stock were issued to Santai Global Asset Management Limited. Prior to this offering, Santai holds approximately 88.33% of our shares of common stock.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before making a decision to invest in our securities. Our business, financial condition, results of operations, and prospects could be adversely affected by these risks. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business, Brand, Products and Industry

Natural disasters or other unexpected events may adversely affect our operations, particularly our merchandise supply chain and shipping efforts.

Natural disasters, such as earthquakes, hurricanes, tornadoes, floods and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics; political crises, such as terrorist attacks, war and other political instability; or other catastrophic events, whether occurring in Israel or internationally, could disrupt our operations in any of our offices and fulfillment centers or the operations of one or more of our third-party providers or vendors. In particular, these types of events could impact our merchandise supply chain, including our ability to ship merchandise to customers from or to the impacted region, and could impact our ability or the ability of third parties to operate our sites and ship merchandise. In addition, these types of events could negatively impact consumer spending in the impacted regions. To the extent that any of these events occur, our business and operating results could be adversely affected.

The COVID-19 pandemic has had, and may continue to have, a material adverse impact on our business.

The COVID-19 pandemic and the travel restrictions, quarantines, and other related public health measures and actions taken by governments and the private sector have adversely affected global economies, financial markets, and the overall environment for our business, and the extent to which it may continue to impact our results of operations and overall financial performance remains uncertain. The global macroeconomic effects of the pandemic may persist indefinitely, even after the pandemic has subsided.

The pandemic created significant disruptions of our business. From March 2020 to March 2021, we closed the majority of our corporate offices and other facilities, including our corporate headquarters in Blue Ash, Ohio. The closure affected productivity and caused other disruptions to our business. We reopened our corporate offices and facilities in April 2021 and implemented a work-from-home/hybrid policy for many of our corporate employees. We are continuing to evaluate and update our work-from-home/hybrid policies in light of our concern for the health and safety of our team members and the recommendations of government and health authorities. Our decision to continuously support our employees has created and may continue to create significant strains on our operating margins.

COVID-19 and related governmental reactions have had and may continue to have a negative impact on our financial condition, business, and results of operations due to the occurrence of some or all of the following events or circumstances, among others:

●	our and our third-party suppliers’, contract manufacturers’, logistics providers’, and other business partners’ inability to operate worksites at full capacity or at all, including manufacturing facilities and shipping and fulfillment centers, whether due to employee illness, reluctance to appear at work, or “stay-at-home” regulations;

●	our inability to meet consumer demand and delays in the delivery of our products to our customers, resulting in reputational harm and damaged customer relationships;

●	inventory shortages caused by a combination of increased demand that has been difficult to accurately predict, longer lead-times, and material shortages in the manufacturing of our products due to work restrictions related to COVID-19, shut-down or disruption of international suppliers, import/export conditions such as port congestion, and local government orders;

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●	interruptions in manufacturing (including the sourcing of key materials) and shipment and delivery of our products (including interruptions due to material delays with the U.S. Postal Service, FedEx, UPS, and other shipping and delivery providers);

●	inconsistencies with shipping and delivery providers as they continue struggling to balance their deliveries, resulting in less predictable in-home dates and unforeseen delays;

●	our inability to manage our business due to employee illness;

●	limitations preventing our executives and other key personnel from traveling for business purposes;

●	disruptions of third-party suppliers’ operations which could impact our ability to purchase materials at favorable prices and in sufficient amounts;

●	increases in administrative and compliance costs resulting from dynamic and rapidly changing governmental rules, regulations, and guidance regarding workplace health and safety;

●	longer wait times and delayed responses to customer support inquiries and requests;

●	increased rates of order cancellation post-purchase as a result of longer delivery lead times and delivery rescheduling;

●	decreased revenue and increased return rates due to a decrease in consumer discretionary spending;

●	our commitment to our employees, which led us to continue employing and paying salaries and providing benefits to our employees during the COVID-19 pandemic;

●	increases in shipping, logistics, freight, labor, and/or storage costs;

●	increases in postage expenses for catalogs; and

●	significant increases to employee health care and benefits costs.

The scope and duration of the pandemic—including resurgences across the United States and globally; the pace at which government restrictions are lifted; the pace, availability, and effectiveness of vaccinations across the United States and globally and whether additional actions may be taken to contain the virus; the impact on our customers and suppliers; and the speed and extent to which markets fully recover from the disruptions caused by the pandemic, and the impact of these factors on our business—will depend on future developments that are highly uncertain and cannot be predicted with confidence.

It is possible that changes in economic conditions and steps taken by the federal government and the Federal Reserve in response to the COVID-19 pandemic could lead to higher inflation than anticipated. Inflation leads to an increase in our cost of revenue (mainly related to supply chain costs) and other operating expenses, which effect we have already taken measures to mitigate. However, we anticipate that the effect of inflationary pressures will also predominantly result in the need to discount our products more aggressively via promotions to respond to competitors’ activity and overall consumer pull-back on discretionary purchases in an inflationary environment. In addition, to the extent COVID-19 adversely affects our operations and global economic conditions more generally, it may also have the effect of heightening many of the other risks described herein.

While we believe that the long-term fundamentals of our business are largely unchanged and anticipate that our results of operations in future years will begin to reflect a more normal operating environment, the current economic and public health climate has created a high degree of uncertainty. As such, we continue to closely monitor this global health crisis and will continue to reassess our strategy and operational structure on a regular, ongoing basis as the situation evolves. See “Management’s Discussion and Analysis of Financial Position and Results of Operations” for more details on the potential impact of the COVID-19 pandemic and associated economic disruptions, and the actual operational and financial impacts that we have experienced to date.

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Our business and financial condition are heavily influenced by general economic and market conditions which are outside of our control.

We are a consumer products company and are highly dependent on consumer discretionary spending. The demand for apparel products changes as regional, domestic and international economic conditions change and may be significantly impacted by trends in consumer confidence and discretionary consumer spending patterns. These trends may be influenced by employment levels; recessions; increases in inflation and interest rates; fuel and energy costs; tax rates; personal debt levels; savings rates; stock market and housing market volatility; shifting social ideology; and general uncertainty about the future. The factors impacting consumer confidence and discretionary consumer spending patterns are outside of our control and difficult to predict, and, often, the apparel industry experiences longer periods of recession and greater declines than the general economy. Any decline in consumer confidence or change in discretionary consumer spending patterns could reduce our sales; increase our inventory levels; result in more promotional activities and/or lower our gross margins; any or all of which may adversely affect our business and financial condition.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenue and profitability.

The apparel market and the Direct to Consumer division are highly competitive and continue to evolve rapidly with the expanding application of technology to fashion retail. The application of technology to fashion retail, including mobile devices and the internet, provides consumers increased access to multiple responsive distribution platforms and an unprecedented ability to communicate directly with brands and retailers. As a result, consumers have more information and greater control over information they receive as well as broader, faster, and cheaper access to goods than ever before. This increased consumer access is revolutionizing the way that consumers shop for fashion and other goods, which continues to be evidenced by store closures for certain department stores and mall-based retailers, decreased consumer retail traffic, a more promotional retail environment, expansion of off-price and discount retailers, and a shift from bricks and mortar to internet purchasing.

The apparel industry is also cyclical and very dependent upon the overall level and focus of discretionary consumer spending, which changes as consumer preferences and regional, domestic, and international economic conditions change. In 2020 and 2021, the United States economy, as well as the retail apparel industry and our own business operations, began encountering various challenges including labor shortages, supply chain disruptions, and product and operating cost increases. These obstacles have continued to impact the retail apparel industry and our business into 2022 and 2023.

With shoppers feeling more comfortable returning to stores, our brands will likely face heightened competition, and there is a risk that we will lose relevance with the customers we have acquired during COVID. Some of the legacy consumer mega-brands have also caught up, launching their own DTC lines and leveraging their stronger partnership with retail stores. Other issues relevant to maintaining profitable DTC brands manifest as more expensive social media ads, higher customer acquisition cost, and difficulty in finding funds, which could substantially harm our margin and continuous growth.1

There is an abundant and rapidly growing number of domestic and foreign apparel designers, manufacturers, distributors, importers, licensors and retailers. Many of our competitors have significant competitive advantages, including longer operating histories; larger and broader customer bases; more established relationships with a broader set of suppliers; greater brand recognition; and greater financial, research and development, marketing, distribution, and other resources than we do. Competition may result in pricing pressures; reduced profit margins; lost market share; or a failure to grow or maintain our market share, any of which could substantially harm our business and results of operations.

1 Harvard Business Review, Reinventing the Direct-to-Consumer Business Model: https://hbr.org/2020/03/reinventing-the-direct-to-consumer-business-model

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Any inability on our part to properly manage the competitive challenges in our industry and effectively adapt to the evolving consumer shopping behavioral trends may result in lost sales, increased costs, and/or adverse impacts to our results of operations, reputation, and credibility.

●	The apparel market is evolving very rapidly. Even though we are not traditional brick-and-mortar retailers and the continued decline in department store retail traffic therefore did not have a material impact on us, we still experience the below competitive challenges: greater transparency for consumers in product pricing and competitive offerings from competing brands as a result of technological advances;

●	the entry of large eCommerce retailers and others with significant financial resources and enhanced distribution capabilities into the fashion retail space;

●	increased investment in technology and multi-channel distribution strategies by large, traditional brick-and-mortar and big box retailers;

●	ongoing success in off-price and fast fashion channels of distribution, in particular those who offer brand label products at clearance;

●	increased emphasis by consumers on purchasing products that incorporate sustainable materials and practices in the supply chain; and

●	increased promotional activities, both online and in-store, by department stores and traditional fashion retailers seeking to remain competitive, and in some cases viable, in the current retail environment.

Any inability on our part to properly manage the competitive challenges in our industry and effectively adapt to the evolving consumer shopping behavioral trends may result in lost sales, increased costs, and/or adverse impacts to our results of operations, reputation and credibility.

One factor in our success is the strength of our brands; if we are unable to maintain and enhance the value and reputation of our brand and/or counter any negative publicity, we may be unable to sell our products, which would harm our business and could materially adversely affect our financial condition and results of operations.

Our brands are integral to our business strategy and our ability to attract and engage customers. As a result, our success depends on our ability to maintain and enhance the value and reputation of our brands. Maintaining, promoting, and positioning our brand will depend largely on the success of our design and marketing efforts, including advertising and consumer campaigns, as well as product innovation and quality and our “Not Fast Fashion” approach. Our commitment to product innovation and quality, our “Not Fast Fashion” approach, and our continuing investment in design (including materials) and marketing efforts may not have the desired impact on our brand image and reputation.

As one of our marketing strategies, we rely on social media to have a positive impact on both our brand value and reputation. Our brands also depend on our ability to maintain a positive consumer perception of our corporate integrity, culture, mission, vision, and values, including our commitment to a “Not Fast Fashion” approach. Any actions and any public statements or social media posts about our brands or our products by our customers; consumers who have not yet bought our products; our current or former employees; and celebrities or other public figures, whether authorized or not, that are contrary to our values may negatively affect consumer perception of our brands. Any incidents involving our company, our suppliers or manufacturers, or the products we sell could erode the trust and confidence of our customers and damage the strength of our brand, especially if such incidents result in adverse publicity, governmental investigations, product recalls, or litigation.

Our brand and reputation could be adversely affected by any number of factors or events, including our public image being tarnished by negative publicity due to our actions, the actions of persons associated with us, the actions of persons formerly associated with us (including employees, celebrities, or others who speak publicly or post on social media about our brand or our products, whether authorized or not); failure to deliver innovative and high quality products; or facing or mishandling a product recall. Our brand and reputation could also be negatively impacted by adverse publicity, whether or not valid, regarding allegations that we, or persons associated with us or formerly associated with us, have violated applicable laws or regulations, including but not limited to those related to product labeling and safety, marketing, employment, discrimination, harassment, whistle-blowing, privacy, corporate citizenship, improper business practices, or cybersecurity.

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Negative publicity regarding our suppliers or manufacturers could adversely affect our reputation and sales and could force us to identify and engage alternative suppliers or manufacturers. Additionally, while we devote considerable effort and resources to protecting our intellectual property, if these efforts are not successful, the value of our brand may be harmed. Any harm to our brand and reputation could adversely affect our ability to attract and engage customers and could have a material adverse effect on our business, financial condition, and results of operations.

In addition, the importance of our brands may increase if we experience increased competition, which could require additional expenditures on our brand promotion activities. Maintaining and enhancing our brand image may also require us to make additional investments in areas such as merchandising, marketing, and online operations. These investments may be substantial and may not ultimately be successful.

Our ability to adapt appropriately to consumer preference and to introduce new products in light of shifts in consumer shopping behavior subjects us to risks that could adversely affect our financial results and operations.

Our success depends to a large degree on our ability to maintain our brand identity and sustainable growth theory but at the same time adapt appropriately to changes and trends in consumer preference, including the manner in which retail, especially Direct to Consumer, or DTC, consumers seek to transact business and access products, and presenting appealing products for consumers. There can be no assurance that the demand for our products will not decline or that we will be able to successfully evaluate and adapt our products to align with consumer preferences and changes in consumer demographics. Any failure on our part to develop and market appealing products could harm the reputation and desirability of our brands and products and/or result in weakened financial performance.

Although we carry certain of our products from season to season, the apparel industry is subject to shifting consumer demands, and our success partially depends on our ability to appropriately anticipate, gauge, and react to changing consumer preferences in a timely manner. If we are unable to introduce new products in a timely manner, or our new products are not accepted by our customers, our competitors may introduce similar products in a more timely fashion. All of our products are subject to changing consumer preferences regarding apparel that cannot be predicted with certainty. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of styles; our future success depends in part on our ability to anticipate and respond to these changes. For example, during the COVID-19 pandemic, there was a shift of consumer preferences to more casual and informal apparel as greater numbers of consumers have shifted to working remotely from home. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences, we could experience lower sales, excess inventories, or lower profit margins, any of which could have an adverse effect on our results of operations and overall financial condition.

If we fail to attract new customers, retain existing customers, or maintain or increase sales to customers, our business, financial condition, results of operations, and growth prospects will be harmed.

Our success depends in large part upon widespread adoption of our products by our customers. In order to attract new customers and continue to expand our customer base, we must appeal to and attract customers who identify with our products. If the number of people who are willing to purchase our products does not continue to increase, if we fail to deliver a high quality shopping experience, or if our current or potential future customers are not convinced that our products are superior to alternatives, then our ability to retain existing customers, acquire new customers, and grow our business may be harmed. We have made significant investments in enhancing our brand and attracting new customers, and we expect to continue to make significant investments to promote our products. Such campaigns can be expensive and may not result in new customers or increased sales of our products. Further, as our brands become more widely known, we may not attract new customers or increase our net revenue at the same rates as we have in the past. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers, our net revenue may decrease, and our business, financial condition, and results of operations may be materially adversely affected.

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In addition, our future success depends in part on our ability to increase sales to our existing customers over time, as a significant portion of our net revenue is generated from sales to existing customers, particularly existing customers who are highly engaged and make frequent and/or large purchases of the products we offer. If existing customers no longer find our products appealing, are not satisfied with our customer service, or if we are unable to appropriately adapt our products to meet current trends and customer demands, our existing customers may not make purchases or may make fewer or smaller purchases in the future.

If we are unable to continue to attract new customers or our existing customers decrease their spending on the products we offer or fail to make repeat purchases of our products, our business, financial condition, results of operations, and growth prospects will be harmed.

We utilize a range of marketing, advertising, and other initiatives to increase existing customers’ spend and to acquire new customers; if the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to profitably grow the business.

We create differentiated brand marketing content and utilize performance marketing to drive customers from awareness to consideration to conversion, and promoting awareness of our brand and products is important to our ability to grow our business, drive customer engagement, and attract new customers. Our marketing strategy includes brand marketing campaigns across platforms, including email, digital, display, site, direct-mail, and social media, as well as performance marketing efforts, including retargeting, paid search and product listing advertisements, paid social media advertisements, search engine optimization, and personalized emails. In addition, our marketing strategy is global in scale, reaching consumers in many foreign countries including Canada, Britain, and Japan.

If our marketing efforts and messaging are not appropriately tailored to and accepted by our target customers, we may fail to attract customers, and our brand and reputation may be harmed. In addition, our marketing initiatives may become increasingly expensive as competition increases, and generating a meaningful return on those initiatives may be difficult. Our future growth and profitability and the success of our brand will depend in part upon the effectiveness and efficiency of these marketing efforts.

We receive a significant number of visits to our digital platform via social media or other channels used by our existing and prospective customers. As e-Commerce and social media continue to rapidly evolve, we must continue to establish relationships with these channels and may be unable to develop or maintain these relationships on acceptable economic and other terms. In addition, we currently receive a significant number of visits to our website via search engine results. Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search, which could reduce the number of visits to our website, in turn reducing new customer acquisition and adversely affecting our results of operations. If we are unable to cost-effectively drive traffic to our digital platform, our ability to acquire new customers and our financial condition will suffer. Email marketing efforts are also important to our marketing strategy. If we are unable to successfully deliver emails to our customers or if customers do not engage with our emails, whether out of choice, because those emails are marked as low priority or spam, or for other reasons, our business could be adversely affected. Our marketing initiatives may become increasingly expensive, and generating a meaningful return on those initiatives may be difficult or unpredictable. Even if we successfully increase net revenue as a result of our marketing efforts, it may not offset the additional marketing expenses we incur.

If our marketing efforts are not successful in promoting awareness of our products, driving customer engagement, or attracting new customers, or if we are not able to cost-effectively manage our marketing expenses, our results of operations could be adversely affected.

Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.

To meet anticipated demand for our products, we must forecast inventory needs and place orders with our manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in customer demand for our products or for products of our competitors; changing consumer preferences; changing product trends; our failure to accurately forecast consumer acceptance of new products; product introductions by competitors; unanticipated changes in general market conditions; and weakening of economic conditions or consumer confidence in future economic conditions (caused by, for example, the COVID-19 pandemic). If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale in our stores or for delivery to customers.

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Inventory levels in excess of customer demand may result in inventory write-offs, inventory write-downs, and/or the sale of excess inventory at discounted prices, any of which could cause our gross margin to suffer, impair the strength and exclusivity of our brand, and have an adverse effect on our results of operations, financial condition, and cash flows. For example, we have in the past sold certain products at discounted prices on our website.

Conversely, if we underestimate customer demand for our products and fail to place sufficient orders with our manufacturers in advance, then our manufacturers may not be able to deliver products to meet our requirements and we may experience inventory shortages. Inventory shortages in our stores or third-party distribution centers could result in delayed shipments to customers, lost sales, a negative customer experience, lower brand loyalty, and damage to our reputation and customer relationships, any of which could have an adverse effect on our results of operations, financial condition, and cash flows.

Our financial results may be adversely affected if substantial investments in businesses and operations fail to produce expected returns.

From time to time, we may invest in technology, business infrastructure, new businesses, product offerings, and manufacturing innovation and expansion of existing businesses, which requires substantial cash investments and management attention. We believe cost-effective investments are essential to business growth and profitability; however, significant investments are subject to typical risks and uncertainties inherent in developing a new business or expanding an existing business. The failure of any significant investment to provide expected returns or profitability could have a material adverse effect on our financial results and divert management attention from more profitable business operations.

We may require additional capital to support business growth, and this capital might be unavailable or might be available only by diluting existing stockholders.

We intend to continue making investments to support our business growth and may require additional funds to support this growth. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of international expansion efforts and other growth initiatives, the expansion of our marketing activities, and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business and prospects could fail or be adversely affected.

The acquisition of new businesses and the divestiture or discontinuation of businesses and product lines have certain inherent risks, including, for example, strains on our management team, unexpected costs, underutilization of our retained resources, and unexpected liabilities.

Growth of our business through acquisitions of lifestyle brands that fit within our business model is a component of our business strategy. Acquisitions involve numerous risks, including: the competitive climate for desirable acquisition candidates, which drives market multiples; the benefits of the acquisition not materializing as planned or not materializing within the time periods or to the extent anticipated; our ability to manage the people and processes of an acquired business; difficulties in retaining key relationships with customers and suppliers; risks in entering geographic markets and/or product categories in which we have no or limited prior experience; the assumption of contractual and other liabilities, some of which may not be known at the time of acquisition; and the possibility that we pay more to consummate an acquisition than the value we derive from the acquired business. Additionally, acquisitions may cause us to incur debt, or make dilutive issuances of our equity securities.

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As a result of acquisitions, we may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence. Although we may be entitled to indemnification against undisclosed liabilities from the sellers of the acquired business, our recourse may be limited and we cannot be certain that the indemnification, even if obtained, will be enforceable or collectible. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, and results of operations, and distract our management or harm our reputation.

Certain acquisitions may also be structured by utilizing contingent consideration based on the acquired business’ post-closing results. The principals from whom we acquired such a business, many of whom may continue to operate the business as our employees, may have differing interests than those of our shareholders because of such arrangements.

In addition, integrating acquired businesses is a complex, time-consuming, and expensive process. The integration process for newly acquired businesses could create a number of challenges and adverse consequences for us associated with the integration of product lines, support functions, employees, sales teams, and outsourced manufacturers; employee turnover, including key management and creative personnel of the acquired and existing businesses; disruption in product cycles for newly acquired product lines; maintenance of acceptable standards, controls, procedures, and policies; operating in new geographic territories; diversion of the attention of our management from other areas of our business; and the impairment of relationships with customers of the acquired and existing businesses. Merger and acquisition activity is inherently risky, and we cannot be certain that any acquisition will be successful and will not materially harm our business, operating results, or financial condition.

At the time of an acquisition, we estimate and record the fair value of purchased intangible assets such as trademarks, reacquired rights, and customer relationships, and we record goodwill generally to the extent that the cost to acquire a business exceeds our assessment of the net fair value of tangible and intangible assets. We test indefinite-lived intangible assets and goodwill for possible impairment as of the first day of the fourth quarter of each fiscal year, or at an interim date if indicators of impairment exist at that date. It is possible that we could have an impairment charge for intangible assets or goodwill associated with an acquired business in future periods if, among other things, economic conditions decline, our strategies for an acquired business change, the results of operations of an acquired business are less than anticipated at the time of acquisition, or enterprise values and market multiples of comparable businesses decline. A future impairment charge for intangible assets or goodwill could have a material adverse effect on our consolidated financial statements or results of operations.

We may also divest or discontinue businesses, product lines, and/or programs that do not align with our strategy or provide the returns that we expect or desire. As of March 31, 2023, we have completed our exit from the Guideboat brand. Such dispositions and/or discontinuations may result in underutilization of our retained resources if the exited operations are not replaced with new lines of business, either internally or through acquisition. In addition, we may become responsible for unexpected liabilities, which could adversely affect our financial condition and results of operations.

If we expand our marketing initiatives and acquire new brands, we may be unable to effectively manage our growth and the increased complexity of our business and, as a result, our brand, business, and financial performance may suffer.

If our operations grow at a rapid pace, we may experience difficulties in obtaining sufficient raw materials and manufacturing capacity to produce our products, as well as delays in production and shipments, as our products are subject to risks associated with overseas sourcing and manufacturing. We could be required to continue to expand our sales and marketing, product development, and distribution functions, upgrade our management information systems and other processes and technology, and obtain more space for our expanding workforce. This expansion could increase the strain on our resources, expose us to legal and compliance risks across new jurisdictions, and cause us to experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of employees. Any of these or other difficulties in effectively managing our growth and the increased complexity of our business could result in the erosion of our brand image which could have a material adverse effect on our financial condition.

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We have incurred significant net losses since inception and anticipate that we will continue to incur losses for the foreseeable future.

We incurred net losses of $5.7 million and $3.6 million for the years ended on December 31, 2022 and 2021, respectively. As of June 30, 2023, we incurred additional net losses of approximately $7.7 million, $4.8 million of which was incurred as share-based compensation expenses. We expect to continue to incur significant losses in the future. We will need to generate and sustain increased revenue levels in future periods to achieve profitability, and even if we achieve profitability, we may not be able to maintain or increase our level of profitability. We anticipate that our operating expenses will increase substantially for the foreseeable future as we continue to, among other things:

●	expand our product and style mix;

●	invest in new materials innovation and technology;

●	focus on sustainable and environmentally friendly practices in our supply chain (which are often more expensive than traditional alternatives);

●	invest in advertising and marketing initiatives to engage existing and new customers, enhance awareness of our brand, and grow market share;

●	invest in the overall health and well-being of our employees;

●	invest in our infrastructure such as warehouses, office buildings, and operating platforms and systems;

●	address increased competition;

●	recruit and retain talent; and

●	incur significant accounting, legal, and other expenses as a public company that we did not incur as a private company.

These expenditures will make it more difficult for us to achieve and maintain profitability. Our efforts to grow our business may be more costly than we expect or may not result in the returns we anticipate, and we may not be able to increase our revenue enough to offset our higher operating expenses. If we are forced to reduce our expenses, it could negatively impact our growth and growth strategy. As a result, we can provide no assurances as to whether or when we will achieve profitability. If we are not able to achieve and maintain profitability, the value of our company and our common stock could decline significantly, and you could lose some or all of your investment.

Impacted by the COVID-19 pandemic, we incurred recurring losses, negative cash flows from operations, and working capital deficits during the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, which conditions raise substantial doubt about the Company’s ability to continue as a going concern, before consideration of management’s plans; and if our plan does not carry forward as expected or our financing needs exceed the scope we have secured, we cannot be certain that additional funding will be available which may cause an adverse effect on our operations and financial conditions.

Impacted by the current macroeconomic environment and COVID-19 pandemic, we incurred recurring losses, negative cash flows from operations, and working capital deficits during the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, which conditions raise substantial doubt about the Company’s ability to continue as a going concern, before consideration of management’s plans.

Management implemented a plan that alleviated substantial doubt about the entity’s ability to continue as a going concern and has taken several actions: (i) the Company has since March 2022, received equity infusions of $21,550,000 through debt to equity conversions (ii) through a letter agreement, Santai agreed to lend up to another $2 million to the Company, (iii) through a letter agreement, the Company’s long term vendor, Sterling Apparel Ltd. (“Sterling”) agreed to extend up to $7.5 million in additional credit towards purchases of inventory; and (iv) management has implemented cost-cutting measures and pursued strategies to optimize inventory levels through targeted sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Even though we believe that these actions will enable the Company to continue as a going concern within twelve months after the date of filing our unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2023, and 2022, in the event that our contemplated plan does not carry forward as planned or our financing needs exceed the scope we secured with our majority shareholder and our long term vendor, we may require additional financing, and we cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate design or development plans with respect to our products or general operations, which may cause an adverse effect on our operations and financial conditions.

We have a limited operating history, which makes it difficult to predict our future results of operations, particularly in newer geographies.

We were founded in 2019. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical revenue growth has been inconsistent, was derived from a more concentrated number of geographies, and should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including an increase in competition, a decrease in the growth of our overall market, our entry into new geographies where our prior operating history is less relevant or predictive, or our failure, for any reason, to continue to capitalize on growth opportunities. In addition, we regularly release new products, and it is difficult to predict the commercial success of newly released products. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties (which we use to plan our business) are incorrect or change due to changes in our market or the geographies where we operate and where we sell our products, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

There is no guarantee that we will be able to repay all our outstanding debts.

As of June 30, 2023, and December 31, 2022, we had approximately $4.5 million and $5.1 million, respectively, outstanding under our asset-based line of credit, and $2.1 million and $3.3 million, respectively of notes payable with expected repayment of approximately $2.1 million due in one (1) year. The line of credit is guaranteed by the assets of the Company. We plan to use part of the net proceeds from this offering to repay some of the indebtedness, particularly, the line of credit under the Financing Agreement with Rosenthal filed as Exhibit 10.21 to the Registration Statement that this prospectus forms a part of. On August 24, 2023, the agreement, which was originally due on September 30, 2023, was modified to extend the term of the agreement to November 15, 2023, under essentially the same terms as the original agreement, and is filed herewith as Exhibit 10.41. As of the date of this prospectus, we are evaluating options with other lenders, but have not begun any negotiations or taken any further action. While we believe we have sufficient capital resources to repay these debts when due with support from our majority shareholder, there can be no guarantee that we will be able to pay all amounts when due or to extend the payment terms. If we are unable to make our payments when due or to extend the payment terms, our property could be foreclosed, and our business could be negatively affected.

The terms of the debt agreements impose significant operating and financial restrictions on us. These restrictions could also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including but not limited to: incurring or guaranteeing additional indebtedness and transferring or selling assets currently held by us. The failure to comply with any of these covenants could cause a default under our other debt agreements. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt.

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Our future success is substantially dependent on the continued service of our senior management and key personnel, and our ability to attract and retain talent.

At this time, our management is wholly responsible for the development and execution of our business plan. If our management should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or who would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations, and investors in our common stock or other securities could lose their entire investment.

We depend on the continued services and performance of our senior management and other key personnel, including Arnold Cohen, our principal executive officer. Mr. Cohen’s employment with us is at-will, which means that he may resign or could be terminated for any reason at any time. Should he stop working for us for any reason, it is unlikely that we would be able to immediately find a suitable replacement. Our other senior management and key employees are also employed on an at-will basis. We currently do not have “key person” insurance on any of our employees. The loss of key personnel, including members of management, design, supply chain, merchandizing, and marketing could disrupt our operations and seriously harm our business.

To successfully grow and operate our business and execute our strategic plans, we must attract and retain highly qualified personnel. Competition for executives and highly skilled personnel is often intense. As we become a more mature company, we may find our recruiting efforts more challenging. Many of the companies with which we compete for experienced personnel have greater resources than we have. The incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective as our past incentives or as the current incentives offered by our competitors. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We may experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Our recruiting efforts may also be limited or delayed by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas (particularly during the COVID-19 pandemic). Similarly, our rate of employee attrition could be impacted by the pace and recovery of businesses and the job market as the COVID-19 pandemic subsides; the general health of the economy; the rate of unemployment; the perceived or actual mobility of our highly skilled employees who may be recruited away by our competitors; or our existing employees’ preferences with respect to remote or “hybrid” working arrangements based on their experiences during the COVID-19 pandemic, which may differ from the nature and conditions of the roles we believe are most appropriate for our business as the COVID-19 pandemic subsides. If our employee attrition is higher than expected, we may find it difficult to fill our hiring needs without substantial expense.

Failure to manage our employee base and hiring needs effectively, including successfully recruiting and integrating our new hires, or to retain and motivate our current personnel may adversely affect our business, financial condition, and results of operations.

Certain of our key operating metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in such metrics or the underlying data may cause a loss of investor confidence in such metrics, and the market price of our common stock may decline.

We track certain key operating metrics using internal and/or external data analytics tools, which have certain limitations, including, but not limited to, imperfect data collection. In addition, we rely on data received from third parties, including third-party platforms, to track certain performance indicators, and we may be limited in our ability to verify such data. In addition, our methodologies for tracking metrics may change over time, which could result in changes to the metrics we report. If we undercount or overcount performance due to the internal data analytics tools we use or issues with the data received from third parties, if our internal data analytics tools contain algorithmic or other technical errors, or if changes in access to third party data or external reporting standards require modifications to how we calculate certain operating metrics, the data we report may not be accurate or comparable with prior periods. In addition, limitations, changes, or errors with respect to how we measure data may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our performance metrics are not, or are not perceived to be, accurate representations of our business, if we discover material inaccuracies in our metrics or the data on which such metrics are based, or if we can no longer calculate any of our key performance metrics with a sufficient degree of accuracy, investors could lose confidence in the accuracy and completeness of such metrics, which could cause the price of our common stock to decline.

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Merchandise returns could harm our business.

We allow customers to return products under a return policy that we believe is more generous than the industry standard. We generally accept merchandise returns for full refund or exchange if returned within 60 days of the shipped date for the J. Peterman Company brand and for The Territory Ahead brand. Our revenue is reported net of returns, discounts, and any taxes collected from customers and remitted to government authorities (e.g., sales tax). We estimate an allowance for expected product returns based on historical return trends. Revenue is presented net of the sales return allowance, and the expected inventory right of recovery is presented as a reduction of cost of revenue. The introduction of new products, changes in customer confidence or shopping habits, or other competitive and general economic conditions could cause actual returns to exceed our estimates. If actual return costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur. In addition, from time to time our products may be damaged in transit, which can also increase return rates. Returned goods may also be damaged in transit as part of the return process, which can impede our ability to resell the returned goods. From time to time, customers have abused our return policy by, for example, returning clothing that has been worn repeatedly during the return window and cannot be resold. Competitive pressures could cause us to alter our return policies or our shipping policies, which could result in an increase in damaged products and an increase in product returns. If the rate of product returns increases significantly or if product return economics become less efficient, our business, financial condition, and results of operations could be harmed.

Our business is affected by seasonality.

Our business is affected by the general seasonal trends common to the retail apparel industry. As a result, historically, we have generated a higher proportion of net revenue, and incurred higher selling and marketing expenses, during the holiday season in the fourth quarter of the year compared to other quarters, and we expect these trends to continue. This seasonality may adversely affect our business and cause our results of operations to fluctuate.

Risks Related to Our Supply Chain

Our reliance on suppliers and manufacturers to provide materials for and to produce our products could cause problems in our supply chain.

We do not manufacture our products or the raw materials for them and rely instead on suppliers. We source our products from numerous countries and regions outside of the United States, and during the years ended December 31, 2022 and 2021, the countries and regions from which our products are sourced are approximately China (63%), India (22%), the U.S. (7%), the U.K. (4%), Peru (2%), and the E.U. (2%). Our contracts with some suppliers and manufacturers may not adequately meet our production requirements, and we compete with other companies for raw materials and production.

We have experienced, and may in the future experience, disruptions in the supply of materials from current sources and we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price in time, or at all. These issues and risks have been exacerbated by the COVID-19 pandemic, which has resulted in travel limitations and stay-at-home orders. In addition, if we experience significant increased demand, or if we need to replace an existing supplier or manufacturer, we may be unable to locate additional supplies of raw materials or additional manufacturing capacity on terms that are acceptable to us, or at all, or we may be unable to locate any supplier or manufacturer with sufficient capacity to meet our requirements or to fill our orders in a timely manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with its quality control, responsiveness and service, financial stability, environmental impact, and labor and other ethical practices. Even if we are able to expand existing or find new manufacturing or materials sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products, and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from our markets or from other participants in our supply chain or if an alternative shipping and transportation route is required. Any delays, interruption, or increased costs in the supply of materials or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

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Failure of our suppliers or manufacturers to consistently provide high-quality materials and products could adversely affect our brand and reputation and cause our business and results of operations to suffer.

Our success depends on our ability to provide our customers with the quality apparel they seek, which in turn depends on the quantity and quality of the finished products provided by our manufacturing partners, which depends on the quantity and quality of the raw materials they receive from our supply partners. We may be unable to provide customers with the high-quality apparel they seek if our supply chain partners do not consistently produce high-quality products for us to sell.

We believe that many of our new customers find us by word of mouth and other non-paid referrals from existing customers. If existing customers are dissatisfied with their product experience due to defects in the materials or manufacturing of our products or other quality-related concerns, then they may stop buying our products and may stop referring others to us, and we could experience an increase in the rate of product returns. If we are unable to retain existing customers and attract new customers due to quality issues that we fail to identify and remedy, our growth prospects would be harmed and our business could be adversely affected. If product quality issues are widespread or result in product recalls, our brand and reputation could be harmed, we could incur substantial costs, and our results of operations and financial condition could be adversely affected.

The fluctuating cost of raw materials could increase our cost of revenue and cause our results of operations and financial condition to suffer.

The raw materials and commodities used by our suppliers and manufacturers include cotton, wool, linen, cashmere, canvas, polyester, leather, silk, and other fabrics. Our suppliers’ and manufacturers’ costs for raw materials and commodities are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries, and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials could have a material adverse effect on our cost of revenue, results of operations, financial condition, and cash flows.

The operations of our suppliers, most of which are located outside of the United States, are subject to additional risks that are beyond our control and that could harm our business, financial condition, and results of operations.

Currently, most of our suppliers are located outside of the United States. As a result of our global suppliers, we are subject to risks associated with doing business abroad, including:

●	political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured, including China;

●	the imposition of new laws and regulations, including those relating to labor conditions, quality, and safety standards, imports, duties, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds;

●	reduced protection for intellectual property rights, including trademark protection, in some countries, particularly China;

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●	disruptions in operations due to global, regional, or local public health crises or other emergencies or natural disasters, including, for example, disruptions due to the COVID-19 pandemic given the emergence of new variants and disparities in availability of vaccines in different parts of the world;

●	disruptions or delays in shipments; and

●	changes in local economic conditions in countries where our manufacturers, suppliers, or customers are located.

These and other factors beyond our control, particularly in light of the COVID-19 pandemic, could interrupt our suppliers’ production, influence the ability of our suppliers to export our products cost-effectively or at all, and inhibit our suppliers’ ability to procure certain materials, any of which could harm our business, financial condition, and results of operations.

Shipping and delivery are critical parts of our business and any changes in, or disruptions to, our shipping and delivery arrangements could adversely affect our business, financial condition, and results of operations.

We rely on several ocean, air parcel, and over-ground carriers to deliver the products we sell. If we are not able to negotiate acceptable pricing and other terms with these providers, or if these providers experience performance problems or other difficulties in processing our orders or delivering our products to customers, it could negatively impact our results of operations, financial condition, and our customers’ experience. For example, changes to the terms of our shipping arrangements or the imposition of surcharges or surge pricing may adversely impact our margins and profitability. In addition, our ability to receive inbound inventory efficiently and ship merchandise to customers may be negatively affected by factors beyond our and these providers’ control, including pandemic, weather, fire, flood, power loss, earthquakes, acts of war or terrorism, or other events specifically impacting other shipping partners, such as labor disputes, financial difficulties, system failures, and other disruptions to the operations of the shipping companies on which we rely. We have in the past experienced, and may in the future experience, shipping delays for reasons outside of our control. We are also subject to risks of damage or loss during delivery by our shipping vendors. If the products ordered by our customers are not delivered in a timely fashion, including to international customers, or are damaged or lost during the delivery process, our customers could become dissatisfied and cease buying products from us, which would adversely affect our business, financial condition, and results of operations.

If we do not successfully optimize, operate, and manage our distribution and logistics, our business, financial condition, and results of operations could be harmed.

Our success depends on an efficient distribution and logistics system. Currently, we operate our own warehouse/distribution center, and third-party carriers collect the packages from our warehouse and transport the packages to our customers. Our ability to meet customer expectations, manage inventory, complete sales, and achieve objectives for operating efficiencies and growth depends on the proper operation of our third-party carriers’ logistics facilities and their timely performance of services.

Third-party owned and operated logistics facilities and networks could be interrupted by issues beyond our control, including information technology problems, disasters such as earthquakes or fires, or outbreaks of disease or government actions taken to mitigate their spread. For example, during the COVID-19 pandemic, several logistics providers we rely on faced staffing shortages, which impacted their businesses and resulted in delayed shipping and delivery times. Any significant failure in our logistics network could result in an adverse effect on our business. The insurance policies we carry may not adequately protect us from adverse effects caused by significant disruptions in third-party logistics facilities and networks.

We evaluate our logistics needs periodically and adjust the arrangement accordingly. However, we may be required to expand our capacity sooner than we anticipate. If we are unable to secure new or expand existing third-party logistics providers to meet our future needs, our order fulfillment and shipping times may be delayed and our business, financial condition, and results of operations could be adversely affected. In addition, if due to increasing needs we start to add third-party distribution facilities providers, our logistics and distribution network will become increasingly complex, and operating it will become more challenging for us, which may put pressure on our managerial, financial, operational, and other resources.

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Risks Related to Intellectual Property, Information Technology, and Data Security and Privacy

Our failure or inability to protect or enforce our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on a combination of trademark, domain names, confidentiality agreements and clauses and licensing arrangements to establish and protect our intellectual property rights.

The license agreement between us and Asiamax Holdings Ltd. (the “Licensor”) gives us the right to use various J. Peterman trademarks, product images, and product copy, which are useful and necessary for a substantial part of our business. If the license agreement were terminated, we would not be able to function as we currently do; our business depends upon utilizing the J. Peterman trademarks and their associated goodwill to manufacture, market, sell, and distribute the products that make us unique among other retail businesses. Therefore, if the licensing agreement were terminated, we would be unable to continue a substantial part of its business, which would have a material adverse effect on its financial condition. The license agreement can be terminated by both parties for various reasons, including: our bankruptcy or insolvency not cured within 30 days; our failure to pay the royalty payment after 15 days past a written notice of nonpayment; or breach of the licensing agreement not cured within 30 days. Additionally, the license agreement may be terminated by the Licensor if there is a change in control of the Company such that the current owners cease to own and control more than 50 percent of both voting and economic ownership interests.

Additional risks include: the assignment of the license agreement and the rights contained therein by the Licensor to its affiliates or an acquirer of Licensor, which could increase the likelihood of termination by the assignee; Licensor’s failure to renew one or more of the licensed trademarks, which could permit our competitors to take advantage of the lapse by using the abandoned trademarks in competition; and Licensor’s failure to pay website maintenance fees, which could affect our accessibility and marketing strategies.

The steps we take to protect our intellectual property rights may not be adequate to prevent infringement of these rights by others. We may face the imitation of our products, the manufacture and distribution of “knock-off” and counterfeit products, and the misappropriation of our brand and product names. We may also need to litigate against third parties misappropriating our owned or licensed trademarks.

In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. For instance, if we decide to apply for trademarks in foreign jurisdictions, some of our trademark or trade dress applications may not be approved by the applicable governmental authorities because they are determined to lack sufficient distinctiveness, and, even if approved, may be challenged by third parties for this same reason. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished, and our competitive position may suffer.

Our trademarks and other proprietary rights could potentially conflict with the rights of others, and we may be prevented from selling some of our products.

Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We hold some U.S. trademark registrations and licensing rights related to our brands, have recently filed two additional trademark applications, and will continue to evaluate the registration of additional trademarks as appropriate. Some or all of these pending trademark applications may be refused due to prior conflicting trademarks or for other reasons. We may also encounter “squatters” or bad actors that either apply to register or “squat” on previously acquired trademarks that are identical or related to our trademarks. In both scenarios, such third parties hope to use their prior rights as leverage to extract a favorable monetary settlement or acquisition of their rights.

Moreover, even if our applications are approved, third parties may seek to oppose, invalidate, or otherwise challenge these registrations for these same reasons, particularly as we expand our business and the number of products we offer.

Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties, or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.

Any material disruption of our information technology systems or unexpected network interruption could disrupt our business and reduce our sales.

We are increasingly dependent on information technology networks and systems, our website, and various third parties to market and sell our products and to manage a variety of business processes and activities and to comply with regulatory, legal, and tax requirements. For example, we depend on information technology systems to operate our eCommerce websites; process transactions online; manage inventory; purchase, sell, and, ship goods on a timely basis; and maintain cost-efficient operations, and we outsourced the customer service component to third parties. We also depend on our information technology infrastructure for digital marketing activities and for electronic communications among our personnel, customers, manufacturers, and suppliers around the world. Our website and information technology systems may be susceptible to damage, disruptions, or shutdowns due to failures during the process of upgrading or replacing software, databases, or components; power outages; hardware failures; computer viruses; attacks by computer hackers; cybersecurity incidents caused by supply chain attacks; telecommunication failures; user errors; or catastrophic events. Our website serves as an effective extension of our marketing strategies by exposing potential new customers to our brand, product offerings, and enhanced content. Due to the importance of our website and internet-related operations, we are vulnerable to website downtime and other technical failures, which may be outside of our control. Further, any slow down or material disruption of our systems, the systems of our third-party service providers, or our website could disrupt our ability to track, record, and analyze the products that we sell and could negatively impact our operations, shipment of goods, ability to process financial information and transactions, and our ability to receive and process customer orders or engage in normal business activities. Our third-party technology providers may also change their policies, terms, or offerings from time to time, may fail to introduce new features and offerings that meet our needs as we expand, or may cease to provide services to us on favorable terms, or at all. This could require us to adjust how we use our information technology systems, including our website, or require us to switch to alternative third-party service providers, which could be costly, cause interruptions, and could ultimately adversely affect our business, financial condition, results of operations, and growth prospects.

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If our website or information technology systems, including those run by or those of our third-party providers, suffer damage, disruption, or shutdown and we or our third-party providers do not effectively resolve the issues in a timely manner, our business, financial condition, and results of operations may be adversely affected, and we could experience delays in reporting our financial results.

If our computer and communications hardware fail, or if we suffer an interruption or degradation of services, we could lose customer data and miss order fulfillment deadlines, which could harm our business. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, cyberattacks, data loss, acts of war, break-ins, earthquakes, and similar events. Any failure or interruption of our website, mobile app, internal business applications, or our technology infrastructure could harm our ability to serve our clients, which could adversely affect our business, financial condition, and results of operations.

We use complex custom-built proprietary software in our technology infrastructure. Our proprietary software may contain undetected errors or vulnerabilities, some of which may only be discovered after the software has been implemented in our production environment or released to end users. In addition, we seek to continually update and improve our software, and we may not always be successful in executing these upgrades and improvements; therefore, the operation of our systems may be subject to failure. We may experience slowdowns or interruptions in our website when we are updating it. For example, in the past we have experienced minor slowdowns and/or impaired functionality while updating our website. Moreover, new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. Any errors or vulnerabilities discovered in our software after commercial implementation or release could result in damage to our reputation, loss of customers, exploitation by bad actors resulting in data breaches or unauthorized modification of our software, disruption to our digital channels, loss of revenue, or liability for damages, any of which could adversely affect our growth prospects and our business.

Additionally, if we expand our use of third-party services, including cloud-based services, our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with such services and/or failures by such third parties, which are out of our control. Our net revenue partially depends on the number of visitors who shop on our website and the volume of orders we can handle. Unavailability of our website or reduced order fulfillment performance would reduce the volume of goods sold and could also adversely affect customer perception of our brand. We may experience periodic system interruptions from time to time. In addition, continued growth in our transaction volume, as well as surges in online traffic and orders associated with promotional activities or seasonal trends in our business, places additional demands on our technology platform, and could cause or exacerbate slowdowns or interruptions. If there is a substantial increase in the volume of traffic on our website or the number of orders placed by customers, we will be required to further expand, scale, and upgrade our technology, transaction processing systems, and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our website or expand, scale, and upgrade our technology, systems, and infrastructure to accommodate such increases on a timely basis. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality, and features of our website, which is particularly challenging given the rapid rate at which new technologies, customer preferences and expectations, and industry standards and practices are evolving in the eCommerce industry. Our or our third-party vendors’ inability to continue to update, improve, and scale our website and the underlying technology infrastructure could harm our reputation and our ability to acquire, retain, and serve our customers, which could adversely affect our business, financial condition, and results of operations.

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Further, we endeavor to continually upgrade existing technologies and business applications, and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. Our results of operations may be affected by the timing, effectiveness, and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure. In the event that it is more difficult for our customers to buy products from us on their mobile devices, or if our customers choose to not buy products from us on their mobile devices or to use mobile products that do not offer access to our websites, our customer growth could be harmed and our business, financial condition, and results of operations may be adversely affected.

If the technology-based systems that give our customers the ability to shop with us online do not function effectively, our results of operations, as well as our ability to grow our eCommerce business globally, could be materially adversely affected.

Many of our customers shop with us through our eCommerce websites. Increasingly, customers are using tablets and smart phones to shop online with us and with our competitors and to do comparison shopping. We increasingly use social media to interact with our customers and as a means to enhance their shopping experience. Any failure on our part to provide attractive, effective, reliable, user-friendly eCommerce platforms that offer a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of eCommerce and other sales, harm our reputation with customers, have a material adverse impact on the growth of our eCommerce business globally, and could have a material adverse impact on our business and results of operations.

We are subject to risks related to online payment methods.

We currently accept payments using a variety of methods, including credit cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud and other risks. For certain payment methods, we pay interchange and other fees, which may increase over time, raise our operating costs, and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or PCI DSS, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. Failure to comply with PCI DSS or to meet other payment card standards may result in the imposition of financial penalties or the allocation by the card brands of the costs of fraudulent charges to us.

We must continue to expand and scale our information technology systems, and our failure to do so could adversely affect our business, financial condition, and results of operations.

We may continue to expand and scale our information technology systems and personnel to support expected future growth. As such, we may continue to invest in and implement modifications and upgrades to our information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems, acquiring new systems with new functionality, hiring employees with information technology expertise, and building new policies, procedures, training programs, and monitoring tools. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, capital expenditures, additional administration, and operating expenses, acquisition, and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, the introduction of errors or vulnerabilities, and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications, and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. Additionally, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business may cause disruptions in our business operations and adversely affect our business, financial condition, and results of operations.

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If sensitive information about our customers is disclosed, or if we or our third-party providers are subject to real or perceived cyberattacks or misuse, our customers may curtail use of our website, we may be exposed to liability, and our reputation could suffer.

Operating our business and platform involves the collection, storage, and transmission of proprietary and confidential information, as well as the personal information of our employees and customers. Some of our third-party service providers, such as payment processing providers, also regularly have access to customer data. In an effort to protect sensitive information, we and our third-party service providers rely on a variety of security measures, including encryption and authentication technology licensed from third parties. However, advances in computer capabilities, increasingly sophisticated tools and methods used by hackers and cyber terrorists, new discoveries in the field of cryptography, or other developments may result in our failure or inability to adequately protect sensitive information.

Like other eCommerce companies, we are also vulnerable to hacking, malware, computer viruses, unauthorized access, phishing or social engineering attacks, ransomware attacks, credential stuffing attacks, denial-of-service attacks, exploitation of software vulnerabilities, and other real or perceived cyberattacks. Remote work environment can heighten the risk of these potential vulnerabilities. Any of these incidents could lead to interruptions or shutdowns of our platform; loss or corruption of data; or unauthorized access to, or disclosure of, personal data or other sensitive information. Cyberattacks could also result in the theft of our intellectual property, damage to our IT systems or disruption of our ability to make financial reports, and other public disclosures required of public companies. We may be subject to attempted cyber, phishing, and social engineering attacks and other cybersecurity incidents in the future. If we gain greater visibility, we may face a higher risk of being targeted by cyberattacks. Advances in computer capabilities, new technological discoveries, or other developments may result in cyberattacks becoming more sophisticated and more difficult to detect. We and our third-party service providers may not have the resources or technical sophistication to anticipate or prevent all such cyberattacks. Moreover, techniques used to obtain unauthorized access to systems change frequently and may not be known until launched against us or our third-party service providers. Security breaches can also occur as a result of non-technical issues, including intentional or inadvertent actions by our employees, our third-party service providers, or their personnel.

We and our third-party service providers may experience cyberattacks aimed at disrupting our and their services. If we or our third-party service providers experience, or are believed to have experienced, security breaches that result in marketplace performance or availability problems or the loss or corruption of, or unauthorized access to or disclosure of, personal data or confidential information, consumers may become unwilling to provide us the information necessary to make purchases on our website. Existing customers may also decrease or stop their purchases altogether. While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations.

Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. Any disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products to customers in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of customer data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and could have an adverse effect on our business, financial condition, and results of operations.

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Failure to comply with federal, state, or foreign laws and regulations or our contractual obligations or industry requirements relating to privacy, data protection, and customer protection, or the expansion of current or the enactment of new laws and regulations relating to the foregoing, could adversely affect our business and our financial condition.

We collect and maintain significant amounts of data relating to our customers and employees, and we face risks inherent in handling large volumes of data, transferring such data to third parties, processing such data for tracking and marketing purposes (or providing such data to third parties for tracking and marketing purposes), and protecting the security of such data. Our actual or perceived failure to comply with any federal, state, or foreign laws and regulations, or applicable industry standards that govern or apply to our collection, use, retention, sharing, and security of data, or any failure by any of our third-party service providers to protect such data that they may maintain on our behalf, could result in enforcement actions; such actions could require us to change our business practices in a manner that may negatively impact our revenue, as well as expose ourselves to litigation, fines, civil, and/or criminal penalties, and adverse publicity that could cause our customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position. Laws and regulations in the United States and around the world restrict how information about individuals is collected, processed, stored, used, and disclosed. They also set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure, and sale of their protected personal information. These laws and regulations are still being tested in courts, and they are subject to new and differing interpretations by courts and regulatory officials. We are working to comply with the privacy and data protection laws and regulations that apply to us, and we anticipate needing to devote significant additional resources to complying with these laws and regulations. It is possible that these laws and regulations may be interpreted and applied in a manner that is inconsistent from jurisdiction to jurisdiction or inconsistent with our current policies and practices.

In the United States, both federal and various state governments have adopted, or are considering, laws, guidelines, or rules for the collection, distribution, use, and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act, or the CCPA, which went into effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as statutory damages and a private right of action for data breaches that is expected to increase data breach litigation. Further, in November 2020, California voters passed the California Privacy Rights Act, or CPRA. The CPRA, which is expected to take effect on January 1, 2023 and to create obligations with respect to certain data relating to consumers as of January 1, 2022, significantly expands the CCPA, including by introducing additional obligations such as data minimization and storage limitations; granting additional rights to consumers, such as correction of personal information and additional opt-out rights; and creating a new entity, the California Privacy Protection Agency, to implement and enforce the law. Personal information we handle may be subject to the CCPA and CPRA, which may increase our compliance costs and potential liability. Virginia has similarly enacted a comprehensive privacy law, the Consumer Data Protection Act, which emulates the CCPA and CPRA in many respects and takes effect on January 1, 2023. Other states have considered similar bills, which could be enacted in the future. In addition to fines and penalties that may be imposed for failure to comply with state law, some states also provide for private rights of action to customers for misuse of or unauthorized access to personal information. Our compliance with these changing, increasingly burdensome, and sometimes conflicting regulations and requirements may cause us to incur substantial costs or require us to change our business practices, which may impact our financial condition. If we fail to comply with these regulations or requirements, we may be exposed to litigation expenses and possible significant liability, fees or fines. Further, any such claim, proceeding, or action could harm our reputation, brand, and business; force us to incur significant expenses in defense of such proceedings; distract our management; increase our costs of doing business; result in a loss of customers and suppliers or an inability to process credit card payments; and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations, or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Certain requirements from our third-party technology and platform providers (such as Facebook and Instagram) may also cause us to modify our offerings due to privacy concerns or negatively affect our revenue due to reduced availability of information about consumers. Any changes related to the limitation of data collection may reduce the quality of the data and related metrics that we can collect or use us. In addition, such changes could significantly inhibit the effectiveness of our targeted advertising and related activities.

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In addition to risks posed by new privacy laws, we could be subject to claims alleging violations of long-established federal and state privacy and consumer protection laws, including those related to telephone and email communications with consumers. As an example, the Telephone Consumer Protection Act, or TCPA, is a federal law that imposes significant restrictions on the ability to make telephone calls or send text messages to mobile telephone numbers without the prior consent of the person being contacted. The TCPA provides for substantial statutory damages for violations, which has generated extensive class-action litigation. In addition, class-action plaintiffs in the United States are employing novel legal theories to allege that federal and state eavesdropping/wiretapping laws and state constitutions prohibit the use of analytics technologies widely employed by website and mobile app operators to understand how their users interact with their services. If we decide to use text messaging communications or similar analytics technologies, it could expose us to costly litigation, government enforcement actions, damages, and penalties, which could adversely affect our business, financial condition, and results of operations.

Outside of the United States, certain foreign jurisdictions, including the European Economic Area, or EEA, and the United Kingdom, have laws and regulations that are more restrictive in certain respects than those in the United States. Even though for the years of 2020, 2021, and 2022 our sales to countries or regions outside of the U.S. were below 0.2%, we may still be subject to related laws and regulations in these jurisdictions. For example, the EEA and the United Kingdom have adopted the General Data Protection Regulation (“GDPR”), which may apply to our collection, control, use, sharing, disclosure, and other processing of data relating to an identified or identifiable living individual (“personal data”). The GDPR, and national implementing legislation in EEA member states and the United Kingdom, imposes a strict data protection compliance regime including: providing detailed disclosures about how personal data is collected and processed (in a concise, intelligible, and easily accessible form); granting new rights for data subjects regarding their personal data (including the right to be “forgotten” and the right to data portability) and enhancing current rights (e.g., data subject access requests); requiring that data processing agreements be in place to govern the processing of personal data on behalf of other organizations; introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of significant data breaches; maintaining a record of data processing; and complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, trainings, and audits. In addition, we may become subject, to various other data privacy and security laws and regulations of other foreign jurisdictions, including those in China and South Korea.

We may also be subject to European Union rules with respect to cross-border transfers of personal data out of the EEA. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the European Union-United States Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on the clauses alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis that takes into account the legal regime applicable in the destination country, considering applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions that may need to be put in place. However, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer.

These recent developments may require us to review and amend the legal mechanisms by which we make and/or receive personal data transfers to/in the United States. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances in which the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints, and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our business, financial condition, and results of operations.

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We depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. Any violation of data or security laws, acts, or omissions by our third-party processors, that causes us to violate our legal obligations could have an adverse effect on our business and result in the fines and penalties outlined below.

Fines for certain breaches of the GDPR are up to the greater of 20 million euros or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class-action-type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

We may also be subject to evolving E.U. privacy laws on cookies and e-marketing. In the European Union, regulators increasingly focus on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive will be replaced by an E.U. regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the European Union, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, it could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs, and subject us to additional liabilities. Regulation of cookies and similar technologies and any decline of cookies or similar online tracking technologies as a means to identify and potentially target individuals may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.

Furthermore, compliance with legal and contractual obligations requires us to make public statements about our privacy and data security practices, including the statements we make in our online privacy policy. Although we endeavor to comply with these statements, should they prove to be untrue or be perceived as untrue, even due to circumstances beyond our reasonable control, we may face litigation, claims, investigations, inquiries, or other proceedings by the U.S. Federal Trade Commission, state attorneys general, and other federal, state, and foreign regulators and private litigants alleging violations of privacy or consumer protection laws.

Any actual or perceived non-compliance with these rapidly changing laws, regulations, or standards or our contractual obligations relating to privacy, data protection, and consumer protection by us or the third-party companies we work with could result in litigation and proceedings against us by governmental entities, consumers, or others; fines and civil or criminal penalties for us or company officials; obligations to cease offerings or to substantially modify our business in a manner that makes it less effective in certain jurisdictions; negative publicity; harm to our brand and reputation; and reduced overall demand for our products, any of which could have an adverse effect on our business, financial condition, and results of operations.

Uses of social media, emails, push notifications, and text messages that do not comply with applicable laws and regulations, lead to the loss or infringement of intellectual property, or result in unintended disclosure may harm our reputation or subject us to fines or other penalties.

We use social media and emails as part of our omni channel approach to marketing. As laws and regulations evolve to govern the use of these channels, the failure by us, our employees, or third parties acting at our direction to comply with applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential, or sensitive personal information of our business, employees, learners, partners, or others. Information concerning us or our customers, whether accurate or not, may be posted on social media platforms at any time and may have an adverse impact on our brand, reputation, or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our reputation, business, results of operations, financial condition, and prospects.

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Risks Related to This Offering and Our Securities

No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although we have applied to list our common stock on the Nasdaq Capital Market, an active public trading market for our common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your securities. An inactive market for our common stock may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The offering price for the shares of common stock may not be indicative of their fair market value.

The offering price for the shares of common stock was determined in the context of negotiations between us and the underwriters. Accordingly, the offering price may not be indicative of the true fair market value of the Company or the fair market value of our common stock. We are making no representations that the offering price of our shares of common stock under this prospectus bears any relationship to our assets, book value, net worth, or any other recognized criteria of our value.

Our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.

This offering constitutes our initial public offering of our shares. No public market for these shares currently exists. We have applied to list the shares of our common stock on the Nasdaq Capital Market, or Nasdaq. An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of Nasdaq.

In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

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As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report, required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have not yet commenced the costly and time-consuming process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing, and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we will need to compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. Additionally, if these new systems, controls, or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports, or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

The Company has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future that may cause them to fail to meet its reporting obligations or result in a material misstatement of its financial statements. If the Company fails to remediate any material weakness or to establish and maintain effective controls over financial reporting, the Company’s ability to accurately and timely report its financial results could be adversely affected.

If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Future sales of our common stock in the public market could cause the market price of our common stock to decline.

In addition to the 2,400,000 shares of common stock we are registering under the Public Offering Prospectus, we are also registering 1,750,000 shares of common stock of the Selling Stockholders under the Resale Prospectus, which shares may be resold in the public market. The Selling Stockholders are not subject to any lock-up or leakage agreements and have the right to sell the shares in the public market following their registration. Sales of a substantial number of shares of our common stock in the public market by us or by the Selling Stockholders at any time following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Some of the Selling Stockholders may have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore, they may in the future take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales by our existing stockholders may have on the prevailing market price of our common stock.

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Our stock price may be volatile, and the value of our common stock may decline.

We cannot predict the prices at which our common stock will trade. The initial public offering price of our shares of common stock will be determined by negotiations between us and the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business and prospects, and the market price of our common stock following this offering may fluctuate substantially and may be lower than the initial public offering price. In addition, the trading price of our common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the following:

●	actual or anticipated fluctuations in our financial condition or results of operations;

●	variance in our financial performance from expectations of securities analysts;

●	changes in our projected operating and financial results;

●	changes in laws or regulations applicable to our products;

●	announcements by us or our competitors of significant business developments, acquisitions, or new products;

●	sales of shares of our common stock by us or our shareholders, as well as the anticipation of lock-up releases;

●	our involvement in litigation;

●	future sales of our common stock by us or our stockholders;

●	changes in senior management or key personnel;

●	the trading volume of our common stock;

●	changes in the anticipated future size and growth rate of our market;

●	general economic and market conditions; and

●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics, or responses to these events.

The stock market has recently experienced extreme price and volume fluctuations. Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our common stock. Price volatility may be greater if the public float and trading volume of shares of our common stock is low. Furthermore, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class-action litigation following periods of volatility in the market price of their securities. We may be the target of this type of litigation in the future, which could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.

Certain recent initial public offerings of companies with smaller public floats have experienced extreme stock price and volume fluctuations seemingly unrelated to company performance. Such volatility, if occurs to us, may make it difficult for prospective investors to assess the rapidly changing value of our shares.

Certain recent instances of extreme stock price and volume fluctuations have been seemingly unrelated to company performance following a number of recent initial public offerings, particularly among companies with relatively smaller public floats, and we expect that such instances may continue and/or increase in the future. We anticipate that the trading price of our shares following this offering is likely to be volatile, and our shares may be subject to rapid and substantial price volatility. Such volatility, including any stock run-ups, may be unrelated or disproportionate to our actual or expected operating performance and financial condition or prospects and may distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our shares of common stock, regardless of our actual or expected operating performance. If we encounter such volatility, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our shares of common stock and understand the value thereof.

We also anticipate that our shares are likely to be more sporadically and thinly traded than that of larger, more established companies with larger public floats. As a consequence of this lack of liquidity, the trade of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price of our shares could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand as compared to a larger, more established issuer that could better absorb those sales without adverse impact on its stock price.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.

The market price and trading volume of our common stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price could be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

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Because our controlling shareholder will own at least 50% of our voting power following the initial public offering, it will have the ability to control the outcome of matters submitted to shareholders for approval, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions.

Our shareholder Santai, currently owns 88.33% of the voting power of the Company. If we complete the initial public offering of our shares of common stock, excluding any shares issuable upon the exercise of the over-allotment option granted to the underwriter, Santai will have the right to vote approximately 76.15% of the outstanding shares of our common stock. Santai is expected to have the power to elect all directors and approve all ordinary resolutions requiring a simple majority shareholder approval without the votes of any other shareholder. Santai will have significant influence over any decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our shares of common stock or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares of common stock.

We are a “controlled company” as defined under Nasdaq Listing Rules, and we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules; as a result, a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors.

We are a controlled company as defined under Nasdaq Listing Rules because our shareholder Santai currently owns 88.33% of the voting power prior to this offering and will own approximately 76.15% of the voting power at the completion of this offering. As long as Santai continues to own at least 50% of the voting power of our Company, we will continue to be a controlled company. For so long as we are a controlled company under that definition, we are permitted however to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

We intend to rely on the controlled company exemptions provided under Nasdaq Listing Rules. To that extent, a majority of the members of our board of directors will not be independent directors, and each of the Compensation Committee and the Nominating and Corporate Governance Committee we have set up will not consist solely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have paid no dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. Investors should take note of the fact that the lack of a dividend can further affect the market value of our common stock and could significantly affect the value of any investment in the Company.

Our Certificate of Incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 10,000,000 shares of our preferred stock without further stockholder approval. Our board of directors could authorize the creation of additional series of preferred stock that would grant to holders of preferred stock the right to our assets upon liquidation or the right to receive dividend payments before dividends are distributed to the holders of common stock. In addition, subject to the rules of any securities exchange on which our stock is then listed, our board of directors could authorize the creation of additional series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital and personnel, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options, or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then-current stockholders.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The initial public offering price of our shares of common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, your shares will experience immediate dilution of $3.93 per share, or $3.85 per share if the underwriters exercise their over-allotment option in full, representing the difference between our net tangible book value per share after giving effect to the sale of common stock in this offering and an assumed initial public offering price of $4.00 per share of common stock, the price set forth on the cover page of this prospectus. See the section titled “Dilution.”

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We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging-growth company,” as defined in the JOBS Act, and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements will not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging-growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our common stock less attractive as a result of choosing to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations will not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Our bylaws provide that, unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forums of resolution of any claims arising under the Securities Act.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forums for the resolution of any claims arising under the Securities Act. The enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents and similar agreements has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our bylaws. In the event a court finds the exclusive forum provision contained in our bylaws to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

The exclusive forum provision does not restrict the ability of our shareholders to bring claims under the Securities Act, nor does it affect the remedies available thereunder if such claims are successful. Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of U.S. federal securities laws in the types of lawsuits to which they apply, the exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, shareholders, officers or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, shareholders, officers or other employees.

Risks Related to Other Legal, Regulatory and Taxation Matters

Government regulation of the internet and eCommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition, and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and eCommerce. Existing and future regulations and laws could impede the growth of the internet, eCommerce, or mobile commerce, which could in turn adversely affect our growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, customer protection, and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales, and other taxes and customer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or eCommerce. It is possible that general business regulations and laws, or those specifically governing the internet or eCommerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities, customers, suppliers, or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our website by customers and suppliers, and may result in the imposition of monetary liabilities. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of our own non-compliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could substantially harm our business, financial condition, and results of operations.

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We may face exposure to foreign currency exchange rate fluctuations.

Certain of our foreign operating expenses are denominated in the currencies of the countries and territories in which our third-party vendors are located. As of December 31, 2022 and 2021, the countries and regions that our products are sourced from are approximately China (63%), India (22%), US (7%), UK (4%), Peru (2%), and EU (2%). For example, to acquire the supply of merchandises that we expect to require for our business, we may enter into long-term contracts with pricing denominated in currencies other than the U.S. dollar. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our net revenue and results of operations. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our shares of common stock could be lowered. We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place and may introduce additional risks if we are unable to structure effective hedges with such instruments.

Existing and potential tariffs imposed by the United States or other governments or a global trade war could increase the cost of our products, which could have an adverse effect on our business, financial condition, and results of operations; new trade restrictions could prevent us from importing or selling our products profitably.

We source our products from numerous countries and regions outside of the United States, and as of December 31, 2022 and 2021, the countries and regions that our products are sourced from are approximately China (63%), India (22%), the U.S. (7%), the U.K. (4%), Peru (2%), and the E.U. (2%). Although we predominantly sell our products in the U.S., we also sell products internationally, including in Canada, England, and Japan. The United States and the countries and regions in which our products are produced or sold have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty, or tariff levels. The results of any audits or related disputes regarding these restrictions or regulations (including, for example, regarding the proper import classification code, or HTS code, for a given product) could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made. Countries and regions impose, modify, and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. For example, the U.S. government has in recent years imposed increased tariffs on imports from certain foreign countries, such as China, and any imposition of additional tariffs by the United States could result in the adoption of tariffs by other countries, leading to a global trade war. Any such future tariffs by the United States or other countries and regions could have a significant impact on our business. While we may attempt to renegotiate prices with suppliers, diversify our supply chain in response to tariffs, or shift production between manufacturers in different countries, such efforts may not yield immediate results or may be ineffective or impossible in the near-term. We might also consider increasing prices to the end customer; however, this could reduce the competitiveness of our products and adversely affect net revenue.

Trade restrictions, including tariffs, quotas, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us, could increase shipping times, or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition, and results of operations.

We are also dependent on international trade agreements and regulations. The countries in which our products are produced could impose or increase tariffs, duties, or other similar charges that could negatively affect our results of operations, financial position, or cash flows.

Adverse changes in, or withdrawal from, trade agreements or political relationships between the United States and countries where we source our products could negatively impact our results of operations or cash flows.

General geopolitical instability and the responses to it, such as the possibility of sanctions, trade restrictions, and changes in tariffs, including recent sanctions against China; tariffs imposed by the United States and China; and the possibility of additional tariffs or other trade restrictions between the United States and other countries where we currently or might in the future manufacture or sell our products, could adversely impact our business. It is possible that further tariffs may be introduced or increased. Such changes could adversely impact our business and could increase the costs of sourcing our products that are manufactured in countries other than the United States or could require us to source more of our products from other countries.

If we fail to anticipate and manage any of these dynamics successfully, gross margin and profitability could be adversely affected.

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Changes in laws, including employment laws and laws related to our merchandise, could make conducting our business more expensive or otherwise change the way we do business.

We are subject to numerous laws and regulations, including labor and employment, product safety, customs, truth-in-advertising, consumer protection, privacy and zoning and occupancy laws and ordinances, intellectual property laws and other laws that regulate retailers generally and/or govern the import and export of goods, advertising and promotions, the sale of merchandise, product content and the operation of stores and warehouse facilities. If these regulations were to change or were violated by our management, employees, vendors, buying agents or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make ordinary conduct of our business more expensive or require us to change the way we do business. For example, changes in federal and state minimum wage laws could raise the wage requirements for certain of our employees, which would likely cause us to reexamine our entire wage structure for stores. Other laws related to employee benefits and treatment of employees, including laws related to limitations on employee hours, work scheduling, supervisory status, leaves of absence, mandated health benefits or overtime pay, could also negatively impact us, such as by increasing compensation and benefits costs for overtime and medical expenses.

Moreover, changes in product safety or other consumer protection laws, environmental laws and other regulations could lead to increased compliance costs to us for certain merchandise, or additional labor costs associated with readying merchandise for sale. It is often difficult for us to plan and prepare for potential changes to applicable laws and future compliance costs related to such changes could be material to us.

Our ability to source and distribute our merchandise profitably or at all could be harmed if new trade restrictions are imposed or existing trade restrictions become more burdensome.

Substantial amounts of our products are currently manufactured outside of the United States, and as of December 31, 2022 and 2021, the countries and regions that our products are sourced from are approximately China (63%), India (22%), the U.S. (7%), the U.K. (4%), Peru (2%), and the E.U. (2%). Although we predominantly sell our products in the U.S., we also sell products internationally, including in Canada, England, and Japan. The United States and the countries and regions in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations or may adversely adjust prevailing quota, duty, or tariff levels. Countries and regions impose, modify, and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, export controls, trade sanctions, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition, and results of operations.

Changes in tax laws may impact our future financial position and results of operation.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, or interpreted, changed, modified, or applied adversely to us, any of which could adversely affect our business operations and financial performance. In particular, presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, tax legislation, regulation and government policy directly affecting our business or indirectly affecting us because of impacts on our customers, suppliers, and manufacturers. For example, the U.S. government may enact significant changes to the taxation of business entities including, among others, a permanent increase in the corporate income tax rate and the imposition of minimum taxes or surtaxes on certain types of income. The likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, our suppliers, manufacturers, or our customers, including as a result of related uncertainty, these changes may adversely impact our business, financial condition, results of operations, and cash flows.

Our international sourcing may subject us to greater-than-anticipated tax liabilities.

The amount of taxes we pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, tax rates, new or revised tax laws or interpretations of tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

We could be required to collect additional sales taxes that may increase the costs our customers would have to pay for our products and adversely affect our results of operations.

Following the U.S. Supreme Court’s decision in 2018 in South Dakota v. Wayfair, Inc., a state may impose sales tax collection obligations on certain retailers, including eCommerce companies, that lack any physical presence within such state. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment of laws imposing sales tax collection obligations on out-of-state eCommerce companies, and an increasing number of states have adopted such laws. Although we believe that we currently collect sales taxes in all states that require us to do so, a successful assertion by one or more states requiring us to collect sales taxes where we currently do not collect sales taxes, or to collect additional sales taxes in a state in which we currently collect sales taxes, could result in substantial tax liabilities (including penalties and interest). In addition, the imposition of additional sales tax collection obligations, whether for prior years or prospectively, could create additional administrative burdens for us, put us at a competitive disadvantage if similar obligations are not imposed on our competitors, and decrease our future sales, which could have an adverse impact on our business and results of operations.

Our ability to use our net operating loss carryforwards may be limited.

We have incurred substantial net operating losses during our history. Subject to the limitations described below, unused net operating losses generally may carry forward to offset future taxable income if we achieve profitability in the future, unless such net operating losses expire under applicable tax laws. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act, or the TCJA, as modified in 2020 by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, unused U.S. federal net operating losses generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. Our ability to utilize our federal net operating carryforwards may be limited under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders or groups of stockholders over a rolling three-year period. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards. We have not yet completed a Section 382 analysis, and therefore, there can be no assurances that any previously experienced ownership changes have not materially limited our utilization of affected net operating loss carryforwards. Future changes in our stock ownership, including as a result of this offering, which may be outside of our control, may trigger an ownership change that materially impacts our ability to utilize pre-change net operating loss carryforwards.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business.” Forward-looking statements include statements concerning:

●	our possible or assumed future results of operations;

●	our business strategies;

●	our ability to attract and retain customers;

●	our ability to sell products to customers;

●	our cash needs and financing plans;

●	our competitive position;

●	our industry environment;

●	our potential growth opportunities;

●	the effects of future regulation; and

●	the effects of competition.

All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes to identify forward-looking statements.

The outcome of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These important factors include our financial performance and the other important factors we discuss in greater detail in “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as applying to all related forward-looking statements wherever they appear in this prospectus. Given these factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

41

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $8.0  million (or approximately $9.3 million if the underwriter’s option to purchase additional shares of common stock is exercised in full) based on an assumed initial public offering price of $4.00 per share of common stock, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $2.2 million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $0.4 million, assuming the assumed initial public offering price of $4.00 per share of common stock remains the same.

We currently anticipate that we will use the net proceeds from this offering as follows:

●	approximately $1.6 million (20% of the net proceeds) to pay off outstanding accounts payable and potentially the $500,000 bridge loans made by Santai to us in July and August 2023, as well as the $950,000 bridge loans made by Sterling to us in August, September and October 2023, (and any other such bridge loans as Santai or Sterling may provide to us before our listing on the Nasdaq Stock Market), which loans are non-interest bearing and are repayable on the September 30, 2024, or thirty (30) days after our listing on the Nasdaq Stock Market (the forms of the notes and the loan agreements are filed herewith as Exhibit 10.42 and 10.44, respectively).

●	approximately $2.0 million (25% of the net proceeds) as collateral to help secure traditional bank facilities at a lower cost than the credit facilities the Company currently relies on.

●	approximately $2.4 million (30% of the net proceeds) to support strategic acquisitions (which may be structured on an earn-out basis as a percentage of sales and/or with issuance of shares instead of cash outlay);

●	approximately $2.0 million (25% of the net proceeds) for general working capital, including approximately $400,000 to $500,000 planned to be used to introduce automation technology to our warehouse. See “BUSINESS- Growth Strategy-Warehouse Automation.

We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. In addition, although from time to time, we may meet with and identify acquisition targets, we currently have no agreements or commitments with respect to material acquisitions or investments in other companies. Management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of June 30, 2023 on:

●	an actual basis, giving effect to (i) $3,500,000 of capital contribution by our controlling shareholder, Santai Global Asset Management Limited, on September 14, 2022 and (ii) $3,550,000 of additional capital contribution by our controlling shareholder on September 28, 2022; (iii) $5,500,000 of additional capital contribution by our controlling shareholder on November 29, 2022 (iv) $9,000,000 of additional capital contributions by our controlling shareholder on June 30, 2023 (See the Statements of Changes in Stockholder’s Deficit in the Company’s consolidated financial statements and Exhibits 10.18, 10.19, 10.20 and 10.39 hereof for details regarding the capital contributions); and (iv) the conversion from a limited liability company to a corporation on December 31, 2022 and the issuance of 15,000,000 initial shares of common stock; and

●	a pro forma basis to give effect to the sale by us of 2,400,000 shares of common stock in this offering, at the assumed public offering price of $4.00 per share of common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The authorized capital stock set forth in the table below represents our authorized capital following the conversion from a limited liability company to a corporation.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited financial statements for the year ended December 31, 2022, and the related notes thereto, included in this prospectus.

	As of June 30, 2023
	Actual	Pro forma
	(in US$)
	(Unaudited)
Cash	$89,688	$8,087,423
Total liabilities	$13,376,298	$13,376,298

Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued.
Common Stock, $0.0001 par value, 90,000,000 shares authorized, 15,000,000 shares issued and outstanding, actual; 17,400,000 shares issued and outstanding, pro forma as adjusted	$1,500	$1,740
Capital in excess of par	26,395,000	34,392,495
Accumulated deficit	(27,085,474)	(27,085,474)
Total stockholder’s equity/(deficit)	$(688,974)	$7,308,761

If the underwriter exercises its option to purchase additional shares in full, pro forma cash, common stock, capital in excess of par, total stockholder’s equity, total capitalization and shares of common stock outstanding as of June 30, 2023 would be $9,397,823, $1,776, $35,702,859, $8,619,161, $21,995,459 and 17,760,000 shares, respectively.

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DILUTION

If you invest in our shares of common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of June 30, 2023, on pro forma adjusted basis was $(6.7) million or $(0.45) per share. Net tangible book value per share represents our total net tangible assets (which were total assets of $12.7 million less intangible assets and goodwill of $6.0 million, less our total liabilities of $13.4 million at June 30, 2023) divided by the outstanding shares of common stock of 15,000,000 following the conversion from a limited liability company to a corporation.

After giving effect to receipt of the net proceeds from our sale of shares of common stock in this offering, at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2023 would have been approximately $1.3 million or $0.07 per share. This amount represents an immediate increase in as adjusted net tangible book value of $0.52 per share to our existing stockholders and an immediate dilution of $3.93 per share to new investors participating in this offering.

We determine dilution per share to investors participating in this offering by subtracting as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by investors participating in this offering. The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share of common stock	$4.00
Net tangible book value per share as of June 30, 2023	$(0.45)
Increase per share to existing stockholders attributable to investors in this offering	$0.52
Pro forma as adjusted net tangible book value per share, to give effect to this offering	$0.07
Dilution in pro forma net tangible book value per share to new investors in this offering	$(3.93)

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share of common stock would increase (decrease) the net proceeds to us by approximately $2.2 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

The as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price, number of shares of common stock and other terms of this offering determined at pricing.

If the underwriter exercises its option to purchase additional shares of common stock in this offering in full at the assumed initial public offering price of $4.00 per share of common stock and assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, the as adjusted net tangible book value would be approximately $0.15 per share, and the dilution in as adjusted net tangible book value per share to investors in this offering would be approximately $3.85 per share.

The table below summarizes as of June 30, 2023, on an adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing shares in this offering at an assumed initial public offering price of $4.00 per share of common stock, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	15,000,000	86.2%	$21,550,000	69.2%	$1.44
New investors	2,400,000	13.8%	9,600,000	30.8%	4.00
Total	17,400,000	100%	31,150,000	100%	1.79

In addition, if the underwriter exercises its option to purchase additional shares of common stock in full, the percentage of shares held by existing stockholders will be reduced to 84.5% of the total number of shares of common stock to be outstanding upon the closing of this offering, and the number of shares of common stock held by new investors participating in this offering will be further increased by 360,000 shares, or 2.0 percent of the total number of shares of common stock to be outstanding upon the closing of this offering.

The total number of shares of our common stock reflected in our actual and as adjusted information set forth in the table above excludes:

●	120,000 shares underlying the warrants we will issue to the Underwriter under this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with our financial statements and related notes that appear elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. See the discussion under “Special Note Regarding Forward-looking Statements” beginning on page 41 of this prospectus.

Overview

The Company is a collection of purpose-led, lifestyle brands offering apparel and accessories for men and women through its two complementary brands, The J Peterman Company (or J Peterman) and The Territory Ahead (or Territory Ahead) The Company’s products are available to customers online through Company-owned websites, including its newly created online outlet store beginning in May 2023 and through the use of third parties that provide logistics and fulfilment services.

Our management team have extensive retail experience and implemented a complete revamp of the Company, bringing in new management staff, improving purchasing and merchandising processes, optimizing marketing effectiveness, increasing operations efficiency, and enhancing the customer experience.

The Company has invested considerably to reinvent the portfolio brands and develop the necessary infrastructure to support the brands and enable the scalable acquisition of additional brands to further its roll-up strategy.

Although, the impact of COVID-19 on us in 2020 was significant, as it was for virtually all retailers, we were proactive and aggressive in its response and was able to adjust to meet the challenge. In 2021, we saw a significant resurgence of the business; although, the operations and profitability were still hampered by the continuing impact of global logistics challenges, labor disruption, and the need to invest in core infrastructure. We have met these challenges by making purchase decisions earlier, in sufficient quantities and through air freight (40-50% of purchase orders) to ensure product supply and minimize impacts on customer demand, rebalanced our vendors, and addressed both merchandise costs and baseline product margins in our merchandise assortment. In addition, the company addressed latent infrastructure deficiencies through targeted staff increases, reinvention of our fulfilment capabilities, and utilization of 3rd party resources.

As a result of the aforementioned action plans from our management team, we ended our fiscal year ended 2021 with total revenues of approximately $28.7 million, up 85.1% over approximately $15.5 million revenue for our fiscal year ended 2020. Gross profit was improved by 10.5% points through product margin efficiencies and efficient customer acquisition.

For the year ended December 31, 2022, the Company focused on further improving its operational infrastructure, product development and sourcing, and online marketing capabilities. Gross profit as a percentage of sales improved during 2022 by 2.4% compared to 2021 across all brands. Disregarding the revenues from the Guideboat brand, which started to be wound down in the third quarter of 2021 and was completely discontinued as of March 31, 2023, revenues for the two remaining brands remained flat year over year.

For the six months ended June 30, 2023, the Company’s gross profit percentage decreased 7.0% compared to the same period in the 2022 as a result of lower sales prices due to more aggressive promotional activities and product mix throughout the period.

Additionally, infrastructure investments have positioned the Company for sustainable growth. We are very bullish on future performance given the fundamental improvements made to the company during the periods presented.

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Corporate History and Development

On December 31, 2022, we were converted from JP Outfitters, LLC (“JPOL”), a Delaware limited liability company to a Delaware corporation, JP Outfitters, Inc. (“JPO”). Currently, 88.33% of our shares of common stock are owned by Santai Global Asset Management Ltd., a Hong Kong Company (“Santai”).

JPOL was formed as a Delaware limited liability company on May 2, 2019 for the sole purpose of acquiring certain assets formerly owned by its predecessor, The J. Peterman Company, LLC (“JPC”), after JPC defaulted on its debt and its secured lender, Rosenthal & Rosenthal (“Rosenthal”), acquired the collateral due to the default. On May 31, 2019, JPOL entered into a Surrender and Asset Purchase Agreement (“Agreement”) with Rosenthal and JPC to acquire assets back from Rosenthal. The collateral was acquired along with certain prior liabilities of JPC, including the assumption of accounts payable balance owed to Sterling (as evidenced by the Assignment and Assumption of Trade Debt Obligations dated June 11, 2019), equipment lease liabilities, liabilities to Gordon Brothers Brands (“GBB”) and lease obligations for the JPC office and JPC’s warehouse facility in Blue Ash, Ohio.

To finance the purchase, on June 11, 2019, JPOL entered into a credit facility with Rosenthal (the “Rosenthal Credit Facility”), the proceeds of which funded one-hundred percent of the purchase price under the Agreement. The collateral under the Rosenthal Credit Facility includes substantially all of the assets of JPOL, including, but not limited to, all receivables, all cash accounts, all credit insurance policies, all books and records and general intangibles, all accounts, instruments, and other commercial papers, all inventory, goods, and equipment, and any proceeds of the above-mentioned items. On September 9, 2021, TA Outfitters, LLC, a Delaware limited liability company (“TAO”) and a wholly owned subsidiary of JPOL, entered into a joinder agreement with JPOL and Rosenthal, agreed to be jointly and severally liable to Rosenthal for all obligations under the Rosenthal Credit Facility.

Upon closing the Rosenthal Credit Facility, JPOL settled its liabilities with GBB for $998,270 (the “GBB settlement”).

To finance the GBB settlement, JPOL sold The J. Peterman Company brand name to Asiamax Holdings Ltd. (“Asiamax”), a wholly owned subsidiary of Sterling. Sterling has been JPC’s apparel vendor since the early 1990s and is the largest creditor of JPC, JPOL, and the Company, as of the date of this registration statement, in an amount of approximately $2.6 million. Subsequently, on May 30, 2019, JPOL entered into an exclusive licensing agreement with Asiamax under which JPOL pays royalty payments to Asiamax in exchange for the license to use The J. Peterman Company brand within North America, Central America, South America, the Caribbean and worldwide online. The license has an initial term of 20 years with automatic renewal for successive 10-year periods. The license agreement was further amended in July 2019 with (i) slight modification of the formula of the royalty payment and (ii) limitation on the territory with regard to the worldwide online sales – it was limited to orders placed on JPOL’s U.S. based websites.

Since its inception in June 2019, JPOL had been the maker of a promissory note (“PN”) of $500,000 payable to Asiamax. The PN was replaced in June 2021 by an amended and restated promissory note (“Amended PN”). On the same day, JPOL issued to AsiaMax a related Warrant which could be convertible into up to 75% equity of JPOL exercisable pursuant to the terms under the Warrant. In March 2022, the Amended PN and the Warrant were assigned by Asiamax to Santai Biotechnical Research Institute Company Limited (the predecessor of Santai), a third party investor unrelated to Asiamax. The assignment was completed on March 28, 2022 and Santai on the same day exercised the Warrant and became the 75% owner of JPOL. Effective June 30, 2022, the Amended PN was further amended by the First Amendment to Amended and Restated Promissory Note which extended the maturity date of the note to no earlier than January 1st, 2024 upon demand.

Upon becoming the controlling shareholder of JPOL, Santai paid down JPOL’s trade payable to Sterling by $2,000,000 on March 29, 2022 and a further $1,500,000 on May 27, 2022. The total of these amounts, $3,500,000, was converted by Santai into equity of JPOL as of those dates per a capital contribution agreement dated September 14, 2022 (the “Capital Contribution Agreement”). Through a novation and capital contribution agreement dated September 28, 2022 among Santai, Sterling and JPOL (the “First Novation and Capital Contribution Agreement”), $3,050,000 in JPOL’s note payable to Sterling was transferred to Santai, and Santai subsequently converted the $3,050,000 note and the previously assigned $500,000 note from AsiaMax to Santai into equity of JPOL. On November 29, 2022, a second novation and capital contribution agreement (the “Second Novation and Capital Contribution Agreement”) was executed among Santai, Sterling and JPOL with the effect of transferring to Santai JPOL’s account payable to Sterling in the amount of $5,500,000 and Santai converting the same into equity of JPOL.

On December 30, 2022, January 30, 2023, March 15, 2023, April 25, 2023, May 17, 2023, May 25, 2023, and June 9, 2023 Santai provided to the Company loans in the principal amount of $750,000, $500,000, $500,000, $500,000, $200,000, $250,000 and $300,000 respectively, which loans were non-interest bearing and were subsequently converted to equity on June 30, 2023, through a third novation agreement dated June 30, 2023, between Santai, Sterling and JPO (the “Third Novation Agreement”). Also through the Third Novation Agreement, $6.0 million of Sterling accounts payable was transferred to Santai and converted to equity of JPO. This brings the total debt to equity conversion in JPOL by Santai to $21,550,000 since becoming JPOL’s controlling shareholder. The ownership percentage of Santai remained 75% after the series of equity conversion and before the conversion from JPOL to JPO.

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The conversion from JPOL to JPO was completed on December 31, 2022, using the “statutory conversion” method under Section 265 of the Delaware General Corporation Law. Pursuant to Revenue Ruling 2004-59, in the event of a “statutory conversion”, the below are assumed to have happened: all of the assets and liabilities of the limited liability are transferred to the newly organized corporation in exchange for all of its outstanding stock (and the assumption of the liabilities), followed by the limited liability company’s distribution of the shares to its members in complete liquidation of the limited liability company. Under this approach, Santai became the 100% shareholder of JPO due to the large negative balance in BCP, LLC’s (the then 25% member) capital account prior to the conversion, in accordance with the second amended and restated operating agreement of JPOL, which specifies that JPOL liquidates in accordance with the capital account balances. On October 19, 2023, Santai sold 1,000,000 of its shares of the Company to Alice Wong, the CEO of Sterling, for $4,000,000, consisting of $400,000 cash and a $3,600,000 promissory note payable to Santai. On October 19, 2023, Santai sold 750,000 of its shares of the Company to Dennis Siu, Alice Wong’s son, for $3,000,000, consisting of $300,000 cash and a $2,700,000 promissory note payable to Santai.

On April 20, 2023, (a) Santai’s board of directors approved a share transfer to Arnold Cohen, our President, and Chief Executive Officer , on the condition of the completion of the Company’s initial public offering (the “IPO”) and (b) Santai and Arnold Cohen entered into a Stock Transfer Agreement. Pursuant to the Stock Transfer Agreement and subject to completion of the IPO, Santai will transfer a total of 3,000,000 shares of common stock of JPO held by Santai to Arnold Cohen, for no consideration, in three (3) equal tranches with the first tranche due on January 1, 2024, the second tranche due on July 1, 2024, and the third tranche due on January 1, 2025. Upon the occurrence of a Change in Control (as defined in the Stock Transfer Agreement) before January 1, 2025, and subject to completion of the IPO, any such shares not yet transferred as of the date of the Change in Control shall be transferred to Arnold Cohen. Other than the completion of the IPO, the share transfer is not subject to any vesting or other forfeiture conditions. The Stock Transfer Agreement is filed herewith as Exhibit 10.35. Effective January 1, 2023, Santai and AA Assets Limited, a Hong Kong company wholly owned by Sam Chung, entered into a Stock Purchase Agreement (the “SPA”) under which Santai agreed to transfer to AA Assets Limited 1,500,000 shares of common stock (the “Shares”), which equal to 10% of the Company’s outstanding shares of Common Stock, at a per share price of $0.0001. The closing of the transfer of the Shares was set to be May 30, 2023 or such other date as agreed on by Santai and AA Assets Limited. Effective May 31, 2023, Santai and AA Assets Limited amended and restated the SPA to clarify that the transfer of the shares may occur only after the Company’s successful listing on Nasdaq, and AA Assets Limited may, at its option, purchase all or any portion of the Shares within five (5) years after the Company’s listing on Nasdaq. The SPA and the amended and restated SPA are filed herewith as Exhibit 10.34 and Exhibit 10.37, respectively.

The Territory Ahead brand and the related intellectual property were acquired by TAO from the assignee of DAI Holding, LLC on February 12, 2020 via an Asset Purchase Agreement for a total price of $5.0 million. The purchase price was structured to comprise a $200,000 initial payment and a promissory note payable of $4.8 million. Payments on the note payable have been made quarterly and the amounts vary according to a pre-set percentage of the brand’s revenue. Specifically, a quarterly payment of 8% of the Net Revenue (as defined in the promissory note filed herewith as Exhibit 10.7) for the immediately preceding calendar year were made through January 15, 2022, a quarterly payment of 6% of the Net Revenue for the immediately preceding calendar year have been and will be made through April 15, 2022, and a quarterly payment of 5% of the Net Revenue for the immediately preceding calendar year will be made on April 15, 2025 and thereafter; provided that once the aggregate principal payments total $4.8 million, no additional principal payments shall be due and the promissory note shall be terminated. If an Event of Default, as defined in the Asset Purchase Agreement, shall occur, all unpaid principal payments then due under the note, including interest accrued thereon, late charges and all other sums then owing hereunder may be declared due and payable by the holder of the note at its option. The Company has entered into a Parent Guaranty with the assignee of DAI Holding, LLC under which the Company unconditionally and irrevocably guarantees full and timely payment of all amounts under the note. As of August 31, 2023, the amount of the promissory note currently outstanding is $1,873,450.

Key Factors that Affect Operating Results

We believe the key factors affecting our financial condition and results of operations include the following:

Our ability to increase our brand awareness

We believe that direct marketing via catalogs is a core competency that can be leveraged for a holistic and efficacious customer marketing program. In addition, we believe that the utilization of website and social media is becoming an important trend for us to promote products and provide promotional updates to our customers. We intend to strengthen our online marketing efforts through our website and other social media channels and expand and strengthen consumer targeting through an integrated Direct-to-Consumer (DTC) model incorporating catalogs and online.

Retention of Key Management Team Members

Another key differentiating factor for JPO is the rich blended nature of our management team. Our management team comprises executives with extensive experience in retail experience segment. The wide array of industries captured by our management team allows us to deliver superior values to our customers through a combination of fit, quality, brand and price as the management team possesses an in-depth understanding of the prevalent in our industry. The loss of any of our key executive team member might affect our marketing efforts and might lead to the decrease in values of our well-established brand and loss in revenue.

Our Ability to Use Existing Sales Channels and Penetrate New Markets

We have developed a highly effective distribution and marketing plan to target customers and are committing incremental sales and marketing resources to the customers from online and catalog merchandise sales to increase our penetration within this market. Our ability to use existing sales channels and penetrate new markets into in-store retail sales to boost our sales could be a challenge but will be evaluated as an additional distribution vehicle.

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Results of Operations

For the six months ended June 30, 2023, and 2022

	For the Six Months Ended June 30,
				Percentage
	2023	2022	Change	Change
Net revenue	$11,373,084	$12,493,561	$(1,120,477)	9.0%
Cost of goods sold	5,661,730	5,348,887	$312,843	5.8%
Gross profit	5,711,354	7,144,674	$(1,433,320)	20.1%
Operating, selling, general, and administrative expense	12,950,838	9,024,890	$3,925,948	43.5%
Depreciation and amortization expense	241,278	226,998	$14,280	6.3%
Total operating expenses (1)	13,192,116	9,251,888	$3,940,228	42.6%
Loss from operations	(7,480,762)	(2,107,214)	$(5,373,548)	255.0%
Other expense, net	(252,071)	(203,020)	$(49,051)	24.2%
Net loss	$(7,732,833)	$(2,310,234)	$(5,422,599)	234.7%

(1) Includes shared-based compensation of $4.8 million and $0 for the six-months ended June 30, 2023 and 2022, respectively. See Note 10, Share-based Compensation, of the consolidated financial statements, for additional information.

Net revenue

Our net revenue decreased by approximately $1.1 million or 9.0%, to approximately $11.4 million for the six months ended June 30, 2023, as compared to $12.5 million for the six months ended June 30, 2022. The following disaggregates revenues by brand.

	For the Six Months Ended
	June 30, 2023	June 30, 2022

J Peterman	$4,018,972	$3,612,984
Territory Ahead	6,770,200	7,713,993
Outlet	71,890	-
Sub-total	10,861,062	11,326,977
Guideboat	512,022	1,166,584
Net revenue	$11,373,084	$12,493,561

Revenues of $10.9 million for the J Peterman, Territory Ahead brands and our newly created Outlet decreased approximately $0.5 million, or 4.1% for the six months ended June 30, 2023 versus 2022 of $11.3 million. Territory Ahead, acquired during 2020, reflected softness in the market due to macro-economic factors and inflation, with net revenue decreasing approximately $0.9 million or 12.2% for the six months ended June 30, 2023 versus 2022. J Peterman saw an increase in net revenue as the current period was supported through merchandising and marketing efforts early in 2023. J Peterman revenues increased approximately $0.4 million or 11.2% to $4.0 million for the six months ended June 30, 2023, as compared to $3.6 million in 2022. Guideboat experienced a decrease of approximately $0.7 million for the six months ended June 30, 2023, versus the comparable period in 2022. The decrease was directly attributable to the decision to forego the mailing of the 2022 fall catalogs based on our decision to exit the brand in the 3rd quarter of 2021. As of March 31, 2023, the Company has completely exited the Guideboat brand.

Cost of goods sold

Cost of goods sold mainly consists of cost of merchandise, net of purchase discounts, credit card fees, inbound and outbound shipping costs, and royalties on brand licenses. Total cost of goods sold increased by approximately $0.3 million, or 5.8%, to approximately $5.7 million for the six months ended June 30, 2023, as compared to approximately $5.3 million for the six months ended June 30, 2022. The increase in cost of goods sold was primarily driven by product mix and our decision to exit the Guideboat brand in the third quarter of 2021. The following disaggregates cost of goods by brand.

	For the Six Months Ended
	June 30, 2023	June 30, 2022

J Peterman	$1,996,703	$1,790,710
Territory Ahead	2,743,028	2,857,606
Outlet	80,966	-
Sub-total	4,820,697	4,648,316
Guideboat	841,033	700,571
Costs of goods sold	$5,661,730	$5,348,887

For the six months ended June 30, 2023, cost of goods sold increases of $0.4 million for J Peterman, Guideboat, and Outlet were offset by cost decreases of $0.1 million for Territory Ahead, and as a percentage were 11.5%, 20.0%, 100.0% and (4.0%), respectively, for each brand, compared to the six months ended June 30, 2022.

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Gross Profit

Gross profit decreased by approximately $1.4 million, or 20.1%, to approximately $5.7 million for the six months ended June 30, 2023, from approximately $7.1 million for the six months ended June 30, 2022. The following disaggregates gross profit by brand.

	For the Six Months Ended
	June 30, 2023	June 30, 2022

J Peterman	$2,022,269	$1,822,274
Territory Ahead	4,027,172	4,856,387
Outlet	(9,076)	-
Sub-total	6,040,365	6,678,661
Guideboat	(329,011)	466,012
Gross profit	$5,711,354	$7,144,673

For the six months ended June 30, 2023 and 2022, overall gross profit percentage was 50.2% and 57.2%, respectively. The decrease in gross profit percentage of 7.0% was primarily due to our exit from the Guideboat brand of $0.8 million, and lower sales and product mix of $0.8 million for Territory Ahead, and offset by improved margins for J Peterman primarily attributable to higher sales as discussed below.

J Peterman’s gross profit as a percentage of sales remained relatively flat 50.3% for the six months ended June 30, 2023, as compared to 50.4% for the six months ended June 30, 2022. Higher margins earned in the second quarter are attributable to improved direct costs on purchased goods along with higher sales corresponding to the refreshing of acquired merchandise for the J Peterman brand which were fully offset by aggressive promotional offerings in the first quarter of 2023 in order to remain competitive in the current market environment in which J Peterman competes.

Territory Ahead saw gross profit margin decrease 3.5% to 59.5% for the six months ended June 30, 2023, as compared to 63.0% for the six months ended June 30, 2022. Similar to J Peterman above, prior year cost saving initiatives were unfavorably impacted by aggressive promotional offerings in 2023 in order to remain competitive in the current market environment in which Territory Ahead competes.

Our decision to exit the Guideboat brand resulted in brand losses of approximately $0.3 million as we liquidated remaining inventory and exited the brand, compared to gross profit of $0.5 million for the six months ended June 30, 2022. As of March 31, 2023, we have fully exited the Guideboat brand.

The Company has been able to effectively mitigate inflationary pressures in its supply chain across its broad product portfolio through many levers including vendor selection and sourcing, product design attributes, outbound shipping improvements, and product pricing increases. Initial margins have generally increased as a result across the portfolio, and the Company intends through initial pricing to protect itself from any ongoing supply chain cost increases. As a result, the Company has not experienced negative effects on gross profit margins during the six months ended June 30, 2023, and for the years ended December 31, 2022, and 2021 and would expect initial margins to remain healthy going forward. However, the Company anticipates that the effect of inflationary pressures will predominantly result in the need to discount its products more aggressively via promotions to respond to competitors’ activity and overall consumer pull-back on discretionary purchases in an inflationary environment. The Company believes this will present a gross profit margin risk that will likely continue into 2023 until such time as increased promotional activity can be scaled back to historical levels.

Operating Expenses

Total operating expenses, including depreciation and amortization, increased by approximately $3.9 million, or 42.6%, to approximately $13.2 million for the six months ended June 30, 2023, from approximately $9.3 million for the six months ended June 30, 2022.

	For the Six Months Ended June 30,
	2023	2022	Change	Change (%)
Operating, selling, general and administrative expense
Selling	$3,922,978	$4,490,351	$(567,373)	12.6%
Operating, general and administrative	9,027,860	4,534,539	$4,493,321	99.1%
Total operating, selling, general and administrative expense	$12,950,838	$9,024,890	$3,925,948	43.5%

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Selling Expense

The following disaggregates direct marketing expense by brand:

	For the Six Months Ended
	June 30, 2023	June 30, 2022

J Peterman	$1,537,038	$1,336,188
Territory Ahead	2,382,130	2,208,978
Sub-total	3,919,168	3,545,166
Guideboat	3,810	945,185
Total selling expense	$3,922,978	$4,490,351

J Peterman and Territory Ahead direct marketing expenses increased $0.4 million or 10.5%, to $3.9 million for the six months ended June 30, 2023, as compared to $3.5 million for the six months ended June 30, 2022, due to increases in printing and paper costs of approximately $0.4 million.

Guideboat direct marketing expenses decreased by approximately $0.9 million for the six months ended June 30, 2023, as compared to the same period in 2022. This was driven by the Company’s decision to exit the Guideboat brand at the end of 2022. As of March 31, 2023, the Company has fully exited the Guideboat brand.

Operating General and Administrative Expenses

Total Operating, selling, general and administrative expense for the six month period ended June 30, 2023, increased $4.5 million to $9.0 million compared to $4.5 million for the six months ended June 30, 2022 as a result of reduced administrative expenses of approximately $0.3 million and reduced customer service costs of approximately $0.1 million related to cost reduction efforts in the current year. The remaining impact is attributed to Share-based compensation expense related to

Santai and AA Assets Limited, a Hong Kong company wholly owned by Sam Chung, following the entry into a Stock Purchase Agreement (effective January 1, 2023) (the “SPA”) under which Santai agreed to transfer to AA Assets Limited 1,500,000 shares of common stock (the “Shares”), which equal to 10% of the Company’s outstanding shares of Common Stock, at a per share price of $0.0001.

In connection with the SPA between Santai and AA Assets Limited, the fair value of the agreement was valued at approximately $4.8 million, or $3.23 per share using an income approach adjusted for lack of marketability and was recognized as share-based compensation expense on a straight-line basis over the vesting period of 5 months. As of June 30, 2023 and 2022, the Company recorded approximately $4.8 million and $0 of share-based compensation expense during the six months ended June 30, 2023 and 2022, respectively. See Note 10, Share-based Compensation, of the Company’s consolidated financial statements for additional information.

Other income (expense), net

Our other income (expense), net for the six months ended June 30, 2023 was $0.3 million as compared to $0.2 million for the six months ended June 30, 2022. The reason for the increase is driven by higher outstanding balances on our line of credit during the period as well as higher interest rates for those same periods.

Net loss

Net loss increased by approximately $5.4 million, or 234.7%, to approximately $7.7 million for the six months ended June 30, 2023, from approximately $2.3 million for the six months ended June 30, 2022. This change was primarily due to the $4.8 million of share-based compensation and the discontinuance of the Guideboat brand as discussed above.

Liquidity and Capital Resources

In assessing liquidity, we monitor and analyze cash on-hand and operating and capital expenditure commitments. Our liquidity needs are to meet working capital requirements, operating expenses and capital expenditure obligations. Debt financing in the form of notes payable have been utilized to finance working capital requirements. As of June 30, 2023 and December 31, 2022, our working capital deficit was approximately $7.4 million and $10.4 million, respectively, and for the same periods ended, we had cash of approximately $0.1 million and $0.1 million, respectively.

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The Company has sustained recurring losses, negative cash flows from operations, and working capital deficits, which during the six months ended June 30, 2023, and years ended December 31, 2022, and 2021 were impacted by inflation and the COVID-19 pandemic. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, before consideration of management’s plans. Management performed an evaluation of the significance of these conditions and events in relation to the entity’s ability to meet its obligations. Based on this evaluation, management implemented a plan that alleviated substantial doubt about the entity’s ability to continue as a going concern. Management has taken several actions to ensure that the Company will continue as a going concern through twelve months from the date that these unaudited condensed consolidated financial statements are available to be issued. Management has worked with its vendor to extend its payment terms and have a committed equity infusion from its controlling shareholder. Further, in September 2023, the Company’s controlling shareholder and long-term vendor have executed agreements of financial support whereby the controlling shareholder will lend the Company additional funds for up to $2 million and the Company’s long-term vendor will extend up to $7.5 million in additional credit towards the purchase of inventory. In addition, management intends to implement cost-cutting measures and pursue strategies to reduce inventory levels through targeted sales.

In addition, upon becoming the controlling member owning 75% of the ownership interest of JPOL, and subsequently 100% of shareholder of JPO. Santai paid down JPOL’s trade payable to Sterling by $2,000,000 on March 29, 2022, $1,500,000 on May 27, 2022. The total of these amounts, $3,500,000, was converted by Santai into equity of JPOL as of those dates per a capital contribution agreement dated September 14, 2022. Subsequently, through a novation and capital contribution agreement dated September 28, 2022, among Santai, Sterling and JPOL, $3,050,000 in JPOL’s indebtedness to Sterling was transferred to Santai and Santai subsequently converted the $3,050,000 note and the previously assigned $500,000 note from AsiaMax to Santai into equity of JPOL. In addition, a novation and capital contribution agreement dated November 29, 2022, among Santai, Sterling and JPOL transferred $5,500,000 of Sterling indebtedness to Santai and Santai subsequently converted the $5,500,000 into equity of JPOL. This brings the total debt to equity conversion in JPOL by Santai to $12,550,000 since becoming JPOL’s controlling shareholder. In addition, on December 31, 2022, January 31, 2023, March 15, 2023, April 25, 2023, May 17, 2023, May 25, 2023, and June 9, 2023, Santai provided to the Company loans in the principal amount of $750,000, $500,000, $500,000, $500,000 $200,000, $250,000, and $300,000, respectively, which loans were non-interest bearing (a form of the note related to these loans is filed herewith as Exhibit 10.40) and were subsequently converted to equity. Also through the Third Novation Agreement, $6.0 million of Sterling accounts payable was transferred to Santai and converted to equity in JPO.

On July 17, 2023 and August 2, 2023, the Company entered into additional non-interest bearing notes payable agreements with Santai for $250,000 each and on August 31, 2023, September 15, 2023, September 28, 2023, and October 27, 2023, the Company entered into similar non-interest bearing notes payable agreements with Sterling, the Company’s largest vendor, for $250,000, $200,000, $250,000, and $250,000, respectively. Each of these Notes Payable are due on or before (i) 30 days after JPO becomes listed on the NASDAQ or September 30, 2024 (a form of the note related to these loans is filed herewith as Exhibit 10.42).

Management believes that these actions and events will enable the Company to continue as a going concern within twelve months after the date the June 30, 2023, unaudited condensed consolidated financial statements are issued.

The following summarizes the key components of cash flows for the six months ended June 30, 2023, and 2022.

	For the Six Months Ended June 30,
	2023	2022

Net cash used in operating activities	$(3,064,508)	$(1,104,323)
Net cash used in investing activities	(94,948)	(99,102)
Net cash provided by financing activities	3,196,414	1,090,080
Net change in cash and cash equivalents	$36,958	$(113,345)

Operating activities

Net cash used in operating activities was approximately $3.1 million for the six months ended June 30, 2023, and was primarily attributable to (i) a net loss of approximately $7.7 million, which were primarily offset by non-cash expense of $4.8 million for share-based compensation, (ii) $1.6 million decrease in our merchandise inventory, which were fully offset by $1.6 million decrease in accounts payable, and (iii) approximately $0.3 million in accounts receivable.

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Net cash used in operating activities was approximately $1.1 million for the six months ended June 30, 2022, and was primarily attributable to (i) a net loss of approximately $2.3 million, (ii) approximately $1.0 million increase in our merchandise inventory, (iii) approximately $0.5 million decrease in accrued liabilities, and (iv) approximately $0.4 million increase in prepaid expense and other assets, and further impacted by a $0.1 million decrease in our deferred obligations and offset by approximately $3.1 million increase in our trade payables.

Investing activities

Net cash used in investing activities for the six months ended June 30, 2023, and 2022 was attributable to equipment purchases during the periods presented.

Financing activities

Net cash provided by financing activities was approximately $3.2 million for the six months ended June 30, 2023, and was attributable to approximately net line of credit paydowns of approximately $0.6 million and net proceeds from notes payable of approximately $3.8 million.

Net cash provided by financing activities was approximately $1.1 million for the six months ended June 30, 2022, and was primarily attributable to approximately $1.8 million net line of credit draws and offset by approximately $0.7 million in payments of notes payable.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of June 30, 2023:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Notes payable	$2,074,092	$2,074,092	$—	$—	$—
Line of credit – Rosenthal	4,474,763	4,474,763	—	—	—
Operating lease obligations	1,206,852	289,278	917,574	—	—
Total	$7,755,707	$6,838,133	$917,574	$—	$—

Results of Operations

For the years ended December 31, 2022, and 2021

	For the Years Ended December 31,
				Percentage
	2022	2021	Change	Change
Net revenue	$26,137,340	$28,696,713	$(2,559,373)	8.9%
Cost of goods sold	13,410,003	15,415,066	$(2,005,063)	13.0%
Gross profit	12,727,337	13,281,647	$(554,310)	4.1%
Operating, selling, general, and administrative expense	17,371,979	17,020,507	$351,472	2.1%
Depreciation and amortization expense	469,715	412,653	$57,062	13.8%
Total operating expenses	17,841,694	17,433,160	$408,534	2.4%
Loss from operations	(5,114,357)	(4,151,513)	$(962,844)	23.2%
Other income (expense), net	(560,005)	504,500	$(1,064,505)	211.0%
Net loss	$(5,674,362)	$(3,647,013)	$(2,027,349)	55.6%

Net revenue

Our revenue primarily derived from online merchandise sales through its two complementary brands, J Peterman and Territory Ahead. Net revenue decreased by approximately $2.6 million, or 8.9%, to approximately $26.1 million for the year ended December 31, 2022, as compared to approximately $28.7 million for the year ended December 31, 2021. The following disaggregates revenues by brand.

	For the Years Ended
	December 31, 2022	December 31, 2021

J Peterman	$8,268,297	$9,198,741
Territory Ahead	16,089,405	15,776,778
Sub-total	24,357,702	24,975,519
Guideboat	1,779,638	3,721,194
Net revenue	$26,137,340	$28,696,713

Revenues of $24.4 million for the J Peterman and Territory Ahead brands remained relatively flat for the year ended December 31, 2022, decreasing approximately $0.6 million, or 2.5% versus 2021 of $25.0 million. Territory Ahead, acquired during 2020, continued to reflect growth through merchandising and marketing efforts targeted at previously lapsed customers, with net revenue increasing approximately $0.3 million or 2.0% for the year ended December 31, 2022, versus 2021. J Peterman saw a slight decrease in net revenue as it experienced a relative stabilization after years of substantial growth following the inception of JPOL in 2019, decreasing approximately $0.9 million or 10.1% for the year ended December 31, 2022, versus the prior year. Guideboat experienced a decrease of approximately $1.9 million for the year ended December 31, 2022, versus the comparable period in 2021. The decrease was directly attributable to the decision to forego the mailing of the 2022 fall catalogs based on our decision to exit the brand in the 3rd quarter of 2021.

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Cost of goods sold

Cost of goods sold mainly consists of cost of merchandise, net of purchase discounts, credit card fees, inbound and outbound shipping costs, and royalties on brand licenses. Total cost of goods sold decreased by approximately $2.0 million, or 13.0%, to approximately $13.4 million for the year ended December 31, 2022, as compared to approximately $15.4 million for the year ended December 31, 2021. The decrease in cost of revenues is a direct result of a decrease in revenue, although with cost of goods sold decreasing at a rate higher than that of sales. Also included in 2021 cost of goods sold is an $820 thousand reserve related to our exit from the Guideboat brand (see explanation below). The following disaggregates cost of goods by brand.

	For the Years Ended
	December 31, 2022	December 31, 2021

J Peterman	$4,895,992	$5,387,756
Territory Ahead	7,136,557	6,783,826
Sub-total	12,032,549	12,171,582
Guideboat	1,377,454	3,243,484
Costs of goods sold	$13,410,003	$15,415,066

Cost of goods sold increases for Territory Ahead were offset by cost decreases for J Peterman and Guideboat and were 5.2%, (9.1%) and (57.5%), respectively, compared to 2021.

Gross Profit

Gross profit decreased by approximately $0.6 million, or 4.2%, to approximately $12.8 million for the year ended December 31, 2022 from approximately $13.3 million for the year ended December 31, 2021. The following disaggregates gross profit by brand.

	For the Years Ended
	December 31, 2022	December 31, 2021

J Peterman	$3,372,305	$3,810,985
Territory Ahead	8,952,849	8,992,952
Sub-total	12,325,154	12,803,937
Guideboat	402,183	477,710
Gross profit	$12,727,337	$13,281,647

For the years ended December 31, 2022 and 2021, overall gross profit percentage was 48.7% and 46.3%, respectively. The increase in gross profit percentage of 2.4% was primarily due to improved direct costs on purchased goods, corresponding to the refreshing of acquired merchandise for J Peterman, and the increasing revenue of the higher margin of Territory Ahead brand.

J Peterman saw gross profit percentage stabilize at 41% during 2022 to 2021. Cost saving initiatives implemented in 2021 were unfavorably impacted by aggressive promotional offerings in 2022 in order to remain competitive in the current market environment in which JP competes.

Territory Ahead saw gross profit margin percentage remain relatively consistent for 2022 and 2021 at 56% and 57%, respectively. Similar to J Peterman above, prior year cost saving initiatives implemented in 2021 were unfavorably impacted by aggressive promotional offerings in 2022 in order to remain competitive in the current market environment in which Territory Ahead competes.

Guideboat gross profit as a percentage of sales was approximately 23% for the year ended December 31, 2022 as compared to approximately 13% for the year ended December 31, 2021. The primary driver of the increase in gross profit for 2022 as compared to 2021 was the result of the decision in the third quarter of 2021 to begin executing the wind-down of the Guideboat brand. In conjunction with the wind-down, we initiated a long-term plan for an orderly sell-down of existing inventory, reducing utilization of catalogs and selling increasingly via online methods to maximize cost recovery. Additionally, an $820 thousand inventory reserve was recognized as of December 31, 2021 for the brand wind-down which did not recur in 2022. Without giving consideration to the inventory reserve, gross profit would have been 12% lower in 2022 as compared to 2021. As of March 31, 2023, the Company has fully exited the Guideboat brand.

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The Company has been able to effectively mitigate inflationary pressures in its supply chain across its broad product portfolio through many levers including vendor selection and sourcing, product design attributes, outbound shipping improvements, and product pricing increases. Initial margins have generally increased as a result across the portfolio, and the Company intends through initial pricing to protect itself from any ongoing supply chain cost increases. As a result, the Company has not experienced negative effects on gross profit margins during 2022 and 2021 and would expect initial margins to remain healthy going forward. However, the Company anticipates that the effect of inflationary pressures will predominantly result in the need to discount its products more aggressively via promotions to respond to competitors’ activity and overall consumer pull-back on discretionary purchases in an inflationary environment. The Company believes this will present a gross profit margin risk that will likely continue into 2023 until such time as increased promotional activity can be scaled back to historical levels.

Operating Expenses

Total operating expenses increased by approximately $0.4 million, or 2.1%, to approximately $17.4 million for the year ended December 31, 2022 from approximately $17.0 million for the year ended December 31, 2021.

	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	Change	Change (%)
Operating, selling, general and administrative expense
Selling	$8,613,738	$9,597,603	$(983,865)	10.3%
Operating, general and administrative	8,758,241	7,422,904	$1,335,337	18.0%
Total operating, selling, general and administrative expense	$17,371,979	$17,020,507	$351,472	2.1%

Total Operating Expense increased approximately $0.4 million, as a result of higher general and administrative expense of $1.3 million largely consisting of $1.4 million in higher payroll and benefits and offset by lower cost for catalogs of approximately $1.0 million and primarily associated with lower postage of $0.6 million, and lower printing and paper costs of approximately $0.3 million.

Selling Expense

The following disaggregates direct marketing expense by brand:

	For the Years Ended
	December 31, 2022	December 31, 2021

J Peterman	$2,811,517	$2,998,192
Territory Ahead	4,693,131	4,748,927
Sub-total	7,504,648	7,747,119
Guideboat	1,109,090	1,850,484
Total selling expense	$8,613,738	$9,597,603

J Peterman direct marketing expenses decreased by approximately $0.2 million, or 6.2%, to approximately $2.8 million for the year ended December 31, 2022 from approximately $3.0 million for the year ended December 31, 2021. This was driven primarily by lower postage, printing and paper costs as noted above of approximately $0.2 million.

Territory Ahead direct marketing expenses decreased by approximately $0.1 million, or 1.2%, to approximately $4.7 million for the year ended December 31, 2022 from approximately $4.8 million for the year ended December 31, 2021. This was driven primarily by lower postage, printing and paper costs as noted above of approximately $0.2 million and offset by higher web-ad cost of $0.1 million.

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Guideboat direct marketing expenses decreased by approximately $0.7 million, or 40.1%, to approximately $1.1 million for the year ended December 31, 2022 from approximately $1.8 million for the year ended December 31, 2021. This was driven by the Company’s decision to exit the Guideboat brand at the end of 2022.

General and Administrative Expenses

Of the total Operating, General and Administrative Expense increase, approximately $1.3 million related to general and administrative expense, which increased to approximately $8.8 million for the year ended December 31, 2022 from approximately $7.4 million for the year ended December 31, 2021.

The increase was mainly attributable to an approximately $1.9 million increase in personnel costs (salaries and benefits, professional fees and contract labor) across the organization driven by the need to enhance organizational competencies and infrastructure against identified needs and adapt to a post-COVID labor environment. A significant component of this increase, approximately $1.4 million was related to the addition of personnel resources in most functional areas, including ecommerce, merchandising, administration, and inventory planning, as well as an increase of $0.5 million for the use of outsourced professional services and contract labor for the full year 2022 versus only a portion of 2021. The increase was partially offset by $0.5 million in sales tax expensed due mainly to the decrease in sales during the period and approximately $0.1 million related to lower administrative expenses for the year ended December 31, 2022 as compared to 2021.

Other income (expense), net

Our other income (expense), net is summarized as follows:

	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	Change	Change (%)
Other income (expense)
Interest expense	$(560,005)	$(345,900)	$214,105	61.9%
Forgiveness of PPP loan	-	850,400	$(850,400)	-
Total other (expense)/income, net	$(560,005)	$504,500	$1,064,505	211.0%

Total other (expense)/income, net decreased by approximately $1.1 million, or 211.0%, to approximately $0.6 million of expense for the year ended December 31, 2022, from approximately $0.5 million of income for the year ended December 31, 2021. The decrease in total other expense, net was primarily attributable to recognition of $0.85 million of PPP loan forgiveness in 2021 that did not recur in 2022 and interest expense increased $0.2 million as a result of higher line of credit balances and interest rates in 2022 as compared to 2021.

Net loss

Net loss increased by approximately $2.0 million, or 55.6%, to approximately $5.7 million for the year ended December 31, 2022, from approximately $3.6 million for the year ended December 31, 2021. Such change was mainly due to the reasons discussed above.

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The following summarizes the key components of cash flows for the years ended December 31, 2022, and 2021.

	For the Years Ended December 31,
	2022	2021

Net cash provided by (used in) operating activities	$(5,265,148)	$337,599
Net cash used in investing activities	(156,472)	(206,277)
Net cash (used in) provided by financing activities	5,312,562	(49,444)
Net change in cash and cash equivalents	$(109,058)	$81,878

Operating activities

Net cash used in operating activities was approximately $5.3 million for the year ended December 31, 2022 and was primarily attributable to (i) a net loss of approximately $5.7 million, (ii) decrease of approximately $0.5 million of current liabilities, (iii) approximately $0.2 million decrease on our operating lease liability, (iv) approximately $0.1 million decrease on our deferred obligations which were offset by (v) approximately $0.4 million decrease in our prepaid assets, (vi) approximately $0.5 million decrease in our merchandise inventory, (vii) $0.2 million increase in our trade receivables and (viii) $0.1 million increase in non-cash items such as amortization and depreciation.

Net cash provided by operating activities was approximately $0.3 million for the year ended December 31, 2021 and was primarily attributable to (i) approximately $3.6 million increase in accounts payable and approximately $0.7 million increase in accrued liabilities as we have leveraged vendor relationships, particularly our long-term supplier of inventory, Sterling, for extended terms to support the company through this period of growth, reinvention and investment, and COVID challenges, (ii) approximately $0.5 million increase in sales taxes payable resulted from our increased sales, (iii) approximately $0.2 million increase in deferred revenue for sales collected but backordered as of year-end 2021, (iv) approximately $0.2 million decrease in prepaid expense and other current assets resulted from the realization of more prepaid postage and prepaid catalog expenses in 2021, and (v) approximately $0.5 million in non-cash items such as depreciation and amortization expense, offset by (i) a net loss of approximately $3.7 million, (ii) approximately $0.1 million increase in accounts receivable from float in our credit card settlements due to higher sales, (iii) approximately $0.7 million increase in net merchandise inventory due to accommodate anticipated sales growth (composed of approximately $1.5 million in increases in gross inventory less an approximately $0.8 million inventory reserve), and (iv) approximately $0.1 million payment of our operating lease liability.

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Investing activities

Net cash used in investing activities was approximately $0.2 million for the years ended December 31, 2022, and 2021, respectively, and was attributable to equipment purchases.

Financing activities

Net cash provided by financing activities was approximately $5.3 million for the year ended December 31, 2022, and was attributable to approximately net line of credit draws of $2.2 million and proceeds from notes payable of approximately $3.1 million.

Net cash used in financing activities was approximately $0.05 million for the year ended December 31, 2021, and was primarily attributable to approximately $1.0 million payments of notes payable, offset by approximately $0.5 million net line of credit draws and PPP loan approximately $0.4 million borrowings from PPP loan.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of December 31, 2022:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Notes payable	$3,285,346	$—	$3,285,346	$—	$—
Line of credit – Rosenthal	5,067,095	5,067,095	—	—	—
Operating lease obligations	1,347,326	285,114	1,062,212	—	—
Total	$9,699,767	$5,352,209	$4,347,558	$—	$—

Off-Balance Sheet Arrangements

As of December 31, 2022, we have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our shareholders.

Critical Accounting Policies and Estimate

The consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. Our significant accounting policies are more fully described in Note 3 to the consolidated financial statements included elsewhere in this prospectus, but we believe that the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

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Merchandise Inventory

Inventories are valued at the lower of cost or net realizable value using the FIFO (first-in, first-out) method. We maintain a reserve for inventory based on estimated losses that result from inventory that becomes obsolete or for which we have excess inventory levels. In determining these estimates, we perform an analysis on current demand and usage for each inventory item over historical time periods. Based on that analysis, we reserve a percentage of the inventory amount within each time period based on historical demand and usage patterns of specific items in inventory.

Revenue Recognition

The Company follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle underlying the revenue recognition of this ASU allows the Company to recognize – revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of substantially collection.

The Company’s revenues primarily include online merchandise sales. The Company has elected to treat shipping and handling as fulfillment activities and not a separate performance obligation. Accordingly, the Company recognizes revenue at a point in time for its single performance obligation related to online sales at the time control of the merchandise passes to the customer, which is generally at the time of shipment, net of discounts and estimated returns. The Company records an allowance for estimated merchandise returns based on our historical return patterns and various other assumptions that management believes to be reasonable. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities.

The Company defers its revenue when payments are received in advance of performance for unsatisfied obligations related to customer deposits, gift cards, and credit vouchers.

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Goodwill

The Company’s policy is to test goodwill for impairment annually on October 1, going forward, at the entity level whenever one or more events occur or circumstances indicate a potential impairment exists. Circumstances that could require an impairment assessment include, but are not limited to, (i) a significant adverse change in legal factors or business climate, (ii) the emergence of increased competition, (iii) an adverse action or assessment by a governmental agency or regulator, or (iv) overall financial performance such as negative or declining cash flows.

When evaluating whether goodwill is impaired, the Company compares the fair value of the entity to its carrying amount, including goodwill. The fair value of the entity is estimated using various valuation techniques, including the discounted value of estimated future cash flows (an income approach). Assumptions regarding future cash flows and growth rates are based on the annual operating budget and long-term plans for each reporting unit and discount rate assumptions are based on an assessment of the risk inherent in the respective reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss represents the excess of the carrying amount of the entity over its fair value and cannot exceed the entity’s carrying amount of goodwill.

Intangible Assets, net

Purchased intangible assets are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over the Company’s best estimate of its useful life.

Long-Lived Assets

The Company periodically reviews long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value. No events have occurred which indicate the carrying amount of the Company’s long-lived assets may not be recoverable.

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Share-Based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” which requires the Company to recognize compensation expense for share-based awards, measured at the fair value of the awards at the grant date. Share-based compensation expense was estimated based on an income approach based on estimates of future cash flows and discounted for lack of marketability.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities based on the differences between the financial statements and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that the Company would be able to realize our deferred tax assets in the future more than their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on an evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination. The Company’s federal and state tax returns are potentially open to examinations generally three years after the tax returns are filed. The Company periodically evaluates whether its uncertain tax positions require recognition or disclosure in the financial statements.

BUSINESS

Who We Are

We are a proprietary branded apparel, footwear, and accessory company that designs, sources, markets, and distributes products bearing the trademarks of The J. Peterman Company and The Territory Ahead lifestyle brands. Versus applying the “fast-fashion” approach of many in the apparel industry, our business strategy is to develop and market compelling lifestyle brands and curated timeless products that evoke a strong emotional response from our target consumers, which we believe translates into greater customer loyalty and provides permission for higher price points.

We operate a Direct to Consumer (DTC) model in which we distribute our products directly to our customers via print catalogs (our main marketing tool), web, supplemented with social media and regular email communication. We receive orders through our websites and via telephone through our customer service centers. We have built an integrated scalable operating infrastructure focused on flexible and cost-effective sale and distribution of our products. Within the platform, we have aggregated most aspects of our operations across our brands. Under our “shared-service” concept, the front end remains brand consistent, but the back end is uniform across the brands, thus ensuring newly acquired brands can be integrated into this platform seamlessly. With no physical locations, we require lower inventory levels and capital expenditures compared to traditional brick-and-mortar retailers. Since we have no set “floor plan” and can closely manage inventory levels at our centralized warehouses, we have the flexibility to analyze and react quickly to changing trends and demand by shifting programming time and product mix. Our cost structure is highly variable, which we believe allows us to achieve attractive margins relative to the fixed costs commonly associated with brick-and-mortar retailers.

Our Industry and Market Opportunity

The apparel, footwear, and accessory industry in which we operate is vast, comprising many product categories that range from basic to luxury options. Based on data from Statista, in 2021, retail sales (as opposed to wholesale) of apparel and footwear worldwide amounted to over 1.5 trillion U.S. dollars worldwide, and this figure is forecast to increase to almost 2 trillion U.S. dollars by 2026.2 More specifically, in 2021, retail eCommerce revenues from apparel and accessories sales in the United States amounted to $180.5 billion dollars, increasing from $144.8 billion in 2020. It is estimated that by 2025 the U.S. retail eCommerce market revenue will increase to $295.7 billion dollars.3 The DTC model we use makes up approximately 14.0% of the total eCommerce sales per estimates and generated approximately $112 billion in 2020, a 45.5% pandemic-fueled growth—during the pandemic, many people spent more money shopping online than ever.3 It is expected that DTC eCommerce sales will see a relatively steady growth each year through 2023, reaching approximately $175 billion at that time. 4

It is estimated that there are around 110,000-120,000 DTC businesses in the United States with over 75% of these falling in one of three categories—fashion and apparel, home and garden, and food and beverage (See Chart 2).5 The majority (71%) of the DTC brands has a Gross Merchandise Value (“GMV”, representing the gross web sales generated on the DTC brand’s own websites) between $1 million and $5 million.6 Different from the first crop of DTC brands, which were fueled in the last decade by abundant venture capital and thrived in an environment of low competition and advertising on (then) underpriced social media platforms, the competition among DTC businesses has increased, and growth and success requires more planning and strategy.

2 Statista: https: //www.statista.com/markets/415/topic/466/apparel-shoes/#overview

3 Statista: U.S.: fashion e-commerce revenue 2017-2025 | Statista

3 Insider Intelligence, D2C Marketing Trends Roundup: https://on.emarketer.com/rs/867-SLG-901/images/eMarketer%20D2C%20Marketing%20Trends%20Roundup%20August%202021.pdf

4 Insider Intelligence, D2C Marketing Trends Roundup: https://on.emarketer.com/rs/867-SLG-901/images/eMarketer%20D2C%20Marketing%20Trends%20Roundup%20August%202021.pdf

5 Influencer MarketingHub, The State of the Direct-to-Consumer (DTC) Industry – 2022: https://influencermarketinghub.com/direct-to-consumer-industry/

6 Influencer MarketingHub, The State of the Direct-to-Consumer (DTC) Industry – 2022: https://influencermarketinghub.com/direct-to-consumer-industry/

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While the industry and customer trends are ever changing, we believe that the core aspects of a successful DTC lifestyle brand are:

●	Effectively communicating the lifestyle brand message. We consider lifestyle brands to be those brands that have a clearly defined and targeted point of view inspired by an appealing lifestyle or attitude. For one person, a perfect life might be associated with a successful career, being financially independent, and golfing on the weekends, and for another person a perfect life might be a nomadic life living in many countries with minimal working hours and emotional independence. We believe that to be a successful lifestyle brand we need to attempt to know who our audience is and what they might want from their lives, and we try to reflect the image of those lives by creating product options that will appeal to them and meet their needs and desires.

●

Building an engaged community of people. When lifestyle brands successfully build an engaged community of people, the brand can establish a sense of camaraderie that intensifies the feelings, beliefs, and passions of that desired lifestyle cohort. Successful brands focus on ensuring their customers feel connected with the brand. Many emphasize curated customer experience-based events to interact with their customers and solidify the community. Personalized interaction and engagement fuel the experience. As seamless, integrated technology drives the consumer products industry, we believe brands that can understand each customer, connect with them meaningfully, and deliver on their product and service promises will be the ones that convert anonymous visitors into loyal fans. People repeatedly engage and purchases when they are exposed to positive marketing experiences. We believe brands that focus on creating personalized, seamless experiences—where privacy, security, and trust are assumed and assured—will have an easier time standing out against their competitors.

●	Modernizing distribution channel. We believe a digitally-led vertical retail distribution strategy enables a lifestyle brand to own the customer experience, deliver deeper brand engagement and loyalty, and results in a more effectively managed inventory married to stronger margin performance. Vertical retail not only allows lifestyle brands to better understand the customers and react immediately to their needs but also allows us to eliminate the layers of costs and customer disconnect associated with a traditional wholesale model.

Other than the abovementioned core aspects, we have noticed the below current trends within the industry:

●	The Role of Digitalization. Digitalization in the fashion industry was already a top trend prior to the pandemic (with the popularity of eCommerce companies such as Bonobos, Frank and Oak, Untuckit and ThirdLove as prime examples), but the rise of digital channels is expected to become a permanent shift going forward due to the impact of the pandemic. As the marketplace evolves, both legacy and emerging fashion brands must increase their online presence and use big data and analytics to offer more personalized solutions and capture a bigger share of the market.

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●	The Importance of Sustainability. Along with digitalization, another key apparel industry trend is sustainability. More consumers are concerned about the future of the planet and are putting pressure on fashion brands that do not have eco-friendly practices. As a result, some companies are working to develop products made with more sustainable materials, according to Textile Intelligence.[7] The rise of brands focusing on sustainability, such as Allbirds, demonstrates this trend.

●	A Shift Toward Size-inclusive Fashion. In the past, plus-size clothing options have been sparse at many retailers and often relegated to their own separate sections next to maternity wear. Now that is beginning to change as size-inclusive initiatives become more widespread. Nordstrom, Target, and others have expanded their sizes in stores, and plus-size brands such as Torrid have seen strong growth in the past. On the other hand, most high-end brands have not made similar moves to normalize double-digit sizing.

Our Approach

Below are the core aspects that we believe our business embodies:

“Not Fast Fashion”—solid, curated, proprietary products with tremendous attention to detail

We believe that regardless of the efforts one spends on marketing and branding, the ability to produce solid, curated and desired products within its customers’ price range is the foundation and polestar of a lifestyle brand. We are opposed to “fast fashion”, which has a business model that relies on trendy “in the moment”, lower priced, and speedy production of low-quality clothing, and which also produces an outsized negative impact on the environment. We build our product offering with the express intent of allowing our customers to invest in a piece knowing that that they can keep and wear it as long as they wish. To achieve this goal, we consider every element of the design, every piece of fabric, and every single button we use, regardless of the lifestyle for which the brand is intended. See “BUSINESS—Our Products” for detailed discussion of our products. Instead of following fashion trends, we protect revenue by focusing on sustainable sales trends and offering potential high selling items selected according to our data analysis tools.

Tailored but careful lifestyle branding

Our branding is achieved by adopting purpose-driven customer and marketing strategies. Our brands have been cultivated to appeal to different customer groups. By recreating and interpreting historical clothing and accessories, The J. Peterman Company brand has helped its customers to “live their lives in an aspirational manner—the way they wish they were.” For those adventurous and maverick spirits, The Territory Ahead brand created “Exceptional Clothing for Life’s Adventures”: simultaneously bold, functional, and rooted in a desire for adventure without compromising quality and craftsmanship.

With our customer acquisition and retention strategy, we have established a loyal and longstanding database of customers. For the years ended December 31, 2022, and December 31, 2021, approximately 75% and 60%, respectively, of our net sales came from repeat customers, which we define as customers who have made a prior purchase with us in designated period. See “BUSINESS—Customer Strategy” for detailed discussion of our approach toward customers.

Our products are presented within curated brand-specific seasonal catalogs and on our websites. Catalogs are delivered one to two times per month to customers (based on profile and spending history) who register through our website as prospective customers or have made previous purchases. They are specifically designed to match the brand character. For example, for The J. Peterman Company brand, we publish the “Owner’s Manual” catalog, which often features one item per page represented through an artist painting of these items (as opposed to photographs of models), accompanied by romantic and story-like descriptions. Websites serve as additional “storefronts” for products featured in related print catalogs and provide customers with additional content and product assortments that support and enhance their shopping experience. An important aspect of our branding is that instead of ascribing to aggressive sales tactics, we hope to do just enough to make our products and services accessible to the audience. We do not want the audience to feel pressured to buy, and prefer they feel respected for the convenience offered by our brands in helping them to achieve their lifestyle goals. With that in mind, our management team carefully examines and discusses any new marketing strategy before it is applied. We currently utilize search engine optimization and maintain Instagram and Facebook accounts for The J. Peterman Company brand and The Territory Ahead brand where we post content related to our products. See “BUSINESS—Marketing Strategy” for detailed discussion of our marketing strategies.

7 Textiles and apparel sustainability update, September 2020 (marketresearch.com)

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Streamlined and efficient operation and management

Our success heavily depends on the efficiency of our overall operation and management. We enlist a dynamic supply chain and sourcing approach in which we keep numerous alternatives and options available to ensure that no single product is so critical that it cannot be resourced or replaced if cost or availability issue arises. We maintain an integrated infrastructure platform within which we have integrated most aspects of our operations across our brands including sourcing, inventory planning and control, warehousing, ordering, distribution and shipping, website management, finance, printing, photography, database maintenance and optimization, and information systems. This back-end also ensures that as new brands are acquired, they can be seamlessly adopted and participate in the benefits of lower margins, increased capacity, and shared expertise. We are also able to eliminate layers of costs associated with traditional distribution methods by interacting directly with the customer (versus a wholesale model and infrastructure) and not operating any physical stores. Finally, we have an inspired and experienced management team that believes in a flat corporate structure and the empowerment of employees, which nurtures agile decision-making and project management. See “BUSINESS—Operations” for detailed discussion of different components of our operations.

Marketing Strategies

Catalog

Catalogs are our primary marketing tool and a key driver of sales to our digital storefronts. We mail the catalogs to both existing customers and prospective customers who are likely to have a propensity towards our products according to our data analytics tools.

For The J Peterman Company brand, we offer artist renderings of each product (versus photography) married to an intensive romantic narrative prose, in which way we not only present the customers clothing, shoes, and accessories, but also put them in the scene we create. For The Territory Ahead brand, instead of paintings, we often overlay product photography over adventure scenes and architecture utilizing our in-house photography studio.

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The below chart illustrates the catalog production process for The J. Peterman Company brand. For The Territory Ahead brand, the main steps are consistent with The J. Peterman Company brand with two differences: (i) instead of having the items painted, our photography coordinator brings physical style samples directly into the in-house photography studio for photo shooting and processing and (ii) instead of having the art director writing the copy for the items, the copywriting of The Territory Ahead brand is performed by a small group of copywriters, edited by The Territory Ahead brand’s general manager and the merchant team. We are also able to co-mail The Territory Ahead brand’s catalogs with catalogs from other companies and save a significant amount of postage costs due to the common dimensions of the catalog.

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We believe catalogs are an integral part of our marketing strategy because:

●	Catalogs influence purchase decisions. We believe catalogs have a stronger influence on purchase decisions than websites or TV ads. Direct mailings are proactive and tactile—lingering longer in the home (longer shelf life), enticing the recipient do something with it (i.e., browse when they have free time). Catalogs increase the vitality of a product by enhancing a consumer’s ability to visualize and imagine product usage experiences. Vividness is highly influential in consumer behavior as it can increase consumer involvement and joy in the purchasing process, ultimately influencing preferences and sales. Vividness is especially important for hedonic products and services (vs. utilitarian) that are purchased for fun, enjoyment, and pleasure and contain richer experiential aspects (such as apparels and accessories). We use catalogs to engage customers and spark them to start the buyer’s journey.

●	People engage with catalogs on a deeper level. Due to the tactile nature of print, catalogs can better connect and engage with the customer because it moves people beyond a transaction to an emotional connection. Through timeless stories and images, catalogs take people on a journey or even an adventure. By providing imagery blended with literature that embodies higher-level values and narrating experiences, we evoke the emotions of consumers who can almost live vicariously through the catalogs, which is more likely to inspire an eventual purchase.

●	Catalogs are a launch pad for omni channel purchasing journeys. Catalogs create awareness and inspire consumers to buy through other channels. Our data analytics show that our catalogs are successful in driving customers to our eCommerce sites to optimize purchases. In order to smooth the experience, we have extended our brand identity by using the same tone and imagery through all of our media channels, including online, social media, and catalogs. Catalogs are also a way for us to connect with customers who prefer to do things the “old fashioned way”—locating the product numbers on the catalog and placing orders by making phone calls and speaking to an actual human being. Approximately 15% of our sales are currently derived via phone orders.

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Catalogs enable attribution and measurable results. Armed with the knowledge of which lead came from where, we can better assess the effectiveness and efficiencies of our catalogs and measure if they are meeting our goals and track to the Return on Investment (ROI) metric requirements. Depending on performance, we will adjust our inventory, copy, visuals, offers, and digital drivers as needed. With definitive mail dates and customer and source codes, catalogs are easy to track. Telephone and online orders can be tracked with codes, so we attribute a sale to a specific catalog.

Digital Marketing

While each brand in our portfolio has a strong vision and core values planted in the catalog industry, we understand and are embracing the digital landscape that we can use to remain competitive and ensure growth in the fast-paced apparel marketplace. We currently grow our brand awareness through online presence by:

●	Periodic emails. We keep our customers, both new and old, regularly updated on news and events within our company, through emails up to twice a day with quotes and inspirational literary stories that advocate for living an aspirational lifestyle. One of the most important benefits of email marketing is that it allows us to create an entire campaign on shorter notice compared to sending catalogs, and we can better ensure our audience sees the content at the right time. Although catalog campaigns have a time and place, they can take months to plan and organize, and we are not certain if people will see them at the right time.

●	Social media accounts. We maintain Facebook and Instagram accounts for The J. Peterman Company brand and The Territory Ahead brand. We believe we can better widen our reach and attract new clients by bringing more of our unique style and artist-rendered drawings to social media platforms. We have recently started to share the stories behind the scenes on social media. By sharing those experiences, we can help paint a picture of the fun that our clothes can bring to our customers’ everyday lives. The J. Peterman Company brand also conducted a collaboration with Dr. Colleen Darnell, an Egyptologist and vintage fashion aficionada who is popular on Instagram. This collaboration allowed us to showcase to our consumers a combination of fashion, classic design, and travel from someone who excels in that field of marketing. In the future, we plan to collaborate with more influencers and artists who capture different characters of our brands, be they classic, adventurous, or authentic.

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●	Google search engine optimization. Search engine optimization (“SEO”) helps search engines understand and present our content and helps customers discover our content. It promotes our business 24/7 and generates increased sales, leads, and market share. Ranking on the first page of search results signals to users that Google—or another search engine, such as Bing—trusts our website. SEO also helps us earn more high-quality traffic to our websites—unlike traditional marketing, digital marketing offers hyper-targeted tools. Instead of paying for a billboard and hoping that our target audience sees it, we know they will see our websites in search results. In addition, we are reaching our target audience at a prime time. They are looking for us—not driving to work or watching television—which means that we have their full attention and may be able to fulfill a contemporaneous need or desire.

Customer Base and Strategy

Our brands have been cultivated to reach different customer groups. By recreating and interpreting historical clothing and accessories, The J. Peterman Company brand has helped customers to “live their lives the way they wish they were.” For adventurous and maverick spirits, The Territory Ahead created “Exceptional Clothing for Life’s Adventures:” bold, functional, and rooted in a desire for adventure without compromising quality and craftsmanship.

We establish our customer engagement strategy by utilizing data analysis. The data analysis result demonstrates critical aspects of our customers such as who they are, where they live, their financial status, how they spend their time, their recent life events, and how they spend their money. With data analysis, we build customer profiles and focus on potential products in which the targeted customers might be interested. Based on our customer strategy, we have established a base of loyal and longstanding customers for each brand. For the years ended December 31, 2022 and 2021, approximately 75% and 60%, respectively of our net sales was derived from repeat customers, which are defined as customers who have made a prior purchase with us in designated periods. Specifically:

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For 2021, 59.5% of the J. Peterman customers who made a purchase in calendar 2021 previously made a purchase during the period of January 1, 2015 to December 31, 2020. For 2022, 75.6% of the J. Peterman sales came from customers who made a purchase in calendar 2022 and previously made a purchase during the period of January 1, 2015 to December 31, 2021.

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For 2021, 61.6% of the Territory Ahead customers who made a purchase in calendar 2021 previously made a purchase during the period of April 23, 2020 to December 31, 2020. For 2022, 74.7% of the Territory Ahead sales came from customers who made a purchase in calendar 2022 and previously made a purchase during the period of April 23, 2020 to December 31, 2021.

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For 2021, 55.3% of the Guideboat (exited) customers who made a purchase in calendar 2021 previously made a purchase during the period of November 13, 2018 to December 31, 2020. For 2022, 68.4% of the Guideboat sales came from customers who made a purchase in calendar 2022 and previously made a purchase during the period of November 13, 2018 to December 31, 2021.

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For 2021, 60.0% of all JPO customers from all three brands (including reactivated lapsed customers) were repeat customers when using the above time frames. For 2022, 74.6% of the total JPO 2022 sales came from customers who made a purchase in calendar 2021 and previously made a purchase during the period of January 1, 2015 to December 31, 2021.

A deeper review demonstrates the purchase power and loyalty of our customers—the top 30% of customers active in the period of January 1, 2020 to December 31, 2022 have an average lifetime value in excess of $1,000. This loyalty and spend demonstrates that they have made us a part of their lifestyle. Our analysis of the customer base has also driven our marketing strategy. For example, we have initiated campaigns earlier (during the traditional back to school time period) as analysis shows that those who buy in fall are often buyers during the holiday time period.

Below are some additional ways in which we have used data-analytics to spur increased product sales, lower costs, and increase customer retention:

●	Revamping our sizing. Sales and return data combined with customer feedback showed that many of our clothes were not true to size—for example a size 4 was more akin to a size 6 or 8. To address the issue, we brought in an experienced technical team and revised and standardized the fit blocks across all product classifications in JPO, so now our customers receive products that are true to their size. The Company’s return rates as a percentage of product sales have decreased from 20.6% during the twelve months ended December 31, 2021 to 20.3% during the twelve months ended December 31, 2022.

●	Expanding our product line. Prior to 2019, The J. Peterman Company brand was a dress-centric business. After reducing the dress percentage from 50% to 30%, we greatly expanded our shirt, knit, pant and tailored clothing programs while increasing the variety of dress styles we now offer. Today we provide a greater variety of fits and fabrics across the board. This helped increase sales by 100% for the year ended December 31, 2021, compared to the year ended December 31, 2019, and 47% for the year ended December 31, 2021, compared to the year ended December 31, 2020. For the year ended December 31, 2022, the Company leveraged the combination of growth and higher velocity of item sales achieved in the prior years, to maintain healthy margins by working more closely with our suppliers, reducing minimum order quantities (MOQs), and increasing our ability to develop more styles and ensure novelty in each book. These changes allow more constant and consistent engagement with our loyal customers and therefore are powering revenue, delivering higher margins, lowering returns, and offsetting customer pull-back, which, to some extent, offset the negative effects of an inflationary environment.

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●	Eliminating low-selling items. Applying a critical analytic approach to sales (by category and by item), we eliminated slower and lower-selling categories and items. This reduction had an immediate impact on our costs as we lowered excess inventory, removed the costs associated with transport and warehousing, and re-deployed our resources and efforts towards strong and improving categories and products with higher margins.

Our Brands and Products

Each season, our merchants and designers source archives, vintage stores, and historical books for inspiration, seeking relevant, unique, and timeless products that will resonate with our core customers. We modify these items to reflect the fit requirements of modern society and research material and print designs that are reflective of a certain time period but also meet the demands of the current consumer. Once a product has been designed and approved for development, a tech pack is created with details on fabric, fit, finish, and trim. The production team then submits the tech packs to multiple suppliers globally ensuring the best pricing and quality. Through rigorous analysis of prior selling trends, we plan a seasonal line, including when and how often an item will appear in a catalog. Planning and inventory control teams partner with merchants and procurement team members to determine how much to buy, place orders, and track production and delivery of each item.

The J. Peterman Company

The J. Peterman Company brand was founded in 1987 by John Peterman and his partner, Don Staley, with an initial investment of $500, a horseman’s duster, and a one-sixth page advertisement in The New Yorker. From there, it grew into a distinctive lifestyle and apparel company for men and women of curated and uniquely presented products that are displayed in color artist renderings, rather than photographs, along with elaborate, literary descriptions of the offerings. Many of the products are recreations of, or modern interpretations of, historical (vintage) clothing and accessories from the past.

As a brand, J. Peterman embodies wanderlust—the strong desire to travel and explore the world. The clothes we sell, paired with engaging, distinctive and vivid imagery, helps paint a unique backstory for each piece, enabling our customers to travel the world through the comfort of our catalogs. Utilizing catalogs, we have the ability to showcase our products through artist renditions paired with a literary aspect, transporting our customers to journey beyond their everyday lives and share memories and experiences that allow them to live a life they have always dreamed of: an aspirational lifestyle.

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Rather than using photographs of models wearing our clothing, artist renderings accompany each product we sell—a core aspect of our brand. Just as essential, sophisticated narrative prose accompanies each piece that we sell, allowing for a truly one-of-a-kind experience. Below are some of our classic styles accompanied with the original copywriting:

1947 Dress

This 20th century classic is an American staple.

Deliverance from the boxy, skimpy cut of WWII utility fashions. Full, sweeping skirt and shaped bodice, for artful emphasis on legs, hips, waist, and bust.

Rita wore it. Coeds and secretaries wore it. Your mother wore it. Women looked wonderful in it. Still do. And always will. Unless the female form undergoes some kind of radical transformation.

Jaisalmer Dress

Leap into Being.

“Great talk you gave at the PEN meeting.”

“We have twelve of your wonderful pots.”

“Terrific about the Oscar for Best Documentary. Don’t you think?”

People inevitably make assumptions about you based on how you dress, so why not wear things that nudge them in interesting directions?

English Garden Caftan

Insouciance. The thing about a dress like this is how it makes you feel like your most glorious days are still ahead. Starting with this one.

You could spend the month of September by Lake Louise trying to get the alpine blue just right on canvas. It could be just you and a typewriter in a cabin outside of Taos. Maybe finally learn to play the guitar. What if? becomes the question you can’t shake. A lovely insouciance takes over. A plan emerges.

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Horseman’s Duster

The J. Peterman Duster.

Classic horseman’s duster protects you, your rump, your saddle and your legs down to the ankles.

Because it’s cut very long to do the job, it’s unintentionally very flattering. With or without a horse.

Although I live in horse country, I wear this coat for other reasons. Because they don’t make Duesenbergs anymore.

The M-69 Air Transport Coat.

Worn in WWII by officers and crewmen on aircraft carriers from the North Pacific to the Atlantic. On long haul runs and long-range sub-hunting missions. The stakes, never higher. The weather could be relentlessly unforgiving.

Expeditionary outfitting, absolutely essential.

Distressed, below-knee length leather coat made of premium Italian heavyweight goatskin. Takes its cue from the coats issued to WWII U.S. Navy office.

The Counterfeit Mailbag

I borrowed the original from a friend, a retired mailman who, like thousands before him, was kind enough to test it out on the tree-lined streets of small towns everywhere. Before we were born.

It’s simply perfect as a device for carrying important ideas and feelings back and forth. And the same as with those old and scarce and beautiful mailbags, people will look forward to seeing what you’ve got inside.

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The Territory Ahead

Territory Ahead is a men’s leisure lifestyle clothing and accessories brand that provides products that are casual and that appeal to customers who identify themselves as “adventurous”. This is the largest and fastest growing brand in the JPO portfolio. We aim to bring something new to the table for men’s fashion and to achieve a balance between high quality and price. We focus on the exploration and excitement of travel through unique patterns and fabric, encouraging our customers to explore new designs and expression. We provide exciting product for those seeking exciting adventures, whether one is conservative, hippie, bold, or cowboy. Comfort and reliability are at the core of everything we produce, but it’s our attention to clever features and details, inside and out of each garment, that set us apart from the competition. Fast-fashion is not our aim, rather we strive to create limited quantities of pieces that allow our customers to break-free of the confines of modern fashion for a more creative, durable, and expressive clothing that encourages a range of fun, comfortable pieces all in one place. Below are some of our signature pieces

Old Steamboat Plaid Corduroy Shirt

Back in the late 19th century, Old Steamboat earned his reputation as “The Horse That Couldn’t Be Ridden.” While license plates commemorate him today, his defiant spirit influenced us to name our long-standing corduroy after him. Bucking all conceived notions, fine, 16-wale cotton has been yarn-dyed and garment-washed for a softer feel. Button-down collar, shirttail hem.

Mission Comfort Flat Front Chinos

Our Mission: Create the most comfortable chino, with a fit and attention to detail, inside and out, that stands apart from the crowded pack of other chinos.

Mission Accomplished: The best chino around, pound for pound.

Midweight, all-season cotton twill with a touch of spandex for stretch. The waistband (where you’ll feel the magic) is constructed with hidden elastic stretch tabs at the sides, allowing up to 3” of expansion on the days where you need a little more give. Gussets at front pockets for added strength. Button tab back pockets. Zip fly. Antique brass buttons. Classic fit.

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Back East Herringbone Blazer

The blazer that started it all. With a texture and feel that rivals cashmere. A traveler’s perfect companion. 8 pockets in total, 4 of them with zippers. Machine washable. Old school details include elbow patches and a removable throat latch closure tab. Classic “three-roll-two” button front, a staple in most gentlemen’s wardrobe, and is also a common idiosyncrasy of the single-breasted Neapolitan style. Center back vent. Interior loop for eyeglasses. Fully lined in yarn-dyed cotton plaid. Classic fit. Poly/ rayon/wool.

Silver City Embroidered Western Shirt

On those dancehall or steak-dinner evenings when modernized workwear just doesn’t rise to the occasion—this finely detailed Western shirt does. There’s turquoise floral embroidery blooming on the front yoke, golden blanket-stitch trim, and the added panache of bone-finish snaps. The shirt body is a comparatively somber whisky-shaded poplin, which will keep you from being too bright a peacock for most saloons. But don’t worry, this updated take on old-school cowboy flair will turn heads anyway, whether you’re showing off a silky-smooth two-step or just nursing a drink at the bar.

Tribute to the Sun God Shirt

The scarab beetle was one of the most popular amulets in ancient Egypt as the insect was a symbol of the sun god. Our scarab print button front short sleeve shirt has a woven by hand appearance that mimics ancient arts and is certain to garner compliments and inquiries as to its origin. The backside is just as interesting as the front.

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Operations

The Company’s operations include the management of procurement, inventory planning and control functions, fulfillment, logistics and distribution, IT systems, and customer service. Our mission is to successfully support our DTC model, providing a leverageable platform for a seamless online experience from order to fulfillment. We have established an agile infrastructure that helps us to support and connect with our community of customers. We utilize multiple systems and metrics that allow us to monitor and understand all facets of the operation in real time. Today, our operation system supports two brands, but our intent is that this infrastructure will support all additional brands added to our portfolio without increasing the operation expenses as a percentage of revenue.

An Integrated “Plug and Play” Infrastructure Platform

We maintain an integrated scalable operating infrastructure focused on flexible and cost-effective sale and distribution of our products. Within the platform, we have aggregated most aspects of our operations across our brands. Under our “shared-service” concept, the front end remains brand consistent, but the back end is uniform across the brands, thus ensuring newly acquired brands can be integrated into this platform seamlessly.

By integrating our warehousing, inventory, shipping and distribution in one location, we removed the unnecessary transport of goods and reduced maintenance, staffing, and overhead costs. In addition, we operate with fewer managers, each with a great degree of experience and expertise, which we believe drives greater efficiency and quicker action. Tracking is also easier; instead of having to examine multiple warehouse reports we focus on one, minimizing the chance for error. Lastly, we implement new inventory policies in our centralized warehouse without the burdensome communication and coordination required with multiple locations. This optimizes our fulfillment and turnaround time. On average (analyzing our most recent 100,000 orders), we are able to ship an average order within 2.4 days. Average initial fill rate (which we define as shipments made within 5 days of order in all circumstances) over the twelve month period ended December 31, 2022 was 91% compared to 87% for the twelve month period ended December 31, 2021. Quarterly initial fill rates were 88%, 96%, 93% and 89% for the three-month periods ended March 31, 2022, June 31, 2022, September 30, 2022, and December 31, 2022, respectively, compared to initial fill rates of 84%, 91%, 80% and 91% for the three-month periods ended March 31, 2021, June 31, 2021, September 30, 2021, and December 31, 2021 respectively. These year-over-year improving trends reflected our ability to meet customer demand and the overall effectiveness of our eCommerce operations. We will continuously look to improve our warehouse fulfillment operations, including periodic assessments of external third party solutions, in order to deliver efficient and cost-effective fulfillment services.

By integrating our sourcing and ordering across brands, we optimize the factory and fabric relationships associated with increased volume. For example, our knit vendor requires a Minimum Order Quantity, or MOQ, of 1,200 per item and 600 per color. Previously, we would have needed to “overbuy” for The J. Peterman Company Brand to meet the MOQ and be restricted to buying two (2) colors to reach the 600 per color MOQ. Leveraging the product needs for The Territory Ahead brand, we are able to combine styles across both brands (A List T for Territory Ahead and the Vintage T for J Peterman) and as a result expand the J Peterman offering to at least four (4) colors. In the future, with larger combined buy quantities adding efficiencies for the factories, we are likely to negotiate more favorable prices and other purchase terms.

Any newly acquired brand will be “plugged” into the integrated platform and participate in all the benefits of “shared services expertise” including our customer database which will result in eliminating duplicated operations and related expenses and translate into a more cost efficient operation and savings.

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Direct to Consumer Model

Under our DTC model, we distribute 100% vertically (versus wholesale) with no physical stores. All of our sales/orders are driven by eCommerce and catalogs. In 2022 and 2021, approximately 85% to 70% of the orders were placed directly through the website and 15% to 30% were placed through phone calls and other methods. Order placement method has been gradually shifting towards the website over time. We believe the below advantages of our model help us increase competitiveness and profitability:

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Better understanding of the customers and control of the process. We gain deep insight into what our customers want, from design and development to purchase, by dealing directly with the customers. More information is available to us when real-time information is not filtered by third parties such as resellers (in wholesale channel of distribution). As a result, we are able to offer a distinct experience—personalized to an individual shopper’s needs, effectively showcasing our brand values, and offering consistent quality. By being in complete control of the distribution process, we can adapt quickly to changes instead of waiting for the third-party service providers to take action so that we can achieve the most efficient result. For example, by working with the customers directly, we were able to effectively collect data and analyze our customer shopping preferences resulting in us quickly revamping our sizing, expanding our product offering, and eliminating low-selling items.

●	Efficient cost structure and higher gross margin. By distributing vertically, we are able to eliminate the layers of costs associated with the traditional wholesaler model. By focusing on a DTC model with no retail stores, all our inventory is in one location driving efficiency in purchasing, transportation costs, and inventory management (eliminating markdowns and costs associated with stranded inventory sitting in physical stores). As a catalog and digital only business, we do not have the fixed operating costs associated with rent and supporting sales and operations staff. Our cost structure allows us to deliver better products and a better experience to customers at a cost structure many omni channel competitors have difficulty matching.

●	Agility in advertising, marketing, and price adjustment. Instead of arranging seasonal displays at physical locations (which includes buying a presentation quantity of inventory to support display fixtures in stores) or coordinating and participating in specific promotions with department stores, we create tailored brand-specific strategies and apply those more cost-effectively in our catalogs, social media posts, organic search engine traffic, and targeted emails, which we can adjust at any time without delays. For example, a photo in a future catalog or image on the website can be easily altered or adjusted to influence selling in case we are beating or missing our sale plan at a color level. Price adjustments are also simpler and more cost effective. We can simply enter price changes into our systems or print them in the catalogs. A physical store needs to create and distribute signage that carries multiple costs (payroll, printing, and shipping of signage, re-ticketing, etc.), which also causes a delay in reaction time to business trends.

Logistics

Our distribution center is strategically located in Blue Ash, Ohio, at the heart of Midwest America, where 60% of the U.S. consumers are within a 600-mile radius; this gives us the capability to provide one (1) day ground delivery at the most efficient cost. This distribution center is also located 30 minutes away from the Cincinnati Northern Kentucky Airport, a major commercial airline hub, and 320 miles from Chicago, the most important rail center for imported goods in the country. Proximity positively impacts costs and speed of delivery from our global factory base.

With regard to shipping, third-party carriers collect the packages from our distribution center and then transport our packages from their distribution center to our customers. We have negotiated long-term contracts with shipping companies, which in certain circumstances provides for favorable shipping rates. The procurement and logistics team and the inventory planning group continuously explore alternative logistic routes which would allow us to shorten the time that our products are en route. These measures drive a very high initial fill rate and decrease active backorders, resulting in a strong customer experience.

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Supply Chain, Raw Materials, and Sourcing

We purchase finished products (also known as “packages”) from one or more manufacturers. As such, we are not typically directly involved in the purchasing of raw materials that the manufacturers use to make the products. This is cost effective because manufacturers have already identified the sources for their raw materials and know the costs associated with those materials. As such, the manufacturers assume the risk for the availability and cost volatility of the raw materials they use to make their products. Further, our purchase orders “lock in” the price that we pay for our goods, thereby eliminating the risk of further price fluctuations.

Because our primary products are items of clothing, the main raw materials sourced by the manufacturers to make those products are fabrics, such as cotton, wool, linen, cashmere, canvas, polyester, leather, and silk. Fabrics such as these are commodities that are made by thousands of manufacturers all over the world. As such, there is little price volatility in the cost of the raw materials.

Like every other brand, we are subject to volatile conditions in the market. However, because of our integrated platform and merchandising model, we develop many alternatives and preserve options available to counter issues when they arise. If there was a material shortage in one country or plant shutdowns, we can quickly find an alternative source of the product or simply cancel the order if there is no reasonable alternative. No one product is so critical that it cannot be resourced or replaced if a cost or availability issue arises. Sourcing flexibility allows us room to grow in our pursuit of creative and innovative items.

Our merchandise teams will look at hundreds of products offered by manufacturers from all around the globe to source the finished products that we want to sell. We base our decisions on what to buy and which manufacturers to buy from on numerous factors centered around cost, quality, and ability to deliver.

While a large portion of our inventory consists of our “core-product” line and variations from that line, we do create a certain quantity of new items each season. In those cases, we identify the fabric and manufacturer and build cost estimates based on an understanding of the cost of the material, the expected purchase volume, and the cost to manufacture, (known as the CMT cost—“Cut, Make, and Trim”). Understanding these cost components allows us to source the factories and identify the makers who fit our pricing matrix.

We, and previous owners of the brands we operate, established a few long-term suppliers of inventory over the years, such as Sterling, whom The J Peterman Company brand relied upon heavily in the early years of the brand history. As discussed above, since its inception JPO has diversified its supply chain and established relationships with suppliers all around the world, thus providing more options, improved margins and protection against geographic challenges. Our decision to place orders is based on quality, cost and ability to meet our delivery schedule. On a seasonal basis, our business with long-term suppliers fluctuates based on the above criteria.

ECommerce Platform

We maintain a separate website for each of our three brands using Shopify, a cloud-based commerce platform where we post the same content we present in the catalogs. The websites also accommodate order placement, measuring information, tracking and shipping, and a customer service portal. We plan to continuously add additional features, such as online catalog browsing, to help us build the community and increase the interaction between us and our customers.

The cloud-based Shopify platform integrates the features and functionalities that we need to seamlessly sell across different channels, including web, tablet, and mobile storefronts. We manage the platform by logging into an intuitive interface that we call the “admin.” The admin provides an interface into our platform’s robust functionality, including:

●	Real-Time Dashboard: Provides us with a real-time overview of how the business is performing, where orders are coming from (including by channel and by customer), how different products are performing, and what actions need the merchant’s attention.

●	Products and Inventory Management: Allows us to keep track of all our products, including adding and removing products, managing and organizing product details, updating prices, changing product descriptions and photos, and tracking inventory and presentation order. The product availability shown on the website is connected to our integrated platform to ensure the accuracy.

●	Order Processing, Management and Fulfillment: Provides a sales inbox where we can process and manage orders, capture payments, and update fulfillment services.

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●	Shopify Payments: An integrated payment processing solution that allows us to accept credit cards at attractive rates. In addition, directly from the Shopify platform, we can dispute any chargebacks and have full visibility of cash transfers to our bank account. This platform also provides flexibility to allow us to accept PayPal and other alternative payment methods. Shopify Payments is provided under payment services provider agreements with Stripe. Under these agreements, Shopify pays Stripe monthly fees based on the value of orders processed through Shopify Payments.

●	Discounts and Gift Cards: Allows us to offer discounts and coupons, as well as to sell and manage gift cards.

●	Customer Management: Gives us a single view of our customers across channels, allowing us to manage those relationships and search and analyze customer information for analysis and insights that help us provide customers with more personalized shopping experience.

●	Reporting and Analytics: Gives us real-time reports on their products, orders, payments, customers, customer preferences and other matters to gain advanced insights and further their business objectives.

The Shopify platform provides us with a single view of our business and customers across all our sales channels and enables us to manage products and inventory, process orders and payments, build customer relationships, and leverage analytics and reporting. We can also use Shopify Mobile, its iPhone and Android application, to manage our business on the go.

In addition to Shopify, we currently sell off-season items at our “outlet” store on Amazon and will launch our E-bay outlet store in the near future.

Customer Service

Our Customer Service teams support and educate our customers, take orders, and assist in returns and exchanges. They are also the voice of the customer, providing a forum through a variety of platforms (from the telephones to the website, chat rooms and social media) for customers to give valuable feedback on products and services.

Other than the exchange and return services, our customer services are outsourced to two (2) third-party vendors to ensure a higher standard of service and provide greater dependability of staff and flexibility to meet demand during peak times. Outsourcing customer services also allows us to focus on our core competencies and to reduce the inherent costs of hiring, onboarding, training, quality assurance, infrastructure, fixed salaries, and benefits. We have split our Customer Service operations to more than one partners and locations, in order to ensure redundancies—in cases of excessive phone calls volume, we can redirect the excess volume to a team that services less volumes at the time. One of our customer service vendors is located in Mexico and the other one is located in Philippines.

We plan our call volume on a weekly and daily basis, allowing the vendors to flex their staff to ensure appropriate coverage. As the vendors have a number of customers, they have the ability to hire, train, and deploy with maximum cost efficiency. We also hold regular meetings and review discussions with the service providers to ensure that we are fully updated on ongoing issues and can assist in solving problems quickly. These discussions can also bring attention to spikes in certain trends in customer queries. For example, if there are a number of customers requesting the same feature of our products, the design team will be notified and consider adding that in their feature pipeline.

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Growth Strategy

Over the past 3 years, we have focused on standardizing and streamlining our “back of house” operations to be able to efficiently and effectively manage the growth of our existing brands as well as the acquisition of new brands. During this period, we invested in standardizing our web sites into a single platform, expanded the footprint and capacity of our centrally located distribution center, consolidated our procurement and logistics divisions, added to its eCommerce capabilities, standardized finance and reporting, and added experienced staff to build processes and reporting. We have accomplished all of the above while taking into account the investment required to build a strong foundation for us to quickly and seamlessly assimilate new brands and businesses (i.e., our ultimate “roll up” strategy).

Although we have a decade long track record in the creation and distribution of catalogs, in recent years we have integrated the digital element of the DTC model into its business operations as a key growth initiative. Today, over 85% of all orders are placed on the web. Continuing to enhance and modernize systems and processes to strengthen our operating platform, we have recently automated returns and other functions allowing customers to quickly get answers to questions about products, orders, exchanges and returns.

A key driver of future growth is the acquisition of new brands to add to our existing brand portfolio (roll up). As we have done in the past, we seek brands that have a strong foundation of brand image, product and customer base but lack either the experience, infrastructure, or cost leverage to operate profitably. By reducing the expense of duplicated functions and leveraging volume discounts and efficiencies, acquired brands should be accretive to the profits of JPO.

Acquisition of New Brands

In its current form, JPO is composed of strong legacy, recognized brands that have a clear, unique identity and compelling product. As independent brands they lacked the volume to operate profitably; operating via a “shared services” platform allows them to continue to deliver uncompromising consumer facing experience (product and marketing brand messages) while efficiently leveraging the back end of the business.

Just as we acquired our current brands, we intend to expand our audience and customer database through the acquisition of additional brands. We primarily target brands with excellent overall concept and brand image but require systematic leadership restructuring. We are excited about reinvigorating these brands, reinventing their structure, and setting achievable goals for steady, long-term success. JPO target brands in the $10 -$30 million annual revenue range that under current condition are unable to fund growth or operate profitably. JPO’s ability to source and secure these opportunities is based on its management’s long tenured connections and relationships within the fashion, retail, finance, and M&A industry.

The consolidation of existing and newly acquired brands into JPO provides a strong model leveraging our existing operating platform for efficiency, sharing a database to drive additional revenue, and optimizing factory and fabric relationships with increased volume, stronger margins, culminating in driving more profits.

Segmenting Catalogs and Email Lists

We manage and aggregate our own databases across all brands, which allows us to segment customers by type and purchasing behavior. Identifying niches and verticals helps target only high-quality leads so that we get the right catalogs and emails to the right people. For example, we may showcase a distinct group of products to a target audience (women who buy dresses) – which ultimately leads to more efficient marketing expense, stronger predictive purchasing and increased ROI. Segmenting also helps offset catalog production costs as catalogs will be delivered to customers who have shown interest in a particular product category or buying through the catalog. Utilizing this approach, we can anticipate a customer’s needs, drive brand loyalty and send fewer catalogs to those with lower purchase intent and more to those with greater intent.

Each time we add a brand, we carefully analyze its customer database to understand its make-up and purchasing behaviors. As part of the process, we overlap this data with our existing customer database to determine which customers can be marketed with our other brands and which of our existing customers might be inclined to purchase from the newly acquired brand. This process allows us to maximize the value of our database and boost revenue growth.

Warehouse automation

As part of our strategy to drive growth and efficiently absorb new brands into our existing distribution facility, we plan to adopt an automation system in our warehouse provided we have received adequate funding from this offering. The estimated cost is approximately $400,000 to $500,000. Automation is the process of using technology, such as hand-held scanners, to make processes more efficient with minimal assistance from human workers. Warehouse automation can be performed by using bar codes and hand-held scanners to assist human workers in picking, placing, and sorting objects; these tools are critical to order fulfillment in eCommerce. They often operate more accurately and consistently than human operators, making them less prone to errors and accidents. Adopting an automation system will reduce the numbers of workers needed for the picking process. We are taking this action to ensure we can operate under any challenging employment conditions, have the ability to expand our business (e.g., acquire new brands) without adding to our overhead, and reduce human error and control costs. If implemented, the automation system will integrate into our current eCommerce platforms.

Pop-ups

We seek to expand our audience, build brand awareness through thoughtfully planned pop-up events where the press and the public can see our products and experience brand ethos in an enriched environment. A physical space gives us the opportunity for customers to see, feel, and experience our brands. We can use our pop-up shop to provide a unique, immersive environment. We plan to deploy interactive displays or other unexpected physical elements that add a unique factor. Core fields of interest that align with our brands can be used as themes of the events include but are not limited to vintage aesthetics, travel, creative literature, art, and graphic design.

Discontinuance of underperforming segment

The license agreement under which we are entitled to operate The Guideboat brand expired at the end of December 2022. The expiration of the Guideboat License will provide a net positive impact on the Company. The Company acquired the brand and its license as part of the acquisition of the flagship J Peterman brand at Company inception. However, the Company has been unable to effectively rejuvenate the brand in the periods subsequent to its acquisition and it has operated at a net loss at brand contribution level (Gross Profit less directly assignable marketing expenses).

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During the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021 losses directly attributable to Guideboat at brand level were approximately ($0.3) million, ($0.9) million and ($0.6) million, respectively, excluding reserves. In addition, $820 thousand was reserved for as of December 31, 2021 to cover the estimated brand level loss attributable to the brand’s wind down during 2022 and 2023 such that direct profit and loss impacts are estimated to be immaterial for these periods. Guideboat contributed net revenues of $0.5 million, $1.8 million and $3.7 million during the same periods, respectively.

As a consequence of the brand level losses, the brand has thus been unable to contribute to covering general and administrative overhead for the Company or the brand’s management. Upon the decision to let the license expire, the Company began reducing general and administrative efforts related to the brand’s management. The Company intends to use remaining general and administrative resources to better leverage the two remaining brands going forward, as well as any additional brand acquisitions should they occur.

Competition

The apparel industry is a highly competitive market with a multitude of brands. Many of the companies are large and capable of mass production on a global scale and have far greater financial resources. Our competitors include but are not limited to other lifestyle brands focusing on casual or formal apparel, men’s fashion brands, and the accessory and bag industry. While the market is highly saturated and full of competition, we are confident that through the strategies and systems we have established as described above, we are prepared to remain competitive and widen our reach. We have some competitors with whom we share some characteristics as well as market share:

Anthropologie. Similar to The J. Peterman Company brand, Anthropologie sells a cohesive shopping experience to adhere to the customer’s self-identity, selling styles that people can align with. However, they utilize fast fashion to some extent as a means of selling products to a wider audience, more frequently switching from one trend to another. We strive to avoid this approach as we believe that it can potentially result in a deterioration of brand identity as a brand spreads its identity over the many, temporary styles that are only popular for one season. Our goal has always been to prioritize a cohesive identity that our customers can rely on in the face of an ever-changing and mercurial market.

Faherty Brand. Similar to The Territory Ahead brand, Faherty Brand also promotes slow fashion, great quality, legendary comfort, and a positive outlook. It has a growing brick-and-mortar retail presence which helps to boost its brand awareness, while The Territory Ahead brand offers more competitively priced products that appeal to a similar audience.

Cobalt2Carbon. Uniqueness and attention to and passion for detail are very important to this brand as well. C2C offers more lower-priced products which might have greater appeal to our shared audience. The Territory Ahead brand offers a wider variety of products (from conservative to cowboy to tree hugger), and we believe the C2C lifestyle/aesthetic scope is narrower and more specific.

Seasonality

As an online and catalog clothing retailer, we operate under the basis of having two seasons each year: Spring (February through July) and Fall (August through January). The planning of merchandise purchases and catalog mailings are all centered around these two seasons. The last month of each season is the “Sale” month, wherein goods from that season are discounted to help clear the inventory for the new season. As such, July is the sale month for the Spring season goods, and January is the sale month for the Fall season goods.

The Fall season also includes the holidays, which makes it more significant in terms of revenue expectations than the Spring season. In 2021, the Fall season represents approximately 55-60% of the total revenue and the Spring season represents approximately 40-45% of the total revenue.

Facilities

Our corporate headquarters and warehouse facilities are located in Blue Ash, Ohio, a suburb of Cincinnati, Ohio. Our office and warehouse facility is a 74,106 square foot facility leased through June 30, 2027 with a monthly rent of $24,107. There are no current plans to expand or renovate the facilities.

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Our People

Our employees are key to our current and future growth. We strive to build a high performance, diverse, and collaborative organization in which we can drive great business results while nurturing a culture of connection and belonging.

As of January 31, 2023, we employed approximately 56 full time employees and 5 independent contractors, the majority of whom are situated at our corporate headquarters and warehouse facilities in Blue Ash, Ohio. During our peak periods, the number of employees may increase by 2-5%. The chart below lists the numbers of employees by department as of December 31, 2022, December 31, 2021, and December 31, 2020.

	Full Time			Part Time			Contractors
	December 31,			December 31,			December 31,
Department	2022	2021	2020	2022	2021	2020	2022		2021	2020
Operations	40	40	31	0	0	0	1	(1)	2	1
Merchandising	8	8	7	0	0	0	2		2	3
Marketing	10	3	5	0	2	0	2		3	1

(1) In addition, our customer service is outsourced to two (2) third-party vendors, and our IT services are outsourced to two (2) third-party vendors.

Talent Development and Engagement

Across JPO’s brands, we strive to enable our people to operate at their highest potential by building critical skills and leadership capabilities across all levels. We encourage our people to have incredible customer experiences and drive sales while maintaining a collaborative, supportive, and committed workforce.

We encourage and welcome participation, transparency, and cross-department interaction, as we see these values as fundamental to supporting our growth. We have hired a new executive leadership team with deep expertise across merchandising, marketing, operations, and eCommerce. The new management believes in flat management and the power of the employees, an approach which has nurtured agile decision-making and project management. We conduct weekly open cross-management meetings, consisting of management from all of our departments.

Our Response to COVID

Since March 2020, we have been closely monitoring the volatile COVID-19 landscape, with the health and safety of our employees as a top priority. We closed the office from March 2020 to March 2021 and provided a working from home/hybrid option from April 2021 to present.

Intellectual Property

We rely on a combination of trademarks, domain names, and license agreements to establish and protect our proprietary rights. We own the intellectual property of The Territory Ahead brand and possess licenses with regard to The J. Peterman Company. The J. Peterman Company brand license has an initial term of 20 years with automatic renewal for successive 10-year periods. The Guideboat brand’s license expired in December 2022 and was not renewed thereafter. Per the Guideboat license agreement, we had an additional 90 days to sell off our inventory after the expiration of license, and if needed, the 90 days could also be extended. As of March 31, 2023, we have completed our exit from the Guideboat brand. See Business—Growth Strategy—“Discontinuance of underperforming segment”.

We have developed internal practices around ongoing trademark and design patent registrations, pursuant to which we register brand names, product names, product designs, taglines, and logos, to the extent we determine them to be appropriate and cost effective. We control access to and use of our proprietary and other confidential information through the use of internal and external controls including contractual protections with vendors.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. For additional information, including those related to risks regarding any potential failure or inability on our Company’s part to protect or enforce our intellectual property, see the section titled “Risk Factors—Risks Related to Intellectual Property, Information Technology, and Data Security and Privacy.

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Trademarks

The J. Peterman Company

Under our May 2019 License Agreement with Asiamax, JPOL has exclusivity to The J. Peterman Company family of intellectual property for the purposes of sales and marketing within North America, South America, Central America, the Caribbean, and all online worldwide sales generated from orders placed on our U.S.-based websites. The license has an initial term of 20 years with automatic renewal for successive 10-year periods, unless and until either party terminates prior to the expiration of the term. Pursuant to the May 2019 License Agreement, we are required to pay a royalty payment of 0.4% of all gross sales until gross sales reach $40 million in a rolling 12-month period; after gross sales reach $40 million in a rolling 12-month period, we are required to pay 1% of gross sales on all gross sales until the end of the license agreement’s term. Additionally, beginning in 2020, there is a minimum annual royalty payment of $120,000 in the event that the result calculated from the aforementioned royalty percentage calculation is less than $120,000 for each year.

Under the May 2019 License Agreement, JPO has the license to use the following The J. Peterman Company trademarks within the aforementioned territory:

Number	Serial No.	Reg. No.	Mark	Mark Drawing Type	Active/Expired	Expiration Date
1	88173204	6859721	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Pending	N/A
2	88173202	6859720	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Pending	N/A
3	88173199	5964742	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Active	Jan. 21, 2026
4	88173190	5964741	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Active	Jan. 21, 2026
5	88173183	5964740	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Active	Jan. 21, 2026
6	86825744	N/A	J. PETERMAN E.M. COLLECTION	4 – Standard Character Mark	Expired	Dec. 16, 2019
7	74455345	1909959	THE J. PETERMAN COMPANY	1 – Typeset Word(S) /Letter(S) /Number(S)	Active	Aug. 08, 2025
8	74322425	1792689	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Active	Sep. 14, 2023
9	87756267	N/A	Peterman’s Eye	041	Expired	Aug. 24, 2020
10	77257042	3978420	Peterman’s Eye	4 – Standard Character Mark	Active	Jun. 16, 2031
11	74455344	1857684	OWNER’S MANUAL	1 – Typeset Word(S) /Letter(S) /Number(S)	Active	Oct. 11, 2024
12	7445542	1879705		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Active	Feb. 21, 2025
13	74558233	2057811	1903	1 – Typeset Word(S) /Letter(S) /Number(S)	Active	Apr. 29, 2027
14	75422995	2273761		5 – An Illustration Drawing With Word(S) /Letter(S)/ Number(S) Instylized Form	Expired and to be renewed	Nov. 05, 2021
15	76509476	2919566		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Active	01/21/2025
16	86124278	4660867		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Expired and to be renewed	7/30/2021
17	86124279	4660868		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Active	12/24/2024
18	1927275	TMA1144015	THE J. PETERMAN COMPANY	4 – Standard Character Mark	Active (Canada)	September 28, 2032
19	86486179	5032557		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Active	Response due March 9, 2023
20	88693997	N/A	J. PETERMAN E.M. COLLECTION	4 – Standard Character Mark	Expired	1/4/2021

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The Territory Ahead

JPOL holds the following trademarks related to The Territory Ahead brand:

Number	Serial No.	Reg. No.	Mark	Mark Drawing Type	Active/Expired	Expiration Date
1	75221936	2128829		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Active	Jan. 13, 2028
2	73804462	1636156		2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Expired, and the replacement has been filed as item #5 below	Oct. 22, 2021
3	73804465	1636913	THE TERRITORY AHEAD	1 – Typeset Word(S) /Letter(S) /Number(S)	Expired, and the replacement has been filed as item #6 below	Oct. 22, 2021
4	75221938	2132340	THE TERRITORY AHEAD (Typed Drawing)	1 – Typeset Word(S) /Letter(S) /Number(S)	Expired, and is covered by item #6 below	July 27, 2018
5	97573537			2 – An Illustration Drawing Without Any Words(S)/ Letter(S)/Number(S)	Active	Filed Aug 31, 2022
6	97573403		THE TERRITORY AHEAD	1 – Typeset Word(S) /Letter(S) /Number(S)	Active	Filed Aug 31, 2022

Domain names

We currently maintain a separate website for each of our brands. The websites are: jpeterman.com and territoryahead.com.

Information System and Data Privacy

The safety and privacy of our customers’ personal and financial information is very important to us. We do not receive customers’ payment information, which is processed at our eCommerce platform vendor level. Our vendor has standard data security systems and upgrades and sound policies and procedures to protect the confidentiality and security of our customers’ identifiable information and consumer information. Regarding customers’ addresses and other information received by us for distribution and marketing purposes, we store that type of data in the third-party vendor’s cloud server and analyze it with third-party data analysis software, both of which have their own security systems and protocols for data security.

Regarding our own tangible or digital information technology systems (including computers, screens, workstations, routers, hubs, switches, networks, data communications lines, technical data, and hardware), software, and telecommunications systems that we use or hold for use, we believe that, in accordance with their documentation and functional specifications, they are adequate and operational for our business as currently operated and as currently proposed to be conducted as described in this prospectus. We believe that we have taken commercially reasonable steps and developed sound policies and procedures to protect the confidentiality and security of our customers’ identifiable information and consumer information, as have any third parties in possession of such data. We have also used commercially reasonable efforts to establish, and have established, commercially reasonable disaster recovery and security plans, procedures, and facilities for the business consistent with industry standards and practices, including, without limitation, for the company IT assets and data held or used by our Company.

To our knowledge, we have not suffered or incurred any security breaches, compromises, or incidents with respect to any company IT assets or sensitive company data.

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Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities, or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Implications of An Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards and, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual gross revenue, if we have more than $700.0 million in market value of our common stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or if we issue more than $1.0 billion of non-convertible debt securities over a three-year period.

Legislation and Regulations

We are subject to labor and employment, tax, environmental, privacy and anti-bribery laws. We are also subject to regulations, trade laws and customs, truth-in-advertising, consumer protection and zoning and occupancy laws and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws. For more information related to legislation and regulations and the related risks, see “Risk Factors—Risks Related to Other Legal, Regulatory and Taxation Matters—Changes in laws, including employment laws and laws related to our merchandise, could make conducting our business more expensive or otherwise change the way we do business”, “Risk Factors—Risks Related to Other Legal, Regulatory and Taxation Matters—Existing and potential tariffs imposed by the United States or other governments or a global trade war could increase the cost of our products, which could have an adverse effect on our business, financial condition, and results of operations; new trade restrictions could prevent us from importing or selling our products profitably”, “Risk Factors—Risks Related to Other Legal, Regulatory and Taxation Matters—Our ability to source and distribute our merchandise profitably or at all could be harmed if new trade restrictions are imposed or existing trade restrictions become more burdensome”, “Risk factor—Risks Related to Other Legal, Regulatory and Taxation Matters—Failure to comply with federal, state, or foreign laws and regulations or our contractual obligations or industry requirements relating to privacy, data protection, and customer protection, or the expansion of current or the enactment of new laws and regulations relating to the foregoing, could adversely affect our business and our financial condition”, and other risk factors under the caption of “Risks Related to Other Legal, Regulatory and Taxation Matters”.

During the calendar years of 2020, 2021, and 2022, we generated annually approximately 0.2% of the revenue from jurisdictions outside of the U.S (including jurisdictions from all continents), which potentially may subject us to the laws and regulations of foreign jurisdictions, such as the GDPR. For detailed discussion of GDPR and its potential applicability, see “Risk factor—Failure to comply with federal, state, or foreign laws and regulations or our contractual obligations or industry requirements relating to privacy, data protection, and customer protection, or the expansion of current or the enactment of new laws and regulations relating to the foregoing, could adversely affect our business and our financial condition.”

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MANAGEMENT

The following table sets forth information for our executive officers and directors as of June 30, 2023:

Name	Age	Position
Executive Officers
Arnold Cohen	67	Chief Executive Officer, President, Director
Sam Chung	68	Interim Chief Financial Officer, Director
Kelsey Beyer	37	Principal Financial and Accounting Officer, Secretary, Treasurer
George Raptis	52	Vice President of Operations
Jonathan Dunavant	53	Vice President of Strategy and Marketing
Randy Pyles	54	Chief Merchandising Officer

Non-Executive Directors
Michael Choi	41	Director
Gordon Tsang	37	Independent Director
Gilbert Li	65	Independent Director

Executive Officers

Arnie Cohen. Mr. Cohen is the Chief Executive Officer and President of the Company and has been a member of the board of directors of the Company since December 31, 2022. He was also the principal executive officer of JPOL before the incorporation of the Company. He was the President of The J. Peterman Company, LLC from 1995 to 1998. Mr. Cohen had previously served in different roles within the senior management of many well-known brands, including Gucci (1985-1988, Vice President and Chief Merchandising Officer), J. Crew Group Inc. (1988-1993, President and Chief Operating Officer), London Fog (1993-1994, Chief Executive Officer and Chairman of the Board of Directors), American Eagle Outfitters (2004-2011, Senior Vice President and Executive Consultant), DSW (2008-2009, Senior Vice President), Cache (2013-2014, Chief Marketing Officer and Executive Vice President). He is also currently a strategic advisor for Psycho Bunny and iMedia Brands, Inc, President of the Laboratory Institute of Merchandising Fashion Education Foundation, and a founding partner at Hudson Wellness LLC. Mr. Cohen received a BSBA in Finance and Marketing from American University in 1978. Mr. Cohen was selected to serve on the board of directors due to his experience in senior management and brand development, as well as his knowledge and experience in the retail and apparel industry.

Sam Chung. Mr. Chung has served as our Interim Chief Financial Officer since February 2023 and director since April 2023. Mr. Chung has over 35 years of senior financial and management experience in North America and Asia across several industries, including consumer goods manufacturing, garment trading and manufacturing, natural resources, international logistics, and real estate. Since December 2013, Mr. Chung has served as the Chief Financial Officer and Chief Operations Officer of Sterling Group Holdings Limited (Stock code: 1825), our long-term vendor and largest creditor. Mr. Chung selected and collaborated with the initial public offering team, including the sponsor, underwriter, lawyers, and auditor, and successfully completed the IPO of the Sterling Group Holdings Limited on the main board of Hong Kong Stock Exchange in October 2018. Mr. Chung obtained a bachelor’s degree from Simon Fraser University, Canada in 1980 where he majored in Commerce and minored in economics. Mr. Chung obtained an MBA from the University of British Columbia, Canada in 1982 and obtained a CPA in Canada with a Public Practice Award for having the highest marks in British Columbia in Taxation and Auditing in the 1984 graduating class. Mr. Chung contributes to our management team with his wealth of experience in accounting and finance as a CFO in initial public offering fundraising, road shows, private placement and investor relations.

Kelsey Beyer. Ms. Beyer has served as our Principal Accounting and Financial Officer since February 2023. She served as the Controller of the Company (and of JPOL before the incorporation of the Company) since March 2021 and was a Senior Accountant of the Company from November 2019 until her promotion to Controller. Ms. Beyer was a Senior Treasury Analyst at North American Properties from February to October 2019, where she was previously a Senior Accountant. Ms. Beyer obtained her Bachelor of Arts and Master of Science in Accounting at Grand Valley State University, from which she graduated magna cum laude. Ms. Beyer contributes to the management team with her over ten years of experience in corporate accounting and with her skill in establishing efficient financial strategies and policies. Ms. Beyers is responsible for the accounting, administrative and tax functions of the Company, including preparing financial statements and overseeing the establishment and maintenance of internal controls over financial reporting.

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George Raptis. Mr. Raptis has served as the Vice President of Operations of the Company (and of JPOL before the incorporation of the Company) since October 2021. Since November 2020 and prior to joining the Company, Mr. Raptis was an independent consultant providing consulting services in distribution and supply chain management focusing on improving the operational and financial metrics of his clients. Mr. Raptis served as a member of senior management within the finance and accounting department at The Savoy Hotel & Beach Club from August 2020 to April 2021. Prior to that, Mr. Raptis served as Director of Operations and Financial Planning for Ship Supply International, Maritime Services from November 2016 to December 2019, subsequent to his service as a Branch Manager for Lalizas USA from May 2013 to November 2016. From 1994 to 2016, Mr. Raptis served in various sales and operations roles in Greece. Mr. Raptis holds a B.S. in Computer Science from La Trobe University and an MBA in Business Administration and Management from The University of Sheffield. Mr. Raptis contributes to our management team with his experience in distribution and supply chain operations.

Jonathan Dunavant. Mr. Dunavant has served as the Vice President of Strategy and Marketing of the Company (and of JPOL before the incorporation of the Company) since February 2022. Mr. Dunavant served at The J. Peterman Company for 27 years as a Marketing Circulation Manager and as the Senior Vice President of Marketing from 1992 to 2020. Mr. Dunavant studied Economics at The University of Kentucky. Mr. Dunavant contributes to the management team with his knowledge of and experience with The J. Peterman Company brand and his skill in marketing management, customer acquisition, and trend and data analysis.

Randy Pyles. Mr. Pyles has served as the Chief Merchandizing Officer of the Company (and of JPOL before the incorporation of the Company) and General Manager for The Territory Ahead brand since January 2020. Prior to that position at Distinctive Apparel Inc., he served as the Vice-President for Merchandising, Design and Creative for The Territory Ahead brand from 2018 to 2019 and the Director of Men’s and Women’s Merchandising from 2013 to 2017. Mr. Pyles holds a B.S. in Marketing from Liberty University. He contributes to the management team with his experience with The Territory Ahead brand and with merchandising.

Non-Executive Directors

Michael Choi. Mr. Choi has been a member of the board of directors of the Company since December 31, 2022. From 2007 to 2013 Mr. Choi served in Brandlogic, LLC as a director directing sales, business development, and private label product development for numerous national apparel retailers. He coordinated and managed product sourcing, manufacturing, supply chain, and logistics between brands, maintaining the various relationships between partnerships. From 2007 to 2013, Mr. Choi was the co-founder of the men’s clothing brand LIFE/AFTER/DENIM where he also served as the brand director and head of sales overseeing the management, marketing, merchandising, and accounts and developing relationships with department stores nationwide. Mr. Choi obtained a B.A. in Psychology in 2003 and a Master of Public Health in 2005, both from University of Southern California. Mr. Choi was selected to be a member of our board of directors due to his expertise in business and retail, eCommerce, and information system and his familiarity with the Company’s general business.

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Gordon Tsang. Mr. Tsang has been a member of the board of directors of the Company since December 31, 2022. Mr. Tsang was admitted as a solicitor in Australia and Hong Kong in May 2012 and December 2013, respectively. Mr. Tsang is currently a Partner of Stevenson, Wong & Co., specializing in corporate finance and commercial law. Mr. Tsang has served as a non-executive director of China Regenerative Medicine International Limited (Stock code: 8158), listed on The Stock Exchange of Hong Kong Limited, since January 2020. He has also served as an independent nonexecutive director of Crosstec Group Holdings Limited (Stock code: 3893) and Sterling Group Holdings Limited (Stock code: 1825), both listed on The Stock Exchange of Hong Kong Limited since September 2021. Mr. Tsang takes up the following roles of the following companies listed on The Stock Exchange of Hong Kong Limited: (i) the joint company secretary and authorized representative of Mabpharm Limited (Stock code: 2181) since May 2019; (ii) the company secretary and the authorized representative of Sunshine 100 China Holdings Limited (Stock code: 2608) since November 2019; (iii) the joint company secretary and authorized representative of Sundy Service Group Co. Limited (Stock code: 9608) since January 2021; (iv) the joint company secretary and authorized representative of 1957 & Co. (Hospitality) Limited (Stock code: 8495) since August 2022. In August 2008, Mr. Tsang obtained a Bachelor in Laws degree and a bachelor’s degree in Commerce (Accounting), both from the University of Melbourne, Australia. Mr. Tsang obtained a master in laws degree from the University of Melbourne, Australia in August 2010. Mr. Tsang obtained the Postgraduate Certificate in Laws from the City University of Hong Kong in July 2011. Mr. Tsang was selected to be a member of our board of directors due to his legal experience in business operations and his experience in serving as a director of public companies.

Gilbert Lee. Gilbert Lee has been a member of the board of directors of the Company since March 2023. Since December 2019, Mr. Lee has been serving as the Chief Financial Officer of Jerash Holdings (US), Inc. (JRSH), a public company listed on Nasdaq focusing on manufacturing and exporting custom and ready-made sports apparel and outerwear for leading global brands including The North Face, Timberland, New Balance, Sketcher and Hugo Boss. Prior to Jerash, from May 2015 to November 2019, Mr. Lee served as the Chief Financial Officer of Fuling Global Inc., a company previously listed on Nasdaq. From August 2011 through May 2015, Mr. Lee served at Tanke Biosciences Corporation, first as its U.S.-based Chief Financial Officer and then as its Vice President of Business Development. He also served as the Director of Finance at Two’s Company, a wholesale distributor of home, gift and fashion products, and as the Director of Finance and Marketing at Essilor of America, a subsidiary of the world’s largest eyeglass lens producer. Early in his career, Mr. Lee served as a Plant Controller for an NYSE listed roofing materials manufacturer. Mr. Lee earned his MBA from University of Texas at Austin in 1995, his MPA (Master of Professional Accounting) from University of Texas at Arlington in 1987, and his BBA in Marketing from University of Texas at Arlington in 1982. Mr. Lee was selected to be a member of our board of directors due to his wealth of experience in accounting and finance in public finance, business development, and distribution and his solid background in apparel industry.

Board Composition

Our board consists of six (5) directors, Arnie Cohen, Sam Chung, Michael Choi, Gordon Tsang, and Gilbert Lee. Gordon Tsang and Gilbert Lee are “independent directors” within the meaning of the Listing Rules of the Nasdaq Stock Market.

Director Independence

The Board evaluates the independence of each director of our Company in accordance with the Nasdaq Listing Rules.

We expect that more than 50% of the voting power of the common stock of the Company will be held by one shareholder after the closing; therefore we are deemed a “Controlled” company under Nasdaq corporate governance rules. “Controlled” companies are exempt from the requirements to have a board with a majority of independent members and the requirements regarding compensation and nominating committees, and we plan on relying on the exemption. Our Audit Committee will consist of three (3) independent directors within one year of the listing of our securities on Nasdaq, in compliance with Nasdaq Rule 5615(b). See “Risk Factor–We are a controlled company as defined under Nasdaq Listing Rules, and we are permitted to elect to rely on certain exemptions from corporate governance rules; if we elect to rely on the controlled company exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.”

Board of Directors Term of Office

Directors are elected at our annual meeting of shareholders and serve for one (1) year until the next annual meeting of shareholders or until their successors are elected and qualified.

Board Leadership Structure

Upon completion of this offering, our board of directors will have three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee—each with a director serving as committee chair. Each of these committees reports to our board of directors as they deem appropriate, and as the board may request.

With respect to the roles of the chairman of the board of directors and the principal executive officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that JP Outfitters, Inc., like many U.S. companies, is well-served by this flexible leadership structure.

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Audit Committee

Following this offering, our Audit Committee will consist of Gordon Tsang and Gilbert Lee. Gordon Tsang and Gilbert Lee each satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Gilbert Lee. Gilbert Lee is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, each audit committee member’s scope of experience and the nature of his employment has been examined. Our Audit Committee will consist of three (3) independent directors within one year of the listing of our securities on Nasdaq, in compliance with Nasdaq Rule 5615(b).

The primary purpose of our audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

●	helping our board of directors oversee our corporate accounting and financial reporting processes;

●	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end results of operations;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing related person transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

Following this offering, our Compensation Committee will consist of Gordon Tsang, Arnold Cohen (our Chief Executive Officer) and Sam Chung (our Chief Financial Officer). The chair of our compensation committee is Gordon Tsang.

The primary purpose of our compensation and leadership management committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation and leadership management committee include:

●	reviewing and recommending to our board of directors the compensation of our principal executive officer and other executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	administering our equity incentive plans and other benefit programs;

●	reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

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Nominating and Corporate Governance Committee

Our Nomination and Corporate Governance Committee will consist of, Gordon Tsang, Gilbert Lee, and Sam Chung, our Chief Financial Officer. The chair of our Nominating and Corporate Governance Committee is Gilbert Lee.

Specific responsibilities of our nomination and governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

●	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters;

●	overseeing our ESG strategy and initiatives; and

●	overseeing periodic evaluations of our board of directors’ performance, including committees of our board of directors.

Risk Oversight

Our board of directors will be responsible for overseeing our risk management process. The board will focus on our general risk management strategy, the most significant risks facing us, and ensures that management implements appropriate risk mitigation strategies. The board will also be apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The board will delegate to the Audit Committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. Our management is responsible for day-to-day risk management.

Our internal audit function serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of us. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

Family Relationships

No family relationships exist between any of our officers or directors.

Code of Business Conduct and Ethics

Prior to completion of this offering, we will adopt a Code of Business Conduct and Ethics (the “Code”) which will apply to all of our directors, officers and employees. Upon the completion of this offering, the full text of our Code will be posted on our website under the Investor Relations section. We intend to disclose future amendments to, or waivers of, our Code, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase our shares of common stock.

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EXECUTIVE COMPENSATION

The amounts below represent the compensation awarded to or earned by or paid to our named executive officers for the years ended December 31, 2022 and 2021.

Summary Compensation Table

Name and Principal Position	Calendar Year	Salary or Consulting	Bonus	Stock Awards	Option Awards	Total

Arnold Cohen	2022	$240,000	$-	-	-	$240,000
	2021	$240,000	$-	-	-	$240,000

Brian Gentry (1)	2022	$100,000	$2,000	-	-	$102,000
	2021	$-	$-	-	-	$-

Sam Chung(2)	2022	$-	$-	-	-	$-
	2021	$-	$-	-	-	$-

Kelsey Beyer(3)	2022	$88,000	$5,000	-	-	$93,000
	2021	$85,000	$2,000	-	-	$87,000

George Raptis	2022	$200,000	$2,000	-	-	$202,000
	2021	$52,258	$-	-	-	$52,258

Jonathan Dunavant	2022	$200,000	$2,000	-	-	$202,000
	2021	$230,644	$-	-	-	$230,644

Randy Pyles	2022	$200,000	$2,000	-	-	$202,000
	2021	$163,274	$4,500	-	-	$167,774

(1) Brian Gentry joined the Company in June 2022 and resigned in January 2023. His annual salary in 2022 was $200,000.

(2) Sam Chung joined the Company in February 2023, and his annual salary is $1.

(3) Kelsey Beyer was the controller of the Company in 2021 and 2022, and started to serve as the Principal Financial and Accounting Officer in February 2023. Her annual salary is currently $88,000.

Executive Employment Agreements and Consulting Agreements

We currently do not have employment agreements entered into with our directors or senior management team. The employment relationship can be terminated by either party for any reason at any time.

We are party to a consulting agreement, dated June 11, 2019, with KCP Advisory Group LLC (“KCP”). Under this agreement, KCP is entitled to compensation at an hourly rate of $225-$385 for providing certain business operation and financial analysis services. The agreement can be terminated by either party for any reason upon a ten-day written notice, and by KCP at any time based on a failure of the Company to timely make the compensation payment.

We were party to a consulting agreement dated March 3, 2021, with Windham Brannon, P.C. (“WBPC”). Under this agreement, WBPC was entitled to a monthly payment of $30,000 per month for providing certain financial advisory services. No service has been provided and no invoices have been received since August 2022, and the agreement was in effect terminated henceforth.

We also have oral consulting service agreements with Arnold Cohen for any services provided as the Company’s principal executive officer, with Michael Choi for providing eCommerce marketing services, and with Martin Harris and Valerio Anabaldi for providing marketing services.

Compensation of Directors

Upon the effectiveness of the registration statement of which this prospectus is a part, Arnold Cohen, Michael Choi, Gordon Tsang, Gilbert Lee and Sam Chung will be our directors, and each of them will receive the following compensation for service on our board of directors:

●	an annual payment of $30,000;

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●	a meeting attendance fee of $0 per meeting;

●	a committee meeting attendance fee of $0 per meeting; and

●	equity awards, the amount and terms of which will be subject to the determination of the board of directors and the compensation committee.

Outstanding Equity Awards at Fiscal Year-End

We did not have any outstanding equity awards to our executive officers or director as of November 8, 2023, or for the years ended December 31, 2022, and 2021 and as of the date of this prospectus.

Equity Incentive Plan

The Company plans to adopt an equity incentive plan after the Company’s successful listing on the Nasdaq Stock Market.

Health and welfare

Health and Welfare

We offer medical, dental, and vision plans, life insurance, and long term disability insurance options to all our full time (scheduled to work 30 or more hours per week) employees.

Insurance Policies

We utilize several insurance providers for varying coverage. These include, a Marine Cargo Policy with Liberty Mutual; a Worker’s Compensation, Commercial Business, and Umbrella Liability Policies with The Hartford; and Crime related insurance with PentaRisk.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In July 2021, the Company entered into a consulting agreement with a consulting firm then partially owned by Arnold Cohen, the Company’s principal executive officer. The agreement is for five (5) years and requires monthly payment for services rendered. For the years ended December 31, 2022 and 2021, the Company incurred $210,000 and $60,000, respectively of such consulting fees, which is included in general and administrative expenses in the consolidated financial statements. The relationship between Arnold Cohen and the consulting firm has been severed as Mr. Cohen has renounced his ownership in such consulting firm in November 2022.

As of June 30, 2023 and December 31, 2022, and 2021, accounts payable and accrued liabilities included $48,422, $21,261 and $6,435, respectively, payable to Arnold Cohen for expense reimbursement and management fees. This amount was unsecured, non-interest bearing and are due on demand.

Since December 2013, Sam Chung, the Company’s Interim Chief Financial Officer, has served as the Chief Financial Officer and Chief Operations Officer of Sterling, the Company’s long-term vendor and largest creditor. As disclosed in “Use of Proceeds”, the Company is planning on using 30% of the net proceeds to pay off outstanding accounts payable, which includes trade payable owed to Sterling in the amount of approximately $2.1 million as of June 30, 2023.

In March 2022, an amended and restated promissory note of $500,000 and a related Warrant were assigned by Asiamax to Santai. The Warrant could be convertible into up to 75% equity of JPOL exercisable pursuant to the terms under the Warrant. The assignment was completed on March 28, 2022, and Santai on the same day exercised the Warrant and became the 75% owner of JPOL.

Upon becoming the controlling member of JPOL, Santai paid down JPOL’s trade payable to Sterling by $2,000,000 on March 29, 2022 and a further $1,500,000 on May 27, 2022. The total of these amounts, $3,500,000, was converted by Santai into equity of JPOL as of those dates per a capital contribution agreement dated September 14, 2022. Through a novation and capital contribution agreement dated September 28, 2022 among Santai, Sterling and JPOL, $3,050,000 in JPOL’s note payable to Sterling was transferred to Santai, and Santai subsequently converted the $3,050,000 note and the previously assigned $500,000 note from AsiaMax to Santai into equity of JPOL. On November 29, 2022, a second novation and capital contribution agreement was executed among Santai, Sterling and JPOL with the effect of transferring to Santai JPOL’s account payable to Sterling in the amount of $5,500,000 and Santai converting the same into equity of JPOL. The ownership percentage of Santai remained 75% after the series of equity conversion and before the conversion from JPOL to JPO.

On December 30, 2022, January 30, 2023, March 15, 2023, April 25, 2023, May 17, 2023, May 25, 2023, and June 9, 2023, Santai provided the Company loans in the principal amounts of $750,000, $500,000, $500,000, $500,000, $200,000, $250,000, and $300,000, respectively, which loans were non-interest bearing and were subsequently converted to equity on June 30, 2023, through the Third Novation Agreement. Also through the Third Novation Agreement, $6.0 million of Sterling accounts payable was transferred to Santai and converted to equity of JPO. This brings the total debt to equity conversion in JPOL by Santai to $21,550,000 since becoming JPOL’s controlling owner.

On July 17, 2023 and August 2, 2023, Santai provided the Company bridge loans in the principal amount of $250,000 each, and on August 31, 2023, September 15, 2023, September 28, 2023, and October 27, 2023, Sterling provided the Company bridge loans in the principal amount of $250,000, $200,000, $250,000, and $250,000, respectively. These bridge loans are non-interest bearing and are repayable on the September 30, 2024, or thirty (30) days after our listing on the Nasdaq Stock Market (the forms of the notes and the loan agreements are filed herewith as Exhibit 10.42 and 10.44, respectively).

In addition, on September 19, 2023, Santai agreed to lend up to another $2 million within certain time limit as specified in Exhibit 10.37 to the Registration Statement that this prospectus forms a part of. On September 20, 2023, Sterling executed an agreement of financial support whereby Sterling agreed to extend up to $7.5 million in additional credit towards the purchase of inventory within certain time limits as specified in Exhibit 10.38 to the Registration Statement that this prospectus forms a part of. In the same agreement, Sterling agreed not to collect from the Company any trade payables for inventories supplied and the working capital loans extended until the Company receives the proceeds from this offering. The Company and Sterling maintain a mutual understanding that the Company may gradually become current with its outstanding balances owed to Sterling after this offering.

Other than as set forth above and compensation arrangements, including employment, there have been no transactions since January 1, 2020, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

In connection with this offering, we expect to adopt a written related party transactions policy that will provide that transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party must be approved by our audit committee. This policy will become effective on the date on which the registration statement of which this prospectus is part is declared effective by the SEC. Pursuant to this policy, the audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two completed fiscal years, and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

In considering related-person transactions, our audit committee or another independent body of our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances.

The audit committee or other independent body of our board of directors will not approve any related party transaction unless it is on the same basis as an arms’ length transaction and approved by a majority of the disinterested directors.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of November 8, 2023, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.

The table lists applicable percentage ownership based on 15,000,000 shares of common stock outstanding as of November 8, 2023. In addition, under the rules beneficial ownership include shares of our common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of November 8, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o JP Outfitters, Inc., 5345 Creek Rd, Cincinnati, Ohio, 45242.

	No. of Shares Beneficially Owned Prior to this Offering(1)	Percentage Owned Before this Offering		Percentage Owned After this Offering
Holders of more than 5% of our voting securities:
Santai Global Asset Management Limited	13,250,000	88.33	%(2)	76.15%
William Choi	13,250,000	88.33	%(2)	76.15%
Alice Wong (3)	1,000,000	6.67	%(7)	5.75	%(7)
Dennis Siu (4)	750,000	5.00	%(7)	4.31	%(7)
Directors and senior management who are not 5% holders:
Arnold Cohen	-	0	%(5)	0%
Sam Chung	-	0	%(6)	0%
Michael Choi	-	0%		0%
Gordon Tsang	-	0%		0%
Gilbert Lee	-	0%		0%
Randy Pyles	-	0%		0%
Jonathan Dunavant	-	0%		0%
George Raptis	-	0%		0%
All directors and senior management as a group (9 persons)	-	0%		0%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Common Shares. All shares represent only the company’s shares of common stock held by shareholders as no options are issued or outstanding.

(2)	As of November 8, 2023, Santai is 100% owned by William Choi. The address of William Choi is 10/F, Fuk Chiu Factory Building, 20 Bute Street, MongKok, Kowloon, Hong Kong.

(3)	The address of Alice Wong is 18 – 19/F, Win Plaza, 9 Sheung Hei Street, San Po Kong, Kowloon, Hong Kong.

(4)	The address of Dennis Siu is 7A, Tower 12, Mount Pavilla, 663 Clear Water Bay Road, Kowloon, Hong Kong.

(5)	On April 20, 2023, (a) Santai’s board of directors approved a share transfer to Arnold Cohen, our President, and Chief Executive Officer , on the condition of the completion of the Company’s initial public offering (the “IPO”) and (b) Santai and Arnold Cohen entered into a Stock Transfer Agreement. Pursuant to the Stock Transfer Agreement and subject to completion of the IPO, Santai will transfer a total of 3,000,000 shares of common stock of JPO held by Santai to Arnold Cohen, for no consideration, in three (3) equal tranches with the first tranche due on January 1, 2024, the second tranche due on July 1, 2024, and the third tranche due on January 1, 2025. Upon the occurrence of a Change in Control (as defined in the Stock Transfer Agreement) before January 1, 2025, and subject to completion of the IPO, any such shares not yet transferred as of the date of the Change in Control shall be transferred to Arnold Cohen. Other than the completion of the IPO, the share transfer is not subject to any vesting or other forfeiture conditions. The Stock Transfer Agreement is filed herewith as Exhibit 10.35.

(6)	Effective January 1, 2023, Santai and AA Assets Limited, a Hong Kong company wholly owned by Sam Chung, entered into a Stock Purchase Agreement (the “ SPA”) under which Santai agreed to transfer to AA Assets Limited 1,500,000 shares of common stock (the “Shares”), which equals to 10% of the Company’s outstanding shares of Common Stock, at a per share price of $0.0001. The closing of the transfer of the Shares was set to be May 30, 2023 or such other date as agreed on by Santai and AA Assets Limited. Effective May 31, 2023, Santai and AA Assets Limited amended and restated the SPA to clarify that the transfer of the shares may occur only after the Company’s successful listing on Nasdaq, and AA Assets Limited may, at its option, purchase all or any portion of the Shares within five (5) years after the Company’s listing on Nasdaq. As of September 29, 2023, no shares have been transferred to AA Assets Limited. The SPA and the amended and restated SPA are filed herewith as Exhibit 10.34 and Exhibit 10.36, respectively. The address of Sam Chung is 18 – 19th Floor, Win Plaza, 9 Sheung Hei Street, San Po Kong, Kowloon, Hong Kong.

(7)	Dennis Siu is Alice Wong’s adult son. Alice Wong and Dennis Siu disclaim beneficial ownership of each other’s shares of common stock of JPO.

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DESCRIPTION OF SECURITIES

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forums for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Further, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents and similar agreements has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our bylaws. If a court were to find these provisions of our bylaws that will become effective upon the closing of this offering inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our bylaws. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our bylaws also provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to our company or our shareholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or any action asserting a claim governed by the internal affairs doctrine.

General

Our authorized capital stock consists of 90,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. After the conversion from a limited liability company to a corporation, there will be one (1) holder of record of common stock prior to the completion of this offering.

Upon completion of this offering, 17,400,000 shares (assuming no exercise by the underwriter of its option to purchase additional shares) of common stock will be issued and outstanding, which excludes:

●	120,000 shares issuable upon exercise of the warrants to be issued to the Underwriter in this offering ((assuming no exercise by the underwriter of its option to purchase additional shares)

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of one-third of the voting power of the Company’s stockholders, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Unless otherwise required by law, the certificate of incorporation, or the by-laws, any matter, other than the election of directors, brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. The election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the secretary of the Company determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. A vote by the holders of a majority of the voting power of the Company’s stockholders is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s Certificate of Incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s common stock.

Preferred Stock

Our Certificate of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Transfer Agent and Registrar

VStock Transfer, LLC is transfer agent and registrar for our common stock.

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Limitations of Liability and Indemnification

Upon the completion of this offering, our certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our bylaws will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We expect to enter into agreements to indemnify our directors and executive officers. With certain exceptions, it is expected that these agreements will provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these certificate of incorporation and bylaw provisions are necessary to attract and retain qualified persons as directors and officers. We plan to maintain customary directors’ and officers’ liability insurance upon the completion of this offering.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Listing

We intend to list our shares of common stock for trading on the Nasdaq Capital Market, under the symbol “JPO”.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. Future sales of substantial amounts of common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, however, could adversely affect the market price of our common stock.

Upon completion of this offering, based on our 15,000,000 shares outstanding as of November 8, 2023, 17,400,000 shares of our common stock will be outstanding, or 17,760,000 shares of common stock if the underwriter exercises its option to purchase additional shares in full. All of the shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements and market stand-off provisions described below and the provisions of Rules 144 or 701, the shares of our common stock that will be deemed “restricted securities” will be available for sale in the public market following the completion of this offering as follows:

●	4,150,000 shares will be eligible for sale on the date of this prospectus; and

●	4,150,000 shares will be eligible for sale upon expiration of the lock-up agreements and market stand-off provisions described below, following the date that is 180 days after the date of this prospectus.

Lock-up agreements

Our officers, directors, and holders of 10% or more of our outstanding common stock have entered into or will enter into lock-up agreements with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior consent of the representative. See “Underwriters” for additional information.

Rule 144

Rule 144, as currently in effect, generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a stockholder who is not deemed to have been one of our affiliates at any time during the preceding 90 days and who has beneficially owned the shares of our capital stock proposed to be sold for at least six months is entitled to sell such shares in reliance upon Rule 144 without complying with the volume limitation, manner of sale, or notice conditions of Rule 144. If such stockholder has beneficially owned the shares of our capital stock proposed to be sold for at least one year, then such person is entitled to sell such shares in reliance upon Rule 144 without complying with any of the other conditions of Rule 144.

Rule 144 also provides that a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell such shares in reliance upon Rule 144 within any three-month period beginning 90 days after the date of this prospectus a number of such shares that does not exceed the greater of the following:

●	1% of the number of shares of our capital stock then outstanding, which will equal shares immediately after the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales of our capital stock made in reliance upon Rule 144 by a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days are also subject to the current public information, manner of sale, and notice conditions of Rule 144.

Rule 701

Rule 701 generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a stockholder who purchased shares of our common stock pursuant to a written compensatory benefit plan or contract and who is not deemed to have been one of our affiliates at any time during the preceding 90 days may sell such shares in reliance upon Rule 144 without complying with the current public information or holding period conditions of Rule 144. Rule 701 also provides that a stockholder who purchased shares of our common stock pursuant to a written compensatory benefit plan or contract and who is deemed to have been one of our affiliates during the preceding 90 days may sell such shares under Rule 144 without complying with the holding period condition of Rule 144. However, all stockholders who purchased shares of our common stock pursuant to a written compensatory benefit plan or contract are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF THE SECURITIES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock, which we refer to collectively as the securities, issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the securities. This discussion also does not take into account or address any impact from the recently enacted tax legislation. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the securities.

This discussion is limited to holders that hold the securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding the securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	real estate investment trusts or regulated investment companies;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell the Securities under the constructive sale provisions of the Code;

●	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of the securities that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

Sale or Other Taxable Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of the common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such common stock is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

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Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on the common stock (including constructive dividends) or receives proceeds from the sale or other taxable disposition of common stock. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

●	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

●	furnishes an incorrect taxpayer identification number;

●	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

●	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any Holder who is neither an entity treated as a partnership for U.S. federal income tax purposes, nor a U.S. Holder.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Tax Considerations Applicable to Non-U.S. Holders—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

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Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition of Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met,

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S., OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

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UNDERWRITING

Aegis Capital Corp., or Aegis, is acting as the underwriter of the offering. We have entered into an underwriting agreement dated       , 2023 with Aegis. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of common stock listed next to its name in the following table

Underwriter	Number of Shares of Common Stock
Aegis Capital Corp.
Total

The underwriter is committed to purchase all the shares of common stock offered by us, other than those covered by the over-allotment option to purchase additional shares of common stock described below, if they purchase any shares of common stock. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

The underwriter is offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Ordinary Shares

We have granted an option to the underwriter, exercisable for 45 days after the date of this prospectus, to purchase up to 360,000 additional shares of common stock (15.0% of the shares of common stock sold in the offering) at the public offering price, less the underwriting discount. The underwriter may exercise this option in whole or in part at any time within 45 days after the date of the offering. The purchase price to be paid per additional share will be equal to the public offering price of one share of common stock less the underwriting discount. If this option is exercised in full to purchase shares of common stock, the total price to the public will be $3.68 and the total net proceeds, before expenses, to us will be $1,324,800.

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

		Total with No	Total with
	Per Share	Over-Allotment	Over-Allotment
Public offering price	$4.00	$9,600,000	$11,040,000
Underwriting discounts and commissions to be paid by us (8.0%):	$0.32	$768,000	$883,200
Non-accountable expense allowance (1.0%) (1)	$0.04	$96,000	$110,400
Proceeds, before other expenses, to us	$3.64	$8,736,000	$10,046,400

(1) We have agreed to pay a non-accountable expense allowance to Aegis equal to 1.0% of the gross proceeds received in this offering.

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The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the shares of common stock to other securities dealers at such price less a concession not in excess of $       per share of common stock. If all of the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay a non-accountable expense allowance to Aegis equal to 1.0% of the gross proceeds received in this offering. In addition, we have also agreed to pay all expenses in connection with the offering, including the following expenses: (a) all filing fees and expenses relating to the registration of the shares with SEC; (b) all FINRA public offering filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as the underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be underwriter’s counsel) unless such filings are not required in connection with the Company’s proposed Exchange listing; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions as the underwriter may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of shares from the Company to the underwriter and (h) the fees and expenses of the Company’s accountants; and (i) a maximum of $100,000 for fees and expenses, including “road show”, diligence, and reasonable legal fees and disbursements for the underwriter’s legal counsel.

We estimate that the total expenses of the offering payable by us, excluding the discount and non-accountable expense allowance, will be approximately $0.7 million.

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors and holders of 10% or more our outstanding common stock, have agreed, subject to limited exceptions, without the prior written consent of Aegis, not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, for a period of 180 days from the date of this prospectus. for a period of 180 days from the date of this prospectus.

Underwriter Warrants

The Company has agreed to issue to Aegis or its designees warrants to purchase up to a total of 5.0% of the shares of common stock sold in this offering, including the exercise of the over-allotment option, if any. Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $5.00 per share (125% of the public offering price per share of Common Stock) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110. The warrants have been deemed compensation by FINRA and are therefore subject to a 6-month lock-up pursuant to Rule 5110 of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock and will provide for cashless exercise in the event there is not an effective registration statement for the underlying shares. Such warrants will provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C). The warrants shall be exercisable on a cash basis, provided that if a registration statement registering the common stock underlying the warrants is not effective, the warrants may be exercised on a cashless basis. The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D). The warrants will have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F). The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

101

Company Standstill

The underwriting agreement for this offering will provide, among other items, that we will agree, for a period of twelve (12) months from the closing date of this offering, that without the prior written consent of Aegis, we will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any of our equity or any securities convertible into or exercisable or exchangeable for our equity; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any of our equity or any securities convertible into or exercisable or exchangeable for our equity; or (c) enter into any agreement or announce the intention to effect any of the actions described in the underwriting agreement for this offering (all of such matters referred to as the “Standstill”). So long as none of such equity securities shall be saleable in the public market until the expiration of the eighteen (18) month period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity at an offering price to the public less than that of this offering.

Right of First Refusal

If, for the period beginning on the closing date of the offering and ending eighteen (18) months after the commencement of sales of the Offering (the “ROFR Period”); provided, however, that such ROFR Period shall be automatically extended by an additional eighteen (18) months (for a total of thirty-six months after commencement of sales of this offering) so long as Aegis is acting in good faith pursuant to the engagement agreement dated October 16, 2023 between Aegis and the Company (the “Engagement Letter”)and is not otherwise in breach of any terms therein, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, the underwriter (or any affiliate designated by the underwriter) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering or a private placement or any other capital raising financing of equity, equity-linked or debt securities, the underwriter (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If the underwriter or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature.

For the sake of clarity, the Company and Aegis agree that the Aegis shall be deemed to have acted in good faith pursuant to the Engagement Letter so long as Aegis is not in breach of any terms of the Engagement Letter, Aegis exercises good faith in connection with any engagements with the Company during the ROFR Period, and the Company completes this offering. For the avoidance of doubt, the failure to grant any concession, waiver or other request from the Company shall not be evidence of bad faith or breach. Notwithstanding the foregoing, the decision to accept the Company’s engagement pursuant to this Right of First Refusal as to any proposed transaction shall be contingent upon (i) Aegis or one of its affiliates providing a written notice to the Company, within ten (10) calendar days after the receipt of the Company’s notification of its financing needs, which Company notification must be provided in writing with delivery confirmation and include details regarding the size and all material terms of the proposed transaction, including a written term sheet for the proposed transaction which shall include, without limitation, all commissions and other fees payable to Aegis and thereafter and (ii) Aegis proceeding to work promptly and in good faith toward completion of such financing. If Aegis fails to accept such engagement within ten (10) calendar days after receipt of a written notice from the Company in compliance with the prior sentence, Aegis shall have been deemed to have waived its right of first refusal as to the specific proposed transaction. Any waiver by Aegis of this right of first refusal shall be limited to the specific transaction terms proposed by the Company; the waiver will not be effective as to any transaction that differs from the terms delivered to Aegis in writing. Notwithstanding the foregoing, in any transaction in which a book-running manager, underwriter or placement agent for such financing is a tier one investment bank in the United States and/or its affiliates, such tier one investment bank may serve as lead book-running manager, lead underwriter or lead placement agent and Aegis shall serve as right-side co-manager, co-underwriter or co-placement agent, as applicable, with a minimum of 25% of the economics.

Tail Financing

We have agreed to pay the above cash compensation to the extent that any fund which Aegis contacted or introduced to us during the term of our engagement agreement with Aegis provides financing or capital in any public or private offering or capital raising transaction during the six-month period following expiration or termination of our engagement letter with the Aegis.

Nasdaq Listing

We plan to quote our shares of common stock on the Nasdaq under the symbol “JPO.”

Before this offering, there has been no public market for our shares of common stock. The initial public offering price will be determined through negotiations between us and the underwriter. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

●	the valuation multiples of publicly traded companies that the underwriter believes to be comparable to us,

●	our financial information,

●	the history of, and the prospects for, our company and the industry in which we compete,

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

●	the present state of our development, and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our shares of common stocks may not develop. It is also possible that after the offering our shares of common stock shares will not trade in the public market at or above the initial public offering price.

102

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter IS obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Indemnification

We have agreed to indemnify Aegis, its affiliates and each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

103

Other Relationships

The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters of U.S. federal securities law related to the offering will be passed upon for the underwriter by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this registration statement as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at jpeterman.com and territoryahead.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our websites is not a part of this prospectus and the inclusion of our website addresses in this prospectus is an inactive textual reference only.

104

JP Outfitters, Inc. and Subsidiary

Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2023 and 2022

Unaudited Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Statements of Financial Position	F-2

Unaudited Condensed Consolidated Statements of Operations	F-4

Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Deficit	F-5

Unaudited Condensed Consolidated Statements of Cash Flows	F-6

Notes to Unaudited Condensed Consolidated Financial Statements	F-7

Consolidated Financial Statements

As of and for the years ended

December 31, 2022 and 2021

F-1

JP Outfitters, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Financial Position

As of June 30, 2023 and December 31, 2022

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$89,688	$52,730
Accounts receivable	144,084	453,274
Merchandise inventory, net	3,627,035	5,073,072
Prepaid expenses and other current assets	1,359,173	1,017,162
Total current assets	5,219,980	6,596,238

Property and equipment, net	403,918	413,024

Other non-current assets
Goodwill	2,061,490	2,061,490
Intangibles assets, net	3,944,444	4,111,111
Right-of-use assets - operating	1,037,177	1,136,572
Other non-current assets	20,315	20,315
Total Other non-current assets	7,063,426	7,329,488

Total assets	$12,687,324	$14,338,750

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

JP Outfitters, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Financial Position

As of June 30, 2023 and December 31, 2022

	June 30,	December 31,
	2023	2022
Liabilities and stockholder’s deficit
Current liabilities
Notes payable	$2,074,092	$-
Accounts payable	3,542,271	9,111,960
Accrued liabilities	1,144,387	1,049,071
Sales taxes payable	759,022	957,574
Line of credit - Rosenthal	4,474,763	5,067,095
Deferred revenue	344,586	532,273
Operating lease liabilities	289,278	273,786
Total current liabilities	12,628,399	16,991,759

Long-term liabilities
Notes payable	-	3,285,346
Operating lease liabilities	747,899	862,786
Total liabilities	13,376,298	21,139,891

Stockholder’s Deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued
Common stock $0.0001 par value 90,000,000 shares authorized, 15,000,000 shares issued and outstanding, as of June 30, 2023 and December 31, 2022, respectively	1,500	1,500
Capital in excess of par	26,395,000	12,550,000
Accumulated deficit	(27,085,474)	(19,352,641)
Total Stockholder’s deficit	(688,974)	(6,801,141)

Total liabilities and stockholder’s deficit	$12,687,324	$14,338,750

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

JP Outfitters, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2023 and 2022

	June 30,	June 30,
	2023	2022

Net revenue	$11,373,084	$12,493,561
Costs of goods sold	5,661,730	5,348,887
Gross profit	5,711,354	7,144,674
Operating expenses
Operating, selling, general, and administrative expenses ((including $4,845,000 and $0 of share-based compensation expense at June 30, 2023 and 2022, respectively))	12,950,838	9,024,890
Depreciation and amortization expense	241,278	226,998
Total operating expenses	13,192,116	9,251,888
Net loss from operations	(7,480,762)	(2,107,214)
Other income (expense), net
Interest expense	(252,071)	(203,020)
Total other expense, net	(252,071)	(203,020)
Net loss	$(7,732,833)	$(2,310,234)

Unaudited Pro Forma Income Tax Computation for Assumed
Conversion to a C-Corporation
Historical Net loss	$(7,732,833)	$(2,310,234)
Pro forma Income Tax Provision	-	-
Pro forma Net loss	$(7,732,833)	$(2,310,234)

Unaudited Pro Forma Net loss per Common Share:
Basic and diluted	$(0.52)	$(0.15)
Shares used in computing Pro Forma Net loss per Common Share:
Basic and diluted	15,000,000	15,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

JP Outfitters, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Deficit

For the Six Months Ended June 30, 2023 and 2022

	Common Stock
	Shares (1)	Par Value	Capital in excess of par	Accumulated deficit	Total Stockholder’s Deficit
December 31, 2021	15,000,000	$1,500	$-	$(13,678,279)	$(13,676,779)
Net loss				(2,310,234)	(2,310,234)
Convert Accounts Payable and Notes Payable to Equity (2)			3,500,000		3,500,000

June 30, 2022	15,000,000	$1,500	$3,500,000	$(15,988,513)	$(12,487,013)

	Common Stock
	Shares	Par Value	Capital in excess of par	Accumulated deficit	Total Stockholder’s Deficit
December 31, 2022	15,000,000	$1,500	$12,550,000	$(19,352,641)	$(6,801,141)
Net loss				(7,732,833)	(7,732,833)
Share-based compensation			4,845,000		4,845,000
Convert Accounts Payable and Notes Payable to Equity (3)			9,000,000		9,000,000

June 30, 2023	15,000,000	$1,500	$26,395,000	$(27,085,474)	$(688,974)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

(1)	15,000,000 shares related to the Company’s conversion from a limited liability company to a corporation on December 31, 2022, which was applied retroactively for presentation in the consolidated financial statements.
(2)	Capital contributions from the Company’s sole stockholder, Santai Global Asset Management Limited, for $2,000,000 on March 28, 2022 and $1,500,000 on May 27, 2022.
(3)	Capital contributions from the Company’s sole stockholder Santai Global Asset Management Limited, for $9,000,000 on June 30, 2023.

F-5

JP Outfitters, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2023 and 2022

	June 30,	June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(7,732,833)	$(2,310,234)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	74,612	60,331
Amortization	166,667	166,666
Amortization of right-of-use assets	99,395	(300,690)
Reserve for obsolescence	(185,000)	(304,000)
Loss on disposal of fixed assets	29,443	-
Share-based compensation	4,845,000	-
Changes in operating assets/ liabilities:
Accounts receivable	309,190	65,909
Merchandise inventory	1,631,037	(1,040,740)
Prepaid expense and other current assets	(342,011)	(369,343)
Accounts payable	(1,569,690)	3,143,688
Accrued liabilities	95,316	(471,804)
Sales taxes payable	(198,552)	246,501
Deferred revenue	(187,687)	(226,491)
Operating lease liabilities	(99,395)	308,618
Deferred Obligations	-	(72,734)
Net cash (used in) operating activities	(3,064,508)	(1,104,323)
Cash flows from investing activities
Purchases of property and equipment	(94,948)	(99,102)
Net cash (used in) investing activities	(94,948)	(99,102)
Cash flows from financing activities
Line of credit draws (payments), net	(592,332)	1,790,878
(Payments of) proceeds from notes payable	3,788,746	(700,798)
Net cash provided by financing activities	1,196,414	1,090,080
Net change in cash and cash equivalents	36,958	(113,345)
Cash and cash equivalents at beginning of period	52,730	161,788
Cash and cash equivalents at end of period	$89,688	$48,443

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$263,153	$138,002

Supplemental disclosure of non-cash financing activities:
Conversions of accounts payable and notes payable into stockholder’s equity	$9,000,000	$3,500,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

JP Outfitters, Inc. and Subsidiary

Notes to the Unaudited Condensed Consolidated Financial Statements

As of June 30, 2023 and December 31, 2022 and for the Six Months Ended June 30, 2023 and 2022

1. Organization and Nature of Business

JP Outfitters, LLC (“JPOL”) was a Delaware Limited Liability Company incorporated on May 2, 2019. JPOL was established for the purpose of acquiring certain assets formerly owned by the J Peterman Company, LLC. JPOL was converted into a Delaware corporation, JP Outfitters, Inc. (“JPO” or the “Company”), on December 31, 2022. The Company is wholly-owned by Santai Global Asset Management Limited (“Santai”), an entity based in Hong Kong. The Company’s authorized capital stock consists of 90,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon conversion, Santai became the 100% owner of JPO and 15,000,000 shares of common stock were issued to Santai.

The Company is a collection of purpose-led, lifestyle brands offering apparel and accessories for men and women through its two complementary brands, J Peterman and Territory Ahead. The Company’s products are available to customers online through Company-owned websites and through the use of third parties that provide logistics and fulfillment services.

JPO has a wholly owned subsidiary, TA Outfitters, LLC (“TAO”), a Delaware Limited Liability Company formed December 2019. TAO commenced operations in May 2020.

2. Going Concern Considerations and Management’s Plans

The Company has sustained recurring losses, negative cash flows from operations, and working capital deficits, for the six months ended June 30, 2023, and throughout fiscal 2022, which were impacted by the current macroeconomic environment and the COVID-19 pandemic. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, before consideration of management’s plans.

Management performed an evaluation of the significance of these conditions and events in relation to the entity’s ability to meet its obligations. Based on this evaluation, management implemented a plan that alleviated substantial doubt about the entity’s ability to continue as a going concern.

Management has taken several actions to ensure that the Company will continue as a going concern through twelve months from the date that these unaudited condensed consolidated financial statements are issued. Management has worked with its vendor to extend its payment terms and have a committed equity infusion. Further, in September 2023, Santai and the Company’s primary vendor have executed agreements of financial support whereby Santai will lend the Company additional funds up to $2 million and the Company’s primary vendor will extend up to $7.5 million in additional credit towards the purchase of inventory.

In addition, management intends to implement cost-cutting measures and pursue strategies to reduce inventory levels through targeted sales.

Management believes that these actions will enable the Company to continue as a going concern within twelve months after the date these consolidated financial statements are issued.

F-7

3. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The financial data presented herein should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2022. The accompanying condensed consolidated statement of financial position as of December 31, 2022 has been derived from those consolidated statements. In the opinion of management, the financial data presented includes all adjustments, consisting primarily of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the periods presented. These unaudited condensed consolidated financial statements include estimates and assumptions of management that affect the amounts reported. Actual results could differ from these estimates. The results of operations of unaudited interim periods are not necessarily indicative of the results to be expected for the entire year, or any other period.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, TAO. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Enterprise Wide Disclosure

The Company’s chief operating decision-makers (i.e. chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company and its subsidiary offer apparel and accessories for men and women products in its online stores through its two complementary brands, J Peterman and Territory Ahead. The Company’s direct to consumer retail operating divisions are not geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments and reporting units are its three complementary brands, which are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on the criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

The following disaggregates revenues by brand.

	For the Six Month Periods ended
	June 30, 2023	June 30, 2022

J Peterman	$4,018,972	$3,612,984
Territory Ahead	6,770,200	7,713,993
Outlet sales	71,890	-
Sub-total	10,861,062	11,326,977
Guideboat brand	512,022	1,166,584
Net revenue	$11,373,084	$12,493,561

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the unaudited condensed consolidated financial statements. Actual results could differ from those estimates and these could be material. Significant accounting estimates made in preparation of the consolidated financial statements include the estimation of allowance for doubtful accounts, the valuation of inventory, the useful lives and valuation of long-lived assets and goodwill and valuation of share-based compensation awards. Actual results could differ from those estimates and such differences could be material due to the inherent uncertainties in making estimates.

F-8

Fair Value Measurements

The Company follows ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 establishes a common definition of fair value to be applied when GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosures about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date;

Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3: Unobservable inputs for which little or no market data exists, and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Because of inherent uncertainties in the valuation of assets or liabilities for which there are no observable inputs, those estimated fair values may differ significantly from the values that may have been used had a ready market for the assets or liabilities existed.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has historically not experienced a loss related to these deposits.

Accounts Receivable

Accounts receivable consist primarily of receivables from an agent who collects the online payment from customers on the Company’s behalf. The receivables from the agent are paid within 2-3 days and are presented net of an allowance for estimated uncollectible amounts, if any. The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance. As of June 30, 2023 and December 31, 2022, there was no allowance for the doubtful accounts.

Merchandise Inventory

Inventories are valued at the lower of cost or net realizable value using the FIFO (first-in, first-out) method. The Company maintains a reserve for inventory based on estimated losses that result from inventory that becomes obsolete or for which the Company has excess inventory levels. In determining these estimates, the Company performs an analysis on current demand and usage for each inventory item over historical time periods. Based on that analysis, the Company reserves a percentage of the inventory amount within each time period based on historical demand and usage patterns of specific items in inventory. As of June 30, 2023 and December 31, 2022, reflected as reserves against inventory, are approximately $475,000 and $660,000, respectively.

F-9

Property and Equipment, net

Property and equipment are stated at cost or at fair value if acquired in an asset acquisition or business combination less accumulated depreciation. Equipment acquired under capital lease is stated at the lesser of cost or the present value of minimum lease payments at the inception of the lease. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. The Company will periodically sell property and equipment that is no longer needed in the normal course of business.

The following table includes the estimated useful lives of certain of our asset classes:

Office equipment	5 years
Leasehold improvement	Shorter of the lease term or estimated useful life of the assets
Software	5 years

Goodwill

The Company’s policy is to test goodwill for impairment annually on October 1, going forward, at the entity level whenever one or more events occur or circumstances indicate a potential impairment exists. Circumstances that could require an impairment assessment include, but are not limited to, (i) a significant adverse change in legal factors or business climate, (ii) the emergence of increased competition, (iii) an adverse action or assessment by a governmental agency or regulator, or (iv) overall financial performance such as negative or declining cash flows.

When evaluating whether goodwill is impaired, the Company compares the fair value of the entity to its carrying amount, including goodwill. The fair value of the entity is estimated using various valuation techniques, including the discounted value of estimated future cash flows (an income approach). Assumptions regarding future cash flows and growth rates are based on the annual operating budget and long-term plans for each reporting unit and discount rate assumptions are based on an assessment of the risk inherent in the respective reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss represents the excess of the carrying amount of the entity over its fair value and cannot exceed the entity’s carrying amount of goodwill. As of June 30, 2023 and December 31, 2022, there was no impairment of goodwill.

Intangible Assets, net

Purchased intangible assets are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over the Company’s best estimate of its useful life as follows:

Categories	Useful life
Territory Ahead Intellectual Property (“TAIP”)	15 years

The Company amortized the intangible assets using the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up in accordance with ASC Topic 350 “Intangibles - Goodwill and Other.”

F-10

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of June 30, 2023 and December 31, 2022, there was no impairment of intangible assets.

Long-Lived Assets

The Company periodically reviews long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value. No events have occurred which indicate the carrying amount of the Company’s long-lived assets may not be recoverable. As of June 30, 2023 and December 31, 2022, there was no impairment of long-lived assets.

Leases

The Company accounts for its leases in accordance with ASU No. 2016-02, Leases (Topic 842). The Company determines if a long-term contractual obligation is a lease at inception. The Company’s leases include options to extend, renew, or terminate the lease. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The Company records its lease liabilities at the present value of the lease payments not yet paid, discounted at the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term. As the Company’s lease does not provide an implicit interest rate, the Company uses an incremental borrowing rate based on the information available at commencement date for a term commensurate with the lease in determining the present value of lease payments.

The Company recognizes operating lease cost over the estimated term of the lease, which includes options to extend lease terms that are reasonably certain of being exercised, starting when possession of the property is taken from the landlord. When a lease contains a predetermined fixed escalation of the fixed rent, the Company recognizes the related operating lease cost on a straight-line basis over the lease term.

Deferred revenue

Deferred revenue represents outstanding obligations due to customers, which include customer deposits pending for shipment, gift cards, and credit voucher.

Advertising and Marketing Expenses

Advertising and Marketing expenses are expensed as incurred. During the six months ended June 30, 2023, and 2022, the Company incurred advertising and marketing expenses of approximately $3.9 million and $4.5 million, respectively.

Revenue Recognition

The Company follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle underlying the revenue recognition of this ASU allows the Company to recognize - revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

F-11

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of substantially collection.

The Company’s revenues primarily include online merchandise sales. The Company has elected to treat shipping and handling as fulfillment activities and not a separate performance obligation. Accordingly, the Company recognizes revenue at a point in time for its single performance obligation related to online sales at the time control of the merchandise passes to the customer, which is generally at the time of shipment, net of discounts and estimated returns. The Company records an allowance for estimated merchandise returns based on historical return patterns and various other assumptions that management believes to be reasonable. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities.

The Company defers its revenue when payments are received in advance of performance for unsatisfied obligations related to customer deposits, gift cards, and credit vouchers.

Cost of Goods Sold

Cost of goods sold mainly consists of cost of merchandise, net of purchase discounts, credit card fees, inbound and outbound shipping costs, and royalties on brand licenses.

Share-based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” which requires the Company to recognize compensation expense for share-based awards, measured at the fair value of the awards at the grant date, with costs being recognized over the vesting or service period of the award.

Income Taxes

Prior to JPOL’s conversion to a C Corporation, it was a limited liability company and has elected to be taxed as a partnership. As such the JPOL’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements. The Company provided the pro-forma income tax disclosures presented in the accompanying statements of operations for the six months ended June 30, 2023 and 2022 to illustrate what the Company’s net loss would have been had income tax expense been provided.

The conversion from JPOL to JPO was completed on December 31, 2022, using the “statutory conversion” method under Section 265 of the Delaware General Corporation Law. Pursuant to Revenue Ruling 2004-59, in the event of a “statutory conversion”, the below are assumed to have happened: all of the assets and liabilities of the limited liability are transferred to the newly organized corporation in exchange for all of its outstanding stock (and the assumption of the liabilities), followed by the limited liability company’s distribution of the shares to its members in complete liquidation of the limited liability company. Under this approach, Santai became the 100% stockholder of JPO due to the large negative balance in BCP, LLC’s (the then 25% member) capital account prior to the conversion, in accordance with the second amended and restated operating agreement of JPOL, which specifies that JPOL liquidates in accordance with the capital account balances. Upon the consummation of the reorganization (from a Delaware limited liability company into a Delaware corporation) on December 31, 2022, JPO will be taxed a “C” Corporation.

F-12

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities based on the differences between the financial statements and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that the Company would be able to realize our deferred tax assets in the future more than their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on an evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the periods ended June 30, 2023 and December 31, 2022, respectively. The Company’s federal and state tax returns are potentially open to examinations generally three years after the tax returns are filed. The Company periodically evaluates whether its uncertain tax positions require recognition or disclosure in the financial statements.

Recently Issued and Adopted Accounting Standards

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The adoption of this guidance on January 1, 2023 did not have a material impact on the Company’s financial statements and there was no cumulative effect at the adoption date.

In September 2022, the FASB issued ASU 2022-04, “Liabilities – Supplier Finance Programs (Subtopic 405-50)” (“ASU 2022-04”), which is intended to enhance transparency with supplier finance programs. ASU 2022-04 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Adoption is applied on a retrospective approach. The adoption of this guidance on January 1, 2023 did not have a material impact on the Company’s financial statements and there was no cumulative effect at the adoption date.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

4. Property and Equipment, net

Property and equipment, net consist of the following as of:

	June 30, 2023	December 31, 2022
Office equipment	$207,950	$196,016
Leasehold improvement	113,750	113,750
Software	258,393	319,309
Construction in progress	99,435	16,421
Subtotal	679,528	645,496
Less: accumulated depreciation and amortization	(275,610)	(232,472)
Total	$403,918	$413,024

F-13

Depreciation expense for property and equipment for the six months ended June 30, 2023, and 2022, was $74,612 and $60,331, respectively. Substantially all depreciation expenses were included within selling, general and administrative expenses for the periods ended June 30, 2023, and 2022 respectively.

5. Intangible assets, net

Intangible assets, net consist of the following as of:

	June 30, 2023	December 31, 2022

Territory Ahead Intellectual Property	$5,000,000	$5,000,000
Less: Accumulated amortization	(1,055,556)	(888,889)
Total intangible assets, net	$3,944,444	$4,111,111

Territory Ahead intellectual property was purchased in the year ended December 31, 2020. Amortization expense for intangible assets for the six months ended June 30, 2023, and 2022 was $166,667, respectively. Substantially all amortization expenses were included within selling, general and administrative expenses for each of the six months ended June 30, 2023, and 2022.

Future amortization of intangibles, assuming no future impairment changes, is as follows:

Amortization
expenses
Remainder of 2023	$166,666
Year ending December 31, 2024	333,333
Year ending December 31, 2025	333,333
Year ending December 31, 2026	333,333
Year ending December 31, 2027	333,333
Thereafter (approximately 7 years)	2,444,446
Total	$3,944,444

6. Accrued Liabilities

Accrued liabilities consisted of the following as of:

	June 30, 2023	December 31, 2022
Accrued returns reserve liability	$821,475	$724,261
Accrued payroll	148,586	159,145
Accrued interest	89,381	100,464
Accrued expenses	84,945	65,201
Total	$1,144,387	$1,049,071

F-14

7. Deferred revenue

Deferred revenue consisted of the following as of:

	June 30, 2023	December 31, 2022
Customer deposits	$85,694	$309,018
Gift cards	156,470	132,854
Credit vouchers	102,422	90,401
Total	$344,586	$532,273

8. Debt

Line of credit

Line of credit consisted of the following as of:

Lender Name	Maturities	Interest Rate	Collateral/ Guarantee	June 30, 2023	December 31, 2022

Rosenthal & Rosenthal (1)	November 15, 2023	10.25%	Inventory	$4,474,763	$5,067,095

(1)	Asset based credit line with maximum credit facility of $7,500,000 as of June 30, 2023 and December 31, 2022, respectively. As of June 30, 2023 and December 31, 2022, we had approximately $58,000 and $0 additional availability under our credit facility, respectively.

Notes payable

Notes payable consisted of the following as of:

Lender Name	Maturities	Interest Rate	Collateral/ Guarantee	June 30, 2023	December 31, 2022

DAI Holding, Inc. (1)	April 15, 2024	N/A	TAIP	$2,074,092	$2,535,346
Santai Global Asset Management Limited(2)	June 30, 2024	N/A	N/A	-	750,000
Total				2,074,092	3,285,346
Notes payable - current (1)				2,074,092	-
Notes payable – non-current				$-	$3,285,346

(1) Note Payable to DAI Holding, Inc. is paid through an earnout based on 6% of net product revenue and payable in the subsequent quarter. As of June 30, 2023, and 2022, $200,642 and $250,007, respectively, were earned and due in the subsequent quarter.

(2) On December, 30, 2022, January 30, 2023, March 15, 2023, April 25, 2023, May 17, 2023, May 25, 2023, June 9, 2023, Santai provided to the Company, loans in the principal amount of $750,000, $500,000, $500,000, $500,000, $200,000, $250,000 and $300,000, respectively. Subsequently, on June 30, 2023, all of the then existing notes payable to Santai were converted to equity through a third novation and capital contribution agreement between Santai, Sterling and the Company.

F-15

9. Leases

As of June 30, 2023 and December 31, 2022, the Company has leased one warehouse facility which was classified as operating lease. This operating lease expired in June 2022. The Company entered into a new lease in April 2022 with the new lease term expiring in June 2027.

As of June 30, 2023 and December 31, 2022, the weighted-average remaining operating lease term was 4.0 years and 4.5 years, respectively, and the weighted-average discount rate was 7.5% and 7.5%, respectively, for operating leases recognized on the Company’s unaudited condensed consolidated financial statements.

As of June 30, 2023, the maturities of lease liabilities based on the total minimum lease commitment amount including options to extend lease terms that are reasonably certain of being exercised are as follows:

Operating lease
payments
Remainder of 2023	$144,640
2024	293,323
2025	301,653
2026	310,103
2027	157,133
Total lease payments	1,206,852
Less: discounts	(169,675)
Present value of lease liabilities	$1,037,177

Lease expenses recognized on the Company’s unaudited condensed consolidated statements of operations for the periods ended June 30, 2023, and 2022 are $148,286 and $93,010, respectively.

10. Share-based Compensation

On April 21, 2023, Santai and AA Assets Limited, a Hong Kong company wholly owned by Sam Chung, entered into a Stock Purchase Agreement (effective January 1, 2023) (the “SPA”) under which Santai agreed to transfer to AA Assets Limited 1,500,000 shares of common stock (the “Shares”), which equal to 10% of the Company’s outstanding shares of Common Stock, at a per share price of $0.0001. The closing of the transfer of the Shares was set to be May 30, 2023 or such other date as agreed on by Santai and AA Assets Limited.

In connection with the SPA between Santai and AA Assets Limited, under which Santai agreed to transfer to AA Assets Limited 1,500,000 shares of common stock (the “Shares”) with a January 1, 2023, grant date fair value of approximately $4.8 million, or $3.23 per share using an income approach adjusted for lack of marketability and which is equal to 10% of the Company’s outstanding shares of Common Stock.

The fair value of the agreement is recognized as share-based compensation expense on a straight-line basis over the vesting period of 5 months. As of June 30, 2023, the Company recorded approximately $4.8 million of share-based compensation expense during the six months ended June 30, 2023, which are included in General and Administrative expenses.

As of September 26, 2023, no shares have been transferred to AA Assets Limited. There is no remaining unrecognized compensation as of June 30, 2023.

Effective May 31, 2023, Santai and AA Assets Limited amended and restated the SPA to clarify that the transfer of the shares may occur only after the Company’s successful listing on Nasdaq, and AA Assets Limited may, at its option, purchase all or any portion of the Shares within five (5) years after the Company’s listing on Nasdaq.

On April 20, 2023 (the “Grant Date”), (a) Santai’s board of directors approved a share transfer to Arnold Cohen, our President, and Chief Executive Officer , on the condition of the completion of the Company’s initial public offering (the “IPO”) and (b) Santai and Arnold Cohen entered into a Stock Transfer Agreement. Pursuant to the Stock Transfer Agreement and subject to completion of the IPO, Santai will transfer a total of 3,000,000 shares of common stock of JPO held by Santai to Arnold Cohen, for no consideration, in three (3) equal tranches with the first tranche due on January 1, 2024, the second tranche due on July 1, 2024, and the third tranche due on January 1, 2025. Upon the occurrence of a Change in Control (as defined in the Stock Transfer Agreement) before January 1, 2025, and subject to completion of the IPO, any such shares not yet transferred as of the date of the Change in Control shall be transferred to Arnold Cohen. Other than the completion of the IPO, the share transfer is not subject to any vesting or other forfeiture conditions. Because the transfer represents compensation for the grantee’s services, the transfer will be treated as if Santai (an economic interest holder) contributed the shares to JPO and then JPO granted the shares to the grantee. The transfer will be measured at its Grant Date fair value. The IPO completion represents a performance condition that is not considered probable unless and until the IPO occurs and thus, there will be no initial accounting. Upon the IPO completion, the Grant Date fair value of the 3,000,000 shares will be recognized in full as share-based compensation with a credit to equity representing Santai’s contribution to the Company.

11. Commitments and Contingencies

From time to time, the Company is involved in various litigation matters and is subject to certain claims that arise in the normal course of business. In the opinion of management, none of these matters are expected to have a materially adverse effect on the Company’s financial position.

12. Related Party Transaction

In July 2021, the Company entered into a consulting agreement with a consulting firm that was partially owned by Arnold Cohen, the Company’s principal executive officer. The agreement was for five (5) years and required monthly payment for services rendered. Since January 1, 2023, the Company has not received any services under this agreement and does not anticipate that any future services will be provided for. For the six months ended June 30, 2023 and 2022, the Company incurred $0 and $150,000 of such consulting fees, respectively, which is included in general and administrative expenses in the unaudited condensed consolidated financial statements. The relationship between Arnold Cohen and the consulting firm has been severed as Mr. Cohen has renounced his ownership in such consulting firm in November 2022.

Since December 2013, Sam Chung, the Company’s Interim Chief Financial Officer, has served as the Chief Financial Officer and Chief Operations Officer of Sterling, the Company’s long-term vendor and largest creditor. As of June 30, 2023, the Company had trade payables owed to Sterling in the approximate amount of approximately $0.1 million.

F-16

13. Taxes

The provision for income taxes represents Federal and state and local income taxes. The effective rate differs from statutory rates due to the effect of state and local income taxes and valuation allowance. Our effective tax rate will change from quarter to quarter based on recurring and non-recurring factors including, but not limited to, enacted tax legislation, and state and local income taxes.

For the six months ended June 30, 2023 and 2022, the Company recognized net income tax expense of $0. The effective income tax rate for the current period was 0% for the six months ending June 30, 2023 and 2022. Management assesses available evidence to determine whether sufficient future taxable income will be generated to permit the use of existing deferred tax assets. Based on management’s assessment of available evidence, it has been determined that it is more likely than not that deferred tax assets may not be realized and therefore, a full valuation allowance has been established against those tax assets as of June 30, 2023 and December 31, 2022.

The Company has not recorded any uncertain tax positions as of the six months ended June 30, 2023 and 2022. We file a U.S. income tax return and tax returns in certain state and local jurisdictions. As of June 30, 2023 and 2022, we remain subject to examination in all tax jurisdictions for all relevant jurisdictional statutes for calendar years 2019 and thereafter.

14. Risks and Uncertainties

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act” was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payment, rent operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

The Company continues to examine the impact that the CARES Act may have on the business. The CARES Act had minimal impact on the Company for the six month periods ended June 30, 2023 and 2022, and year ended December 31, 2022.

Inflation

The Company might experience inflation related to its purchase of certain products that the Company needs to operate its business. This price volatility could potentially have a material impact on the Company’s financial condition and/or its results of operations. In order to mitigate price volatility, the Company monitors price fluctuations and may adjust its prices accordingly, however, the Company’s ability to recover higher costs through increased pricing may be limited by the competitive environment in which the Company operates.

15. Subsequent Events

On July 17, 2023 and August 2, 2023, the Company entered into additional non-interest bearing notes payable agreements with Santai for $250,000 each, and on August 31, 2023, September 15, 2023, and September 28, 2023, the Company entered into similar non-interest bearing notes payable agreements with Sterling, the Company’s largest vendor, for $250,000, $200,000 and $250,000, respectively. Each of these Notes Payable are due on or before (i) 30 days after JPO becomes listed on the NASDAQ or September 30, 2024.

The Company’s management has evaluated subsequent events through the date the financial statements are issued and except for as noted above, believes there are no other items requiring disclosure.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of

JP Outfitters, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of JP Outfitters, Inc. and Subsidiary (the “Company”) as of December 31, 2022, and 2021, the related consolidated statements of operations and stockholder’s deficit and cash flows for each of the two years in the period ended December 31, 2022, and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021 and the results of its operations, changes in stockholder’s deficit and its cash flows for each of the two years in the period ended December 31, 2022, and 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 14, 2023

F-18

JP Outfitters, Inc. and Subsidiary

Consolidated Statements of Financial Position

As of December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$52,730	$161,788
Accounts receivable	453,274	228,422
Merchandise inventory, net	5,073,072	5,567,241
Prepaid expenses and other current assets	1,017,162	1,402,873
Right-of-use assets - operating	-	69,524
Total current assets	6,596,238	7,429,848

Property and equipment, net	413,024	392,933

Other non-current assets
Goodwill	2,061,490	2,061,490
Intangibles assets, net	4,111,111	4,444,444
Right-of-use assets - operating	1,136,572	-
Other non-current assets	20,315	10,356
Total Other non-current assets	7,329,488	6,516,290

Total assets	$14,338,750	$14,339,071

The accompanying notes are an integral part of these audited consolidated financial statements.

F-19

JP Outfitters, Inc. and Subsidiary

Consolidated Statements of Financial Position

As of December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021
Liabilities and stockholder’s deficit
Current liabilities
Notes payable	$-	$4,000,791
Accounts payable	9,111,960	14,975,407
Accrued liabilities	1,049,071	1,353,900
Sales taxes payable	957,574	880,606
Line of credit - Rosenthal	5,067,095	2,900,723
Deferred revenue	532,273	549,555
Operating lease liabilities	273,786	69,524
Deferred Obligations	-	96,979
Total current liabilities	16,991,759	24,827,485

Long-term liabilities
Notes payable	3,285,346	3,188,365
Operating lease liabilities	862,786	-
Total liabilities	21,139,891	28,015,850

Stockholder’s Deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued
Common stock $0.0001 par value 90,000,000 shares authorized, 15,000,000 shares issued and outstanding, as of December 31, 2022 and 2021, respectively	1,500	1,500
Capital in excess of par	12,550,000	-
Accumulated deficit	(19,352,641)	(13,678,279)
Total Stockholder’s deficit	(6,801,141)	(13,676,779)

Total liabilities and stockholder’s deficit	$14,338,750	$14,339,071

The accompanying notes are an integral part of these audited consolidated financial statements.

F-20

JP Outfitters, Inc. and Subsidiary

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021

Net revenue	$26,137,340	$28,696,713
Costs of goods sold	13,410,003	15,415,066
Gross profit	12,727,337	13,281,647
Operating expenses
Operating, selling, general, and administrative expenses	17,371,979	17,020,507
Depreciation and amortization expense	469,715	412,653
Total operating expenses	17,841,694	17,433,160
Loss from operations	(5,114,357)	(4,151,513)
Other income (expense), net
Interest expense	(560,005)	(345,900)
Forgiveness of Paycheck Protection Program (“PPP”) loan	-	850,400
Total other income (expense), net	(560,005)	504,500
Net loss	$(5,674,362)	$(3,647,013)

Unaudited Pro Forma Income Tax Computation for Assumed
Conversion to a C-Corporation
Historical Net loss	$(5,674,362)	$(3,647,013)
Pro forma Income Tax Provision	-	-
Pro forma Net loss	$(5,674,362)	$(3,647,013)

Unaudited Pro Forma Net loss per Common Share:
Basic and diluted	$(0.38)	$(0.24)
Shares used in computing Pro Forma Net loss per Common Share:
Basic and diluted	15,000,000	15,000,000

The accompanying notes are an integral part of these audited consolidated financial statements.

F-21

JP Outfitters, Inc. and Subsidiary

Statements of Changes in Stockholder’s Deficit

For the Years Ended December 31, 2022 and 2021

	Common Stock
	Shares	Par Value	Capital in excess of par	Accumulated deficit	Total Stockholder’s Deficit
January 1, 2021 (1)	15,000,000	$1,500	$-	$(10,031,266)	$(10,029,766)
Net loss				(3,647,013)	(3,647,013)

December 31, 2021	15,000,000	1,500	-	(13,678,279)	(13,676,779)

Convert Accounts Payable and Notes Payable to Equity (2)			12,550,000		12,550,000
Net loss				(5,674,362)	(5,674,362)

December 31, 2022	15,000,000	$1,500	$12,550,000	$(19,352,641)	$(6,801,141)

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	15,000,000 shares related to the Company’s conversion from a limited liability company to a corporation on December 31, 2022, which was applied retroactively for presentation in the consolidated financial statements.
(2)	Capital contributions from the Company’s sole stockholder, Santai Global Asset Management Limited, for $3,500,000 on September 14, 2022, $3,550,000 on September 28, 2022, and $5,500,000 on November 29, 2022.

F-22

JP Outfitters, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(5,674,362)	$(3,647,013)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	136,381	79,319
Amortization	333,334	333,334
Amortization of right-of-use assets	171,831	131,490
Reserve for obsolescence	(248,000)	820,000
Gain on PPP loan forgivenesses	-	(850,400)
Changes in operating assets/ liabilities:
Accounts receivable	(224,852)	(109,313)
Merchandise inventory	646,705	(1,517,883)
Prepaid expense and other current assets	385,711	177,670
Other assets	(9,960)	29,026
Accounts payable	(363,446)	3,630,484
Accrued liabilities	(224,807)	688,500
Sales taxes payable	76,967	506,453
Deferred revenue	(17,282)	197,751
Operating lease liabilities	(156,389)	(131,489)
Deferred Obligations	(96,979)	(330)
Net cash (used in) provided by operating activities	(5,265,148)	337,599
Cash flows from investing activities
Purchases of property and equipment	(156,472)	(206,277)
Net cash used in investing activities	(156,472)	(206,277)
Cash flows from financing activities
Line of credit draws, net	2,166,372	532,862
Proceeds from PPP loan	-	425,200
(Payments of) proceeds from notes payable	3,146,190	(1,007,506)
Net cash provided by (used in) financing activities	5,312,562	(49,444)
Net change in cash and cash equivalents	(109,058)	81,878
Cash and cash equivalents at beginning of year	161,788	79,910
Cash and cash equivalents at end of year	$52,730	$161,788

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$234,189	$206,779

Supplemental disclosure of non-cash financing activities:
Initial recognitions of operating right-of-use assets and lease liabilities	$1,238,878
Conversions of accounts payable and notes payable into members’ equity	$12,550,000
PPP loan forgivenesses	$-	$850,400

The accompanying notes are an integral part of these audited consolidated financial statements.

F-23

JP Outfitters, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

1. Organization and Nature of Business

JP Outfitters, LLC (“JPOL”) was a Delaware Limited Liability Company incorporated on May 2, 2019. JPOL was established for the purpose of acquiring certain assets formerly owned by the J Peterman Company, LLC. JPOL was converted into a Delaware corporation, JP Outfitters, Inc. (“JPO” or the “Company”), on December 31, 2022. The Company is wholly-owned by Santai Global Asset Management Limited (“Santai”), an entity based in Hong Kong. The Company’s authorized capital stock consists of 90,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon conversion, Santai became the 100% owner of JPO and 15,000,000 shares of common stock were issued to Santai.

The Company is a collection of purpose-led, lifestyle brands offering apparel and accessories for men and women through its two complementary brands, J Peterman and Territory Ahead. See Note 14 Subsequent Events for more information related to the exit from the Company’s Guideboat brand. The Company’s products are available to customers online through Company-owned websites and through the use of third parties that provide logistics and fulfillment services. JPO has a wholly owned subsidiary, TA Outfitters, LLC (“TAO”), a Delaware Limited Liability Company formed December 2019. TAO commenced operations in May 2020.

2. Going Concern Considerations and Management’s Plans

The Company has sustained recurring losses, negative cash flows from operations, and working capital deficits, which during 2022 and 2021 were impacted by the current macroeconomic environment and the COVID-19 pandemic. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, before consideration of management’s plans.

Management performed an evaluation of the significance of these conditions and events in relation to the entity’s ability to meet its obligations. Based on this evaluation, management implemented a plan that alleviated substantial doubt about the entity’s ability to continue as a going concern.

Management has taken several actions to ensure that the Company will continue as a going concern through twelve months from the date that these consolidated financial statements are issued. Management has worked with its vendor to extend its payment terms and have a committed equity infusion. Further, in April 2023, Santai and the Company’s primary vendor have executed agreements of financial support whereby Santai will lend the Company additional funds up to $2 million and the Company’s primary vendor will extend up to $7.5 million in additional credit towards the purchase of inventory.

In addition, management intends to implement cost-cutting measures and pursue strategies to reduce inventory levels through targeted sales.

Management believes that these actions will enable the Company to continue as a going concern within twelve months after the date these consolidated financial statements are issued.

F-24

3. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, TAO. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Enterprise Wide Disclosure

The Company’s chief operating decision-makers (i.e. chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company and its subsidiary offer apparel and accessories for men and women products in its online stores through its two complementary brands, J Peterman and Territory Ahead. See Note 14 Subsequent Events for more information related to exit from the Company’s Guideboat brand. The Company’s direct to consumer retail operating divisions are not geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments and reporting units are its three complementary brands, which are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on the criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

The following disaggregates revenues by brand.

	For the years ended
	December 31, 2022	December 31, 2021

J Peterman	$8,268,297	$9,198,741
Territory Ahead	16,089,405	15,776,778
Sub-total	24,357,702	24,975,519
Guideboat brand	1,779,638	3,721,194
Net revenue	$26,137,340	$28,696,713

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates and these could be material. Significant accounting estimates made in preparation of the consolidated financial statements include the estimation of allowance for doubtful accounts, the valuation of inventory, the useful lives and valuation of long-lived assets and goodwill. Actual results could differ from those estimates and such differences could be material due to the inherent uncertainties in making estimates.

Fair Value Measurements

The Company follows ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 establishes a common definition of fair value to be applied when GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosures about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

F-25

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date;

Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3: Unobservable inputs for which little or no market data exists, and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Because of inherent uncertainties in the valuation of assets or liabilities for which there are no observable inputs, those estimated fair values may differ significantly from the values that may have been used had a ready market for the assets or liabilities existed.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has historically not experienced a loss related to these deposits.

Accounts Receivable

Accounts receivable consist primarily of receivables from an agent who collects the online payment from customers on the Company’s behalf. The receivables from the agent are paid within 2-3 days and are presented net of an allowance for estimated uncollectible amounts, if any. The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance. As of December 31, 2022, and 2021, there was no allowance for the doubtful accounts.

Merchandise Inventory

Inventories are valued at the lower of cost or net realizable value using the FIFO (first-in, first-out) method. The Company maintains a reserve for inventory based on estimated losses that result from inventory that becomes obsolete or for which the Company has excess inventory levels. In determining these estimates, the Company performs an analysis on current demand and usage for each inventory item over historical time periods. Based on that analysis, the Company reserves a percentage of the inventory amount within each time period based on historical demand and usage patterns of specific items in inventory. As of December 31, 2022 and 2021, reflected as reserves against inventory, are $660,000 and $908,000, respectively.

Property and Equipment, net

Property and equipment are stated at cost or at fair value if acquired in an asset acquisition or business combination less accumulated depreciation. Equipment acquired under capital lease is stated at the lesser of cost or the present value of minimum lease payments at the inception of the lease. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. The Company will periodically sell property and equipment that is no longer needed in the normal course of business.

The following table includes the estimated useful lives of certain of our asset classes:

Office equipment	5 years
Leasehold improvement	Shorter of the lease term or estimated useful life of the assets
Software	5 years

F-26

Goodwill

The Company’s policy is to test goodwill for impairment annually on October 1, going forward, at the entity level whenever one or more events occur or circumstances indicate a potential impairment exists. Circumstances that could require an impairment assessment include, but are not limited to, (i) a significant adverse change in legal factors or business climate, (ii) the emergence of increased competition, (iii) an adverse action or assessment by a governmental agency or regulator, or (iv) overall financial performance such as negative or declining cash flows.

When evaluating whether goodwill is impaired, the Company compares the fair value of the entity to its carrying amount, including goodwill. The fair value of the entity is estimated using various valuation techniques, including the discounted value of estimated future cash flows (an income approach). Assumptions regarding future cash flows and growth rates are based on the annual operating budget and long-term plans for each reporting unit and discount rate assumptions are based on an assessment of the risk inherent in the respective reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss represents the excess of the carrying amount of the entity over its fair value and cannot exceed the entity’s carrying amount of goodwill. As of December 31, 2022 and 2021, there was no impairment of goodwill.

Intangible Assets, net

Purchased intangible assets are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over the Company’s best estimate of its useful life as follows:

Categories	Useful life
Territory Ahead Intellectual Property (“TAIP”)	15 years

The Company amortized the intangible assets using the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up in accordance with ASC Topic 350 “Intangibles - Goodwill and Other.”

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2022 and 2021, there was no impairment of intangible assets.

Long-Lived Assets

The Company periodically reviews long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value. No events have occurred which indicate the carrying amount of the Company’s long-lived assets may not be recoverable. As of December 31, 2022 and 2021, there was no impairment of long-lived assets.

F-27

Leases

The Company accounts for its leases in accordance with ASU No. 2016-02, Leases (Topic 842). The Company determines if a long-term contractual obligation is a lease at inception. The Company’s leases include options to extend, renew, or terminate the lease. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The Company records its lease liabilities at the present value of the lease payments not yet paid, discounted at the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term. As the Company’s lease does not provide an implicit interest rate, the Company uses an incremental borrowing rate based on the information available at commencement date for a term commensurate with the lease in determining the present value of lease payments.

The Company recognizes operating lease cost over the estimated term of the lease, which includes options to extend lease terms that are reasonably certain of being exercised, starting when possession of the property is taken from the landlord. When a lease contains a predetermined fixed escalation of the fixed rent, the Company recognizes the related operating lease cost on a straight-line basis over the lease term.

Deferred revenue

Deferred revenue represents outstanding obligations due to customers, which include customer deposits pending for shipment, gift cards, and credit voucher.

Advertising and Marketing Expenses

Advertising and Marketing expenses are expensed as incurred. During the years ended December 31, 2022 and 2021, the Company incurred advertising and marketing expenses of approximately $8.6 million and $9.6 million, respectively.

Revenue Recognition

The Company follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle underlying the revenue recognition of this ASU allows the Company to recognize - revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of substantially collection.

F-28

The Company’s revenues primarily include online merchandise sales. The Company has elected to treat shipping and handling as fulfillment activities and not a separate performance obligation. Accordingly, the Company recognizes revenue at a point in time for its single performance obligation related to online sales at the time control of the merchandise passes to the customer, which is generally at the time of shipment, net of discounts and estimated returns. The Company records an allowance for estimated merchandise returns based on historical return patterns and various other assumptions that management believes to be reasonable. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities.

The Company defers its revenue when payments are received in advance of performance for unsatisfied obligations related to customer deposits, gift cards, and credit vouchers.

Cost of Goods Sold

Cost of goods sold mainly consists of cost of merchandise, net of purchase discounts, credit card fees, inbound and outbound shipping costs, and royalties on brand licenses.

Income Taxes

Prior to JPOL’s conversion to a C Corporation, it was a limited liability company which was taxed as a partnership. As such the JPOL’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements. The Company provided the pro-forma income tax disclosures presented in the accompanying statements of operations for the years ended December 31, 2022, and 2021 to illustrate what the Company’s net loss would have been had the entity been treated as a corporation during each period.

The conversion from JPOL to JPO was completed on December 31, 2022, using the “statutory conversion” method under Section 265 of the Delaware General Corporation Law. Pursuant to Revenue Ruling 2004-59, in the event of a “statutory conversion”, the below are assumed to have happened: all of the assets and liabilities of the limited liability are transferred to the newly organized corporation in exchange for all of its outstanding stock (and the assumption of the liabilities), followed by the limited liability company’s distribution of the shares to its members in complete liquidation of the limited liability company. Under this approach, Santai became the 100% stockholder of JPO due to the large negative balance in BCP, LLC’s (the then 25% member) capital account prior to the conversion, in accordance with the second amended and restated operating agreement of JPOL, which specifies that JPOL liquidates in accordance with the capital account balances. Upon the consummation of the reorganization (from a Delaware limited liability company into a Delaware corporation) on December 31, 2022, JPO will be taxed a “C” Corporation.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities based on the differences between the financial statements and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that the Company would be able to realize our deferred tax assets in the future more than their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

F-29

In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on an evaluation of the Company’s tax positions, management believes all positions taken would more likely than not be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the years ended December 31, 2022, or 2021. The Company’s federal and state tax returns are potentially open to examinations generally three years after the tax returns are filed. The Company periodically evaluates whether its uncertain tax positions require recognition or disclosure in the financial statements.

Recently Issued and Adopted Accounting Standards

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which updates the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact ASU 2019-05 may have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2021. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. ASU 2019-12 is effective for the Company for annual and interim reporting periods beginning January 1, 2022, as the Company is qualified as an emerging growth company. The adoption of this standard on January 1, 2022, did not have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements to Subtopic 205-10, presentation of financial statements”. The amendments in this Update improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of the codification. That reduces the likelihood that the disclosure requirement would be missed. The amendments also clarify guidance so that an entity can apply the guidance more consistently. ASU 2020-10 is effective for the Company for annual and interim reporting periods beginning January 1, 2022. The adoption of this standard on January 1, 2022, did not have a material impact on its consolidated financial statements.

F-30

In September 2022, the FASB issued ASU 2022-04, “Liabilities – Supplier Finance Programs (Subtopic 405-50)” (“ASU 2022-04”), which is intended to enhance transparency with supplier finance programs. ASU 2022-04 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Adoption is applied on a retrospective approach. The Company is currently evaluating the adoption date and impact, if any, adoption will have on its financial position and results of operations.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

4.	Property and Equipment, net

Property and equipment, net consist of the following as of:

	December 31, 2022	December 31, 2021
Office equipment	$196,016	$128,034
Leasehold improvement	113,750	28,363
Software	319,309	279,409
Construction in progress	16,421	53,217
Subtotal	645,496	489,023
Less: accumulated depreciation and amortization	(232,472)	(96,090)
Total	$413,024	$392,933

Depreciation expense for property and equipment for the years ended December 31, 2022, and 2021 was $136,381 and $79,319, respectively. Substantially all depreciation expenses were included within selling, general and administrative expenses for the years ended December 31, 2022, and 2021 respectively.

5. Intangible assets, net

Intangible assets, net consist of the following as of:

	December 31, 2022	December 31, 2021

Territory Ahead Intellectual Property	$5,000,000	$5,000,000
Less: Accumulated amortization	(888,889)	(555,556)
Total intangible assets, net	$4,111,111	$4,444,444

Territory Ahead intellectual property was purchased in the year ended December 31, 2020. Amortization expense for intangible assets for the years ended December 31, 2022, and 2021 was $333,333 and $333,334, respectively. Substantially all amortization expenses were included within selling, general and administrative expenses for the years ended December 31, 2022, and 2021 respectively.

Future amortization of intangibles, assuming no future impairment changes, is as follows:

Amortization
expenses
Year ending December 31, 2023	$333,333
Year ending December 31, 2024	333,333
Year ending December 31, 2025	333,333
Year ending December 31, 2026	333,333
Year ending December 31, 2027	333,333
Thereafter	2,444,446
Total	$4,111,111

F-31

6. Accrued Liabilities

Accrued liabilities consisted of the following as of:

	December 31, 2022	December 31, 2021
Accrued Returns Reserve Liability	$724,261	$721,878
Accrued payroll	159,145	105,421
Accrued interest	100,464	227,612
Accrued expenses	65,201	280,097
Accrued royalties	-	18,892
Total	$1,049,071	$1,353,900

7. Deferred revenue

Deferred revenue consisted of the following as of:

	December 31, 2022	December 31, 2021
Customer deposits	$309,018	$438,353
Gift cards	132,854	51,618
Credit vouchers	90,401	59,584
Total	$532,273	$549,555

8.	Debt

Line of credit

Line of credit consisted of the following as of:

Lender Name	Maturities	Interest Rate	Collateral/ Guarantee	December 31, 2022	December 31, 2021

Rosenthal & Rosenthal (1)	September 30, 2023	9.5%	Inventory	$5,067,095	$2,900,723

(1)	Asset based credit line with maximum credit facility of $7,500,000 and $4,000,000 as of December 31, 2022 and 2021, respectively.

F-32

Notes payable

Notes payable consisted of the following as of:

Lender Name	Maturities	Interest Rate	Collateral/ Guarantee	December 31, 2022	December 31, 2021

DAI Holding, Inc. (1)	April 15, 2024	N/A	TAIP	$2,535,346	$3,639,156
Santai Global Asset Management Limited(2)	June 30,2024	N/A	N/A	750,000	—
Asiamax Holdings Ltd. (3)(4)	June 30, 2022 (Extended to January 1, 2024)	6.0%	N/A	—	500,000
Sterling Apparel Limited (4)	May 31, 2021	8.0%	N/A	—	3,050,000
Total				3,285,346	7,189,156
Notes payable - current				—	(4,000,791)
Notes payable – non-current				$3,285,346	$3,188,365

(1) Note Payable to DAI Holding, Inc. is paid through an earnout based on a percentage of net product revenue. As of December 31, 2022, and 2021, $298,730 and $450,791, respectively, were earned and due in the subsequent quarter.

(2) Note Payable to majority owner Santai is due the sooner of June 30, 2024, or 30 days after JPO becomes listed on NASDAQ.

(3) In June 2019, JPOL was the maker of a promissory note (“PN”) of $500,000 originally payable to Asiamax Holdings Limited (“AHL”), a wholly owned subsidiary of Sterling Apparel Limited (“Sterling”), a Hong Kong registered company and the largest creditor of JPOL, as well as an apparel vendor to the brand J. Peterman starting in the early 1990’s. The PN was replaced in June 2021 by a Letter Agreement, an Amended PN, which was convertible into 75% equity of JPOL exercisable if certain conditions were not met.

In March 2022, the Amended PN was assigned by AHL to Santai an unrelated third party investor. The said assignment was completed on March 28, 2022, when Santai became the 75% owner of JPOL.

(4) 8% interest only applies to $875,000 of original note. In September 2022, through a novation agreement and capital contribution agreement dated September 28, 2022, and Santai, Sterling and JPOL $3,050,000 in JPOL’s indebtedness to Sterling was transferred to Santai and Santai subsequently converted the $3,050,000 note and the previously assigned $500,000 note from AsiaMax to Santai into equity of JPOL.

PPP Loan Forgiven

The Company received two fundings through the Small Business Administration (“SBA”) in the amount of $425,200, each, pursuant to the PPP loan under Division A, Title I of the CARES Act, which was enacted March 27, 2020, by the United States Federal Government. PPP loan amounts were provided to eligible businesses for amounts up to 2.5 times the average monthly payroll expenses. The loans and accrued interest were forgiven after a twenty-four-week covered period if the proceeds are used for eligible expenses which included payroll costs, benefits, rent and utilities, and the Company maintained its workforce. The amount of loan forgiveness was reduced if the borrower terminated employees or reduced salaries during the twenty-four-week period, as defined. The loans were fully forgiven in May of 2021 and December 2021.

9. Leases

As of December 31, 2022, and 2021, the Company has leased one warehouse facility which was classified as operating lease. This operating lease expired in June 2022. The Company entered into a new lease in April 2022 with the new lease term expiring in June 2027.

F-33

As of December 31, 2022, and 2021, the weighted-average remaining operating lease term was 4.5 years and 0.5 years, respectively, and the weighted-average discount rate was 7.5% and 7.5%, respectively, for operating leases recognized on the Company’s consolidated financial statements.

As of December 31, 2022, the maturities of lease liabilities based on the total minimum lease commitment amount including options to extend lease terms that are reasonably certain of being exercised are as follows:

Operating lease
payments
2023	$285,114
2024	293,323
2025	301,653
2026	310,103
2027	157,133
Total lease payments	1,347,326
Less: discounts	(210,754)
Present value of lease liabilities	$1,136,572

Lease expenses recognized on the Company’s statements of operations for the years ended December 31, 2022, and 2021 are $238,345 and $155,797, respectively. Payments related to operating leases amounted to $222,903 and $142,106 during 2022 and 2021, respectively.

10. Commitments and Contingencies

From time to time, the Company is involved in various litigation matters and is subject to certain claims that arise in the normal course of business. In the opinion of management, none of these matters are expected to have a materially adverse effect on the Company’s financial position.

11. Related Party Transaction

In July 2021, the Company entered into a consulting agreement with a consulting firm then partially owned by Arnold Cohen, the Company’s principal executive officer. The agreement is for five (5) years and requires monthly payment for services rendered. For the years ended December 31, 2022, and 2021, the Company incurred $210,000 and $60,000 of such consulting fees, respectively, which is included in general and administrative expenses in the consolidated financial statements. The relationship between Arnold Cohen and the consulting firm has been severed as Mr. Cohen has renounced his ownership in such consulting firm in November 2022.

Since December 2013, Sam Chung, the Company’s Interim Chief Financial Officer, has served as the Chief Financial Officer and Chief Operations Officer of Sterling, the Company’s long-term vendor and largest creditor.

F-34

12. Income Taxes

For the years ended December 31, 2022, and 2021 pro forma income taxes (benefit) consisted of the following:

	2022	2021
Current (benefit):
Federal	$-	$-
State	-	-
Total current (benefit)	-	-
Less: Deferred (benefit):
Federal	$(1,189,207)	$(908,658)
State	(325,662)	(247,082)
Change in valuation allowance	1,514,869	1,155,740
Total deferred (benefit):	-	-
Total income tax (benefit):	$-	-

The difference between the income tax (benefit) for the years ended December 31, 2022, and 2021 and the expected income taxes based on the statutory tax rate applied to (loss) before income tax as follows:

	2022		2021
Loss before income taxes	$(5,674,362)		$(3,647,013)
Statutory tax rate	21%		21%
Federal tax	(1,191,616)	21.00%	(765,873)	21.00%
State taxes	(324,999)	5.73%	(208,883)	5.73%
PPP loan forgiveness	-		(227,312)	6.23%
Non-deductible expenses	3,066	(0.05)%	45,562	(1.25)%
Other	(1,320)	(0.02)%	744	(0.02)%
Valuation allowance	1,514,869	(26.70)%	1,155,740	(31.69)%
Total income tax (benefit):	$-		$-

At December 31, 2022 and 2021, the components of deferred tax assets and liabilities were as follows:

	2022	2021
Deferred tax assets
Net Operating Loss	$2,733,264	$1,206,207
Depreciation	10,817	-
Total deferred tax assets	2,744,081	1,206,207

Deferred tax liabilities
Goodwill	(73,472)	(36,736)
Depreciation	-	(13,731)
Total deferred tax liabilities	(73,472)	(50,467)
Valuation allowance	(2,670,609)	(1,155,740)
Net deferred tax asset	$-	$-

The Company regularly assesses its ability to realize deferred tax assets based on available evidence. In the event the Company’s position changes, the Company will change its position on the need for a valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company believes based on current facts and circumstances, it is more likely than not, the deferred tax assets will not be realized. Accordingly, for the year ended December 31, 2022, and 2021, the Company has provided a full valuation allowance against the net deferred tax assets. The net change in the valuation allowance for the year ended December 31, 2022 and December 31, 2021 was an increase of approximately $1.5 million and $1.3 million, respectively, due primarily to net losses incurred during the year.

F-35

As of December 31, 2022 and December 31, 2021, the Company had pro forma net operating loss carryforwards of approximately $9.3 million and $3.6 million, respectively, which will begin to expire in 2039.

Congress passed the Inflation Reduction Act in August 2022. The Company does not anticipate any impact to its income tax provision as a result of the new legislation.

13. Risks and Uncertainties

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act” was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payment, rent operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

The Company continues to examine the impact that the CARES Act may have on the business. The CARES Act had minimal impact on the Company for the years ended December 31, 2022, and 2021.

The Company received $425,200 in its first PPP Loan in April 2020 (forgiven in May 2021) and another $425,200 in its second PPP Loan in May of 2021 (forgiven in December 2021).

Inflation

The Company might experience inflation related to its purchase of certain products that the Company needs to operate its business. This price volatility could potentially have a material impact on the Company’s financial condition and/or its results of operations. In order to mitigate price volatility, the Company monitors price fluctuations and may adjust its prices accordingly, however, the Company’s ability to recover higher costs through increased pricing may be limited by the competitive environment in which the Company operates.

14. Subsequent Events

On January 30, 2023, and March 15, 2023, the Company entered into a second and third non-interest bearing note payable with Santai for $500,000 each. The Notes Payable are due on or before (i) 30 days after JPO becomes listed on the NASDAQ or (ii) June 30, 2024.

The Guideboat license agreement expired on December 31, 2022 and as permitted under the agreement, the Company had 90 days to sell off inventory after expiration of the license. As of March 31, 2023, the Company had completed the exit from the Guideboat brand.

The Company’s management has evaluated subsequent events through the date the financial statements are issued and except for as noted above, believes there are no other items requiring disclosure.

F-36

Up to 2,400,000 Shares of Common Stock

PROSPECTUS

Aegis Capital Corp.

, 2023

Until and including               , 2023 (25 days after the date of this prospectus), all dealers effecting transactions in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

[Alternate Page for Resale Prospectus]

PRELIMINARY PROSPECTUS	Subject to Completion	November 8, 2023

1,750,000 Shares of Common Stock

This prospectus relates to the resale of 1,750,000 shares of our common stock, par value $0.0001 per share, of JP Outfitters, Inc. that may be sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

Currently, no public market exists for our common stock. We have applied to list our common stock on the Nasdaq Stock Market, or Nasdaq, under the symbol “JPO”. No sales of the shares covered by this prospectus shall occur until the common stock sold in our initial public offering begin trading on Nasdaq. It is a condition to the closing of this offering that our common stock qualify for listing on Nasdaq. There can be no assurance that we will be able to meet Nasdaq’s initial listing requirements or that we will otherwise be approved for listing.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” in the Public Offering Prospectus for additional information.

No sales of the shares covered by the Resale Prospectus shall occur until the Ordinary Shares sold in our initial public offering begin trading on The Nasdaq Capital Market. Thereafter, these sales will occur at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 14 of the Public Offering Prospectus for a discussion of information that should be considered before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023.

THE OFFERING

Common stock offered by the selling stockholders:	This prospectus relates to 1,750,000 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus.

Shares outstanding after this offering:	17,400,000 shares of our common stock assuming the issuance by us of 2,400,000 shares of common stock pursuant to the Public Offering Prospectus filed contemporaneously herewith.

Use of proceeds:	We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14.

Trading market and symbol:	We have applied to list our common stock on the Nasdaq Stock Market under the symbol “JPO.” There can be no assurance that we will be able to meet Nasdaq’s initial listing requirements or that we will otherwise be approved for listing.

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Table of Contents

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those issued to such selling stockholders in private placements as described in “Certain Relationships and Related Party Transactions.”

We are registering the shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. None of the selling stockholders have had any material relationship with us within the past three years. Based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock by each of the selling stockholders. The second column lists the number of shares of our common stock beneficially owned by each selling stockholder.

The third column lists the shares of our common stock being offered by this prospectus by the selling stockholders.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Offered	Shares Beneficially Owned After this Offering
	Number	Percentage (1)	Number	Number	Percentage
Dennis Siu (2) (4)	750,000	5.00%	750,000	—	—
Alice Wong (3)(4)	1,000,000	6.67%	1,000,000	—	—
Total	1,750,000		1,750,000

(1)	Based on 15,000,000 shares of Common Stock issued and outstanding immediately prior to the offering and not including any shares of common stock issued pursuant to the Company’s initial public offering.

(2)	The address of Dennis Siu is 7A, Tower 12, Mount Pavilla, 663 Clear Water Bay Road, Kowloon, Hong Kong. On October 19, 2023, Santai sold 750,000 of its shares of the Company to Dennis Siu, Alice Wong’s son, for $3,000,000, consisting of $300,000 cash and a $2,700,000 promissory note payable to Santai.

(3)	The address of Alice Wong is 18 – 19/F, Win Plaza, 9 Sheung Hei Street, San Po Kong, Kowloon, Hong Kong. On October 19, 2023, Santai sold 1,000,000 of its shares of the Company to Alice Wong, the CEO of Sterling, for $4,000,000, consisting of $400,000 cash and a $3,600,000 promissory note payable to Santai.

(4)	Dennis Siu is Alice Wong’s adult son. Alice Wong and Dennis Siu disclaim beneficial ownership of each other’s shares of common stock of JPO.

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PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. No sales of the shares covered by the Resale Prospectus shall occur until the Ordinary Shares sold in our initial public offering begin trading on The Nasdaq Capital Market. Thereafter, these sales will occur at market prices prevailing at the time of sale or at privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker- dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We will pay certain fees and expenses incurred by us incident to the registration of the securities. We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Pursuant to certain “lock-up” agreements, our executive officers, directors and holders of ten percent (10%) or more of our common stock and securities exercisable for or convertible into our common stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to and will not cause or direct any of its affiliates to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into, or announce the intention to enter into, any swap, hedge or similar agreement or arrangement (including, without limitation, the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that transfers, is designed to transfer or reasonably could be expected to transfer (whether by the stockholder or someone other than the stockholder) that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Aegis Capital Corp. (“Aegis”), for a period of 180 days from the closing of this offering.

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LEGAL MATTERS

The validity of the common stock covered by this prospectus will be passed upon by Kaufman & Canoles, P.C., Richmond, Virginia.

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1,750,000 Shares of Common Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an itemization of the total expenses, excluding underwriting discounts in connection with the offer and sale of the securities offered by us and the Selling Stockholders. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$2,765
FINRA filing fee	3,500
Exchange listing fee	75,000
Printing and engraving expenses	30,000
Legal fees and expenses	475,000
Accounting fees and expenses	100,000
Transfer agent and registrar fees	2,000
Miscellaneous expenses	50,000
Total	$738,265

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will permit indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the DGCL.

We will enter into indemnification agreements with our directors and officers, whereby we will agree to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of JP Outfitters, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of JP Outfitters, Inc. At present, there is no pending litigation or proceeding involving executive officers of JP Outfitters, LLC regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We plan to maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 15. Recent Sale of Unregistered Securities

II-1

Item 16. Exhibits and Financial Statement Schedules.

Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1	Certificate of Incorporation of Registrant
3.2	Bylaws of Registrant
4.5	Form of Underwriter’s Warrant
5.1*	Legal Opinion of Kaufman & Canoles, P.C.
10.1	Consulting Agreement between the Company and KCP Advisory Group LLC dated June 11, 2019
10.2	Consulting Agreement between the Company and Windham Brannon, P.C. dated March 3, 2021
10.3	Consulting Agreement between the Company and DTC dated July 31, 2021
10.4	License Agreement between the Company and Asiamax Holdings Ltd. dated May 30, 2019
10.5	Merchandise License Agreement between the Company and Guide Boat Acquisition, LLC dated July 1, 2019
10.6	Asset Purchase Agreement by and between TA Outfitters, LLC and Craig Jalbert dated February 12, 2020
10.7	Secured Promissory Note payable to the order of Craig Jalbert dated February 12, 2020
10.8	Domain Name And Social Media Assignment by and between the Company and Craig Jalbert dated February 12, 2020
10.9	Intellectual Property Assignment by and between the Company and Craig Jalbert dated February 12, 2020
10.10	U.S. Trademark Assignment by and between the Company and Craig Jalbert dated February 12, 2020
10.11	Trademark Assignment by and between the Company and Craig Jalbert dated February 12, 2020
10.12	5345 Creek Road Industrial Building Lease dated March 31, 2022
10.13	5481 Creek Road Industrial Building Lease dated March 31, 2022
10.14	Convertible Note Agreement by and between JP Outfitters, LLC and AsiaMax Holdings Ltd. dated July 12, 2019
10.15	Amended and Restated Promissory Note by and between the Company and AsiaMax Holdings Limited dated June 10, 2021
10.16	Warrant dated June 10, 2021 issued by the Company to Asiamax Holdings Ltd.
10.17	Assignment of Promissory Note and Warrant by and between AsiaMax Holdings Limited and Santai Global Asset Management Limited dated March 29, 2022
10.18	Capital Contribution Acknowledgement and Consent (regarding capital contribution by Santai Global Asset Management Limited on September 14, 2022)
10.19	Agreement (regarding capital contribution by Santai Global Asset Management Limited on September 28, 2022)
10.20	Agreement (regarding capital contribution by Santai Global Asset Management Limited on November 29, 2022)
10.21	Financing Agreement dated June 11, 2019 (the line of credit with Rosenthal & Rosenthal, Inc.)
10.22	Letter Amendment dated September 9, 2022 (amendment of the line of credit with Rosenthal & Rosenthal, Inc. updating maximum credit to $4 million)
10.23	Letter Amendment dated March 29, 2022 (amendment of the line of credit with Rosenthal & Rosenthal, Inc. updating maximum credit to $5.75 million)
10.24	Letter Amendment dated April 25, 2022 (amendment of the line of credit with Rosenthal & Rosenthal, Inc. updating maximum credit to $5.5 million)
10.25	Letter Amendment dated July 7, 2022 and Exhibit A (amendment of the line of credit with Rosenthal & Rosenthal, Inc. updating maximum credit to $7.5 million)
10.26	Credit Agreement by and between the Company and Santai Global Asset Management Limited
10.27	Credit Agreement by and between the Company and Sterling Apparel Limited
10.28	Surrender and Asset Purchase Agreement dated May 31, 2019
10.29	Financing Agreement Joinder, Amendments and Waivers dated September 9, 2021
10.30	Assignment and Assumption of Trade Debt Obligations Agreement dated June 11, 2019
10.31	First Amendment to License Agreement entered into in July 2019
10.32	First Amendment to Amended and Restated Promissory Note effective as of June 30, 2022 by and between the Company and Santai Global Asset Management Company Limited.
10.33	Parent Guaranty dated February 12, 2020 by and between the Company and Craig Jalbert, as assignee of DAI Holding, LLC
10.34	Stock Purchase Agreement between Santai Global Asset Management Limited and AA Assets Limited effective January 1, 2023
10.35	Stock Transfer Agreement between Santai Global Asset Management Limited and Arnold Cohen dated April 20, 2023
10.36	Amended and restated Stock Transfer Agreement between Santai Global Asset Management Limited and AA Assets Limited effective May 31, 2023
10.37	Letter Agreement dated September 19, 2023 between Santai and the Company regarding the $2 million additional funding
10.38	Letter Agreement dated September 25, 2023 between Sterling and the Company regarding the $7.5 million additional credit
10.39	Agreement dated June 30, (regarding capital contribution by Santai on June 30, 2023)
10.40	Form of Note (regarding the notes issued before June 30, 2023)
10.41	Extension of the Financing Agreement to November 15, 2023
10.42	Form of Note (regarding the notes issued after June 30, 2023)
10.43	Form of Loan Agreement (regarding the notes issued before June 30, 2023)
10.44	Form of Loan Agreement (regarding the notes issued after June 30, 2023)
23.1**	Consent of Marcum LLP
23.2*	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)
23.3	Power of Attorney
107**	Filing Fees Exhibit

* To be filed by amendment

** filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blue Ash, State of Ohio, on the 8th day of November, 2023.

JP OUTFITTERS, INC.

By:	/s/ Arnold Cohen
Arnold Cohen
Principal Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arnold Cohen and Sam Chung, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arnold Cohen	Chief Executive Officer and Director	November 8, 2023
Arnold Cohen

/s/ Sam Chung	Interim Chief Financial Officer and Director	November 8, 2023
Sam Chung

/s/ Michael Choi	Director	November 8, 2023
Michael Choi

/s/ Gordon Tsang	Director	November 8, 2023
Gordon Tsang

/s/ Gilbert Lee	Director	November 8, 2023
Gilbert Lee

* By:	/s/ Arnold Cohen
Attorney-in-fact

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